PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 30, 2022)	Registration No. 333-259519

91,476,337 Shares of Class A Common Stock
____________________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 30, 2022 (as supplemented from time to time, the “Prospectus”), which forms a part of our Registration Statement on Post-Effective Amendment No. 1 to Form S-1 (Registration Statement No. 333-259519) filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2022 and declared effective by the SEC on March 30, 2022, with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2022 (the “Form 10-Q”). Accordingly, we have attached the Form 10-Q to this prospectus supplement.

The Prospectus relates to the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of: (i) 87,852,665 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (a) 79,746,980 shares of Class A Common Stock beneficially owned by certain former stockholders of A Place for Rover, Inc. (“Legacy Rover” and such shares, the “Legacy Rover Shares”), (b) up to 2,206,559 shares of Class A Common Stock beneficially owned by certain former stockholders of Legacy Rover, which have been issued or shall be issuable upon the achievement of certain trading price targets for our Class A Common Stock, (c) up to 2,461,626 shares of Class A Common Stock beneficially owned by Nebula Caravel Holdings, LLC, a Delaware corporation (the “Sponsor”), and certain affiliates of the Sponsor, 492,326 of which vest upon the achievement of certain trading price targets for our Class A Common Stock, and (d) 3,437,500 shares of Class A Common Stock issued to the Sponsor; (ii) 1,965,201 shares of Class A Common Stock purchased at Closing by a subscriber pursuant to a PIPE Subscription Agreement; (iii) 1,000,000 shares of Class A Common Stock purchased by Broad Bay at Closing pursuant to the Assignment and Assumption Agreement; and (iv) 658,471 shares of Class A Common Stock received by the Sponsor upon the cashless exercise of 2,574,164 Private Placement Warrants purchased by the Sponsor in connection with the Caravel IPO. Capitalized terms not defined in this prospectus supplement are defined in the Prospectus.

 This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ROVR.” On August 11, 2022, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $4.04 per share.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for the Prospectus and for future filings.
Investing in our Class A Common Stock involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 11 of the Prospectus as updated by the “Risk Factors” appearing on page 59 of our Quarterly Report on Form 10-Q filed on August 12, 2022.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 12, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM 10-Q
_________________________________
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2022
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission File Number: 001-39774
_________________________________
Rover Group, Inc.
_________________________________
(Exact name of registrant as specified in its charter)

Delaware	85-3147201
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

720 Olive Way, 19th Floor Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)
(888) 453-7889
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ROVR	The Nasdaq Global Market
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).     Yes  ☒   No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   Yes   ☐     No  ☒
The registrant had 182,781,527 shares outstanding of Class A Common Stock, par value $0.0001 per share, as of August 4, 2022.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q of Rover Group, Inc. (the “Company,” “Rover,” “we,” “us” or “our”) contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “possible,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “consider,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this report include, but are not limited to, statements about:

•the effects of the COVID-19 pandemic, including as a result of new strains or variants of the virus, and other geopolitical events like Russia’s invasion of Ukraine on customer demand and our business, key business metrics, operating results and financial condition, the travel industry, travel trends, and the global economy generally;
•general macroeconomic and geopolitical conditions, including other health-related events, political instability, sustained levels of increased inflation, rising interest rates, lower consumer confidence, changes in monetary and fiscal policy, significant foreign currency fluctuations, and geopolitical conflicts and economic downturns, and their impact on consumer spending patterns, demand for and pricing on our platform, and our business, operating results and financial condition;
•our expectations regarding our future operating and financial performance, including our bookings, gross booking value, average booking value, revenue and expenses;
•our ability to retain existing and acquire new pet parents and pet care providers;
•the strength of our network, effectiveness of our technology, and quality of the offerings provided through our platform;
•our opportunities and strategies for growth, including investments, acquisitions and international markets;
•our offering expansion initiatives and market acceptance thereof, and the effect of these investments on our results of operations;
•our ability to match pet parents with high quality and well-priced offerings;
•our assessment of and strategies to compete with our competitors;
•our assessment of our trust and safety practices;
•the success of our marketing strategies and investments;
•our ability to accurately and effectively use data and engage in predictive analytics;
•our ability to attract and retain talent and the effectiveness of our compensation strategies and leadership;
•seasonal fluctuations in bookings, gross bookings value, average booking value, revenue, marketing, operating expenses, net income (loss), and Adjusted EBITDA;
•our future capital requirements and sources and uses of cash;
•the sufficiency of our cash, cash equivalents, and investments to meet our liquidity needs;
•changes in applicable laws or regulations;
•our ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to our business both in the United States and internationally and our expectations regarding the effects of various existing and developing laws and restrictions that relate to our business;
•our ability to successfully defend, and the outcome of, any known and unknown litigation and regulatory proceedings;
•the increased expenses associated with being a public company;
•our ability to maintain and protect our brand;
•our ability to effectively manage our growth and maintain our corporate culture;

•our ability to maintain the security and availability of our platform;
•our current plans, considerations, expectations and determinations regarding future compensation programs; and
•other risks and uncertainties described under Part II. Item 1A of this report titled “Risk Factors.”

We caution you that the foregoing list does not contain all of the forward-looking statements made in this report.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this report primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Part II, Item 1A “Risk Factors.” and elsewhere in this report. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this report. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The forward-looking statements made in this report relate only to events as of the date on which the statements are made available. We undertake no obligation to update any forward-looking statements made in this report to reflect events or circumstances after the date of this report or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this report, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this report, and the documents that we reference in this report and have filed as exhibits to this report, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this report by these cautionary statements.

Risk Factors Summary

Our business is subject to numerous risks. The following is a summary of the principal risks we face that could materially adversely affect our business, operating results, financial condition and prospects, all of which are more fully described in the section titled “Risk Factors” in Part II, Item 1A of this report. This summary is not complete and the risks summarized below are not the only risks we face. You should review and consider carefully the risks and uncertainties described in more detail in the “Risk Factors” section, and should not rely upon the following as an exhaustive summary of the material risks facing our business.

Risks Related to our Business and Industry
•The COVID-19 pandemic has materially adversely impacted and may continue to materially adversely impact our business, operating results, and financial condition.
•Any further and continued decline or disruption in the travel and pet care services industries or an economic downturn resulting from current or future pandemics, sustained levels of increased inflation, rising interest rates, lower consumer confidence, geopolitical instability or economic uncertainty, could materially adversely affect our business, results of operations, and financial condition.
•We have incurred net losses in each year since inception and may not be able to achieve profitability.
•Our historic revenue growth rate has slowed over time, and may slow or reverse again in the future.
•Our Adjusted EBITDA may not continue to grow over time and may slow or reverse again in the future.

•Online marketplaces for pet care are still in relatively early stages of growth and if demand for them does not continue to grow or grows slower than expected our business, financial condition, and operating results could be materially adversely affected.
•Our marketing efforts to help grow the business may not be effective.
•If we fail to retain existing pet care providers and pet parents or attract new pet care providers and pet parents, or if pet care providers fail to provide high-quality offerings, or if pet parents fail to receive high-quality offerings, our business, operating results, and financial condition would be materially adversely affected.
•The success of our platform relies on our matching algorithms and other proprietary technology and any failure to operate and improve our algorithms or to develop other innovative proprietary technology effectively could materially adversely affect our business, financial condition, and operating results.
•The business and industry in which we participate are highly competitive and we may be unable to compete successfully with our current or future competitors.
•New offerings and initiatives can be costly and if we unsuccessfully pursue such offerings and initiatives, we may fail to grow and our business, operating results, financial condition and prospects would be materially adversely affected.
•Maintaining and enhancing our brand reputation is critical to our growth and negative publicity could damage the Rover brand.
•Actions by pet care providers or pet parents that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of our platform and materially adversely affect our reputation, ability to attract and retain pet care providers and pet parents, business, operating results and financial condition.
•We may experience significant fluctuations in our operating results and key business metrics, which make it difficult to forecast future results and could cause our stock price to decline.

Risks Related to Regulation and Taxes
•If pet care providers are reclassified as employees under applicable law or new laws are passed causing the reclassification of pet care providers as employees or otherwise adopting employment-like restrictions with regard to pet care providers who use our platform, our business would be materially adversely affected.
•Our business is subject to a variety of laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject us to claims or otherwise adversely affect our business, financial condition, or operating results.
•We are subject to regulatory inquiries, claims, lawsuits, investigations, various proceedings and other disputes and face potential liability and expenses for legal claims, which could materially adversely affect our business, operating results, and financial condition.
•Taxing authorities may successfully assert that we have not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes.

Risks Related to Privacy and Technology
•We have been subject to cybersecurity attacks in the past and anticipate being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation could interrupt our operations, harm our brand and reputation and adversely affect our business, financial condition, and operating results.
•Changes in laws or regulations relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other regulations relating to privacy, data protection or the protection or transfer of data relating to individuals, could adversely affect our business.
•Systems defects and failures and resulting interruptions in the availability of our website, mobile applications, or platform could adversely affect our business, financial condition and operating results.
•We rely on third-party payment service providers to process payments made by pet parents and payments made to pet care providers on our platform. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, operating results, and financial condition could be materially adversely affected.
•We rely on mobile operating systems and application marketplaces to make our applications available and if they modify their policies, or if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial results and operating results could be materially adversely affected.

Risks Related to Our Intellectual Property
•Failure to adequately protect our intellectual property could adversely affect our business, financial condition and operating results.
Risks Related to our Operations
•We depend on our highly skilled employees to grow and operate our business and if we are unable to hire, retain, manage and motivate our employees, or if our new employees do not perform as anticipated, we may not be able to grow effectively and our business, financial condition, and operating results could be materially adversely affected.
•Our support function is critical to the success of our platform and any failure to provide high-quality service could affect our ability to retain our existing pet care providers and pet parents and attract new ones.
•We may face difficulties as we expand our operations into new local markets in which we have limited or no prior operating experience.
•Our presence outside the United States and any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.
•The failure to successfully execute and integrate acquisitions could adversely affect our business, operating results and financial condition.
Risks Related to Our Financial Reporting and Disclosure
•Because we recognize revenue upon the start of a booked service and not at booking, upticks or downturns in bookings are not immediately reflected in our operating results.
•Our management has limited experience in operating a public company.
•We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting which could result in a misstatement of the accounts or disclosures in our financial statements, that would result in a material misstatement of our annual or interim financial statements that would not be prevented or detected or cause us to fail to meet our periodic reporting obligations.
•We may face litigation and other risks as a result of the material weakness in the internal controls of our financial reporting.
Risks Related to Ownership of Class A Common Stock
•The market price of our Class A Common Stock has been, and may continue to be, volatile and may decline.
•Insiders currently have and may continue to possess substantial influence over us, which could limit investors’ ability to affect the outcome of key transactions, including a change of control.
•Our stockholders will experience dilution in the future.

Part I - Financial Information
Item 1. Financial Statements
ROVER GROUP, INC.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$123,337	$278,904
Short-term investments	140,468	—
Accounts receivable, net	38,241	26,023
Prepaid expenses and other current assets	6,195	6,113
Total current assets	308,241	311,040
Property and equipment, net	19,981	20,874
Operating lease right-of-use assets	19,970	21,495
Intangible assets, net	7,912	4,469
Goodwill	37,119	33,159
Deferred tax asset, net	1,290	1,477
Long-term investments	24,633	4,292
Other noncurrent assets	276	348
Total assets	$419,422	$397,154
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,961	$5,043
Accrued compensation and related expenses	5,223	6,600
Accrued expenses and other current liabilities	3,757	3,021
Deferred revenue	12,352	3,077
Pet parent deposits	53,618	28,269
Pet care provider liabilities	3,979	10,894
Operating lease liabilities, current portion	2,314	2,433
Total current liabilities	87,204	59,337
Operating lease liabilities, net of current portion	23,606	25,198
Derivative warrant liabilities	—	19,943
Other noncurrent liabilities	1,627	84
Total liabilities	112,437	104,562
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000 shares authorized as of June 30, 2022 and December 31, 2021; no shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value, 990,000 shares authorized as of June 30, 2022 and December 31, 2021; 182,776 and 177,342 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	18	18
Additional paid-in capital	640,072	612,680
Accumulated other comprehensive (loss) income	(1,001)	220
Accumulated deficit	(332,104)	(320,326)
Total stockholders’ equity	306,985	292,592
Total liabilities and stockholders’ equity	$419,422	$397,154
The accompanying notes are an integral part of these condensed consolidated financial statements.

ROVER GROUP, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$43,371	$24,482	$71,195	$36,678
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	10,521	6,283	18,369	10,459
Operations and support	6,485	3,482	11,840	5,715
Marketing	11,027	4,462	18,358	7,128
Product development	6,647	5,086	13,280	9,554
General and administrative	11,477	5,732	23,017	12,368
Depreciation and amortization	1,175	1,849	2,871	3,699
Total costs and expenses	47,332	26,894	87,735	48,923
Loss from operations	(3,961)	(2,412)	(16,540)	(12,245)
Other income (expense), net:
Interest income	658	4	797	8
Interest expense	(24)	(703)	(42)	(1,400)
Change in fair value of derivative warrant liabilities	—	—	4,579	—
Other expense, net	(532)	(26)	(788)	(77)
Total other income (expense), net	102	(725)	4,546	(1,469)
Loss before income taxes	(3,859)	(3,137)	(11,994)	(13,714)
Benefit from income taxes	227	331	216	317
Net loss	$(3,632)	$(2,806)	$(11,778)	$(13,397)
Net loss per share attributable to common stockholders, basic and diluted	$(0.02)	$(0.09)	$(0.07)	$(0.43)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	181,730	31,333	180,707	31,438
The accompanying notes are an integral part of these condensed consolidated financial statements.

ROVER GROUP, INC.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(3,632)	$(2,806)	$(11,778)	$(13,397)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(164)	8	(225)	29
Unrealized loss on available-for-sale securities	(586)	—	(996)	—
Other comprehensive (loss) income	(750)	8	(1,221)	29
Comprehensive loss	$(4,382)	$(2,798)	$(12,999)	$(13,368)
The accompanying notes are an integral part of these condensed consolidated financial statements.

ROVER GROUP, INC.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(in thousands)
(unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2021	177,342	$18	$612,680	$220	$(320,326)	$292,592
Reclassification of derivative warrant liability and issuance of common stock from exercises of warrants	2,046	—	15,356	—	—	15,356
Exercise of stock options and issuance of common stock	2,442	—	2,353	—	—	2,353
Taxes paid related to settlement of equity awards	—	—	(393)	—	—	(393)
Stock-based compensation	—	—	4,447	—	—	4,447
Foreign currency translation adjustments	—	—	—	(61)	—	(61)
Unrealized loss on available-for-sale debt securities	—	—	—	(410)	—	(410)
Net loss	—	—	—	—	(8,146)	(8,146)
Balance as of March 31, 2022	181,830	18	634,443	(251)	(328,472)	305,738
Exercise of stock options and issuance of common stock	946	—	1,438			1,438
Taxes paid related to settlement of equity awards	—	—	(908)			(908)
Stock-based compensation	—	—	5,099			5,099
Foreign currency translation adjustments	—	—	—	(164)	—	(164)
Unrealized loss on available-for-sale debt securities	—	—	—	(586)	—	(586)
Net loss	—	—	—	—	(3,632)	(3,632)
Balance as of Balance as of June 30, 2022	182,776	$18	$640,072	$(1,001)	$(332,104)	$306,985

ROVER GROUP, INC.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(in thousands)
(unaudited)

	Redeemable Convertible Preferred Stock(1)		Common Stock(1)		Additional Paid-In Capital1)	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	90,814	$290,427	30,398	$3	$53,909	$253	$(256,277)	$(202,112)
Issuance of common stock from exercises of stock options	—	—	470	—	666	—	—	666
Stock-based compensation	—	—	—	—	1,001	—	—	1,001
Foreign currency translation adjustments	—	—	—	—	—	21	—	21
Net loss	—	—	—	—	—	—	(10,591)	(10,591)
Balance as of March 31, 2021	90,814	290,427	30,868	3	55,576	274	(266,868)	(211,015)
Issuance of common stock from exercises of stock options	—	—	392	—	816	—	—	816
Issuance of common stock from net exercises of warrants	—	—	331	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,147	—	—	1,147
Foreign currency translation adjustments	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	(2,806)	(2,806)
Balance as of June 30, 2021	90,814	$290,427	31,591	$3	$57,539	$282	$(269,674)	$(211,850)
(1) The shares of the Company's common and redeemable convertible preferred stock, prior to the Merger, have been retroactively restated as shares reflecting the exchange ratio of approximately 1.0379 established in the Merger described in Note 1.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ROVER GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(11,778)	$(13,397)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	9,144	2,148
Depreciation and amortization	6,325	7,177
Non-cash operating lease costs	1,502	950
Change in fair value of derivative warrant liabilities	(4,579)	—
Net accretion of investment discounts	(76)	—
Amortization of debt issuance costs	—	238
Deferred income taxes	(246)	(329)
Loss on disposal of property and equipment	16	10
Changes in operating assets and liabilities:
Accounts receivable	(12,168)	(9,188)
Prepaid expenses and other current assets	28	712
Other noncurrent assets	14	38
Accounts payable	636	1,512
Accrued expenses and other current liabilities	(1,277)	980
Deferred revenue and pet parent deposits	34,540	33,321
Pet care provider liabilities	(6,915)	2,540
Operating lease liabilities	(1,687)	(1,057)
Other noncurrent liabilities	131	111
Net cash provided by operating activities	13,610	25,766
INVESTING ACTIVITIES
Purchases of property and equipment	(389)	(393)
Capitalization of internal-use software	(3,727)	(2,988)
Proceeds from disposal of property and equipment	—	19
Acquisition of businesses, net of cash acquired	(5,711)	—
Purchases of available-for-sale securities	(174,328)	—
Maturities of available-for-sale securities	12,600	—
Net cash used in investing activities	(171,555)	(3,362)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and issuance of common stock	3,791	1,482
Redemption of stock warrants	(7)	—
Taxes paid related to settlement of equity awards	(1,301)	—
Payment of deferred transaction costs related to reverse recapitalization	—	(1,352)
Net cash provided by financing activities	2,483	130
Effect of exchange rate changes on cash and cash equivalents	(105)	4
Net (decrease) increase in cash and cash equivalents	(155,567)	22,538
Cash and cash equivalents, beginning of period	278,904	80,848
Cash and cash equivalents, end of period	$123,337	$103,386
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$45	$7
Cash paid for interest	7	1,138
NON-CASH INVESTING AND FINANCING ACTIVITIES
Reclassification of certain derivative warrant liabilities to equity upon exercise	$15,356	$—
Deferred transaction costs included in accrued expenses and other current liabilities	—	3,430
Recognition of indemnity holdback liabilities upon acquisition of businesses	1,563	—
Stock-based compensation capitalized to internal-use software	402	—
The accompanying notes are an integral part of these condensed consolidated financial statements.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

1. Organization and Description of Business
Rover Group, Inc. (formerly known as Nebula Caravel Acquisition Corp.) and its wholly owned subsidiaries (collectively the “Company”) is headquartered in Seattle, Washington, with offices in Spokane, Washington and internationally in Barcelona, Spain. The Company has also hired employees for a possible second operations center in San Antonio, Texas. The Company provides an online marketplace and other related tools, support and services that pet parents and pet care providers can use to find, communicate with, and interact with each other.
On July 30, 2021 (the “Closing Date” or “Closing”), Nebula Caravel Acquisition Corp. (“Caravel”) consummated the previously announced merger pursuant to a Business Combination Agreement and Plan of Merger, dated February 10, 2021 (the “Business Combination Agreement”), by and between Caravel, Fetch Merger Sub, Inc., a wholly owned subsidiary of Caravel (“Merger Sub”), and A Place for Rover, Inc. (“Legacy Rover”). Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Legacy Rover, with Legacy Rover continuing as the surviving entity and as a wholly owned subsidiary of Caravel (together with the other transactions described in the Business Combination Agreement, the “Merger”). On the Closing Date, Caravel changed its name from Nebula Caravel Acquisition Corp. to “Rover Group, Inc.” See Note 3—Reverse Recapitalization for additional information.
Impact of COVID-19
The ongoing COVID-19 pandemic continues to impact communities globally, including in the markets the Company serves in the United States, Canada and Europe, which in turn impacts our business. Although the Company has seen signs of demand improving as COVID-19 case counts trended down, particularly compared to the first year of the pandemic, demand levels continue to be negatively affected by the impact of variants and changes in case counts, especially with pet parents and pet care providers being infected with COVID-19.
Although we believe that demand for pet care services offered through our platform will continue to rebound as people increasingly return to normalized travel and work activity, the impact of the COVID-19 pandemic, including new variants or sub-variants or changed travel and work behaviors resulting from the pandemic, has continued to affect the Company’s financial results in 2022 and may do so for some time. The extent to which the pandemic continues to impact our business, operating results and financial position will depend on future developments, which are highly uncertain, difficult to predict and beyond the Company’s knowledge and control, including but not limited to the duration, severity and spread of new variants, the actions to contain the virus or treat its impact, the extent of the business disruption and financial impacts, and how quickly and to what extent normal economic and operating conditions can resume.
Liquidity
On July 30, 2021, the Company completed the Merger and received net proceeds of $235.6 million, net of transaction costs of $32.7 million. See Note 3—Reverse Recapitalization for additional information.
The Company has incurred losses from operations and had an accumulated deficit of $332.1 million as of June 30, 2022. The Company has primarily funded its operations with proceeds from the issuance of redeemable convertible preferred stock, common stock and other equity transactions, proceeds from the Merger, and debt borrowings. As the Company continues to invest in expansion activities, management expects operating losses could continue in the foreseeable future. Management believes that the Company’s current cash and cash equivalents will be sufficient to fund its operations for at least the next 12 months from the issuance of these condensed consolidated financial statements.
The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of its near and long-term future capital requirements that will depend on many factors. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than it currently expects. The Company may be required to seek additional equity or debt financing. If additional financing is required from outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
2. Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The condensed consolidated financial statements and accompanying notes include the accounts of the Company and its wholly owned subsidiaries, after elimination of all intercompany balances and transactions. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and the requirements of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2021. The information as of December 31, 2021 included in the condensed consolidated balance sheets was derived from those audited financial statements.
For periods prior to the Merger, the reported share and per share amounts have been retroactively converted by the applicable exchange ratio with the exception of the authorized shares and shares reserved for issuance. See Note 3—Reverse Recapitalization for more information.
The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial information. The condensed consolidated results of operations for the six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any other future annual or interim period.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated balance sheet and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions, include, but are not limited to, the capitalization and estimated useful life of the Company’s internal-use software development costs, the assumptions used in the valuation of common stock prior to the reverse recapitalization, the assumptions used in the valuation of leases, and stock-based compensation expense. These estimates and assumptions are based on information available as of the date of the condensed consolidated financial statements; therefore, actual results could differ from management’s estimates. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Segment Information
The Company has one operating segment and one reportable segment. As the Company’s chief operating decision maker, the chief executive officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Substantially all long-lived assets are located in the United States and substantially all revenue is attributed to fees from pet parents and pet care providers based in the United States.
Foreign Currencies
Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency, including U.S. dollars. Gains and losses on those foreign currency transactions are included in determining net loss for the period of exchange and are recorded in other income (expense), net in the condensed consolidated statements of operations. The net effect of foreign currency losses was $0.5 million and $0.8 million for the three and six months ended June 30, 2022, respectively, and was not material during the three and six months ended June 30, 2021.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
Certain Significant Risks and Uncertainties
The Company is subject to certain risks and challenges associated with other companies at a similar stage of development, including risks associated with: dependence on key personnel; marketing; adaptation to changing market dynamics and customer preferences; and potential competition including from larger companies that may have greater name recognition, longer operating histories, more and better established customer relationships and greater resources than the Company.
The Company’s ability to provide a reliable platform largely depends on the efficient and consistent operation of its computer information systems and those of its third-party service providers. Any significant interruptions could harm the Company’s business and reputation and result in a loss of business. Further, there has been evidence that the Company has been the subject of cyber-attacks, and it is possible that it will be subject to similar attacks in the future. These attacks may be primarily aimed at interrupting the Company’s business, exposing it to financial losses, or exploiting information security vulnerabilities. To management’s knowledge, no prior attacks or breaches have, individually, or in the aggregate, resulted in any material liability to the Company, or any material disruption to the Company’s business.
Concentrations of Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, investments and accounts receivable. The Company maintains cash balances that may exceed the insured limits set by the Federal Deposit Insurance Corporation. The Company reduces credit risk by placing cash and investment balances with major financial institutions that management assesses to be of high-credit quality and also limits purchases of debt securities to investment-grade securities.
For the three and six months ended June 30, 2022 and 2021, no individual pet care provider, pet parent, or affiliate represented 10% or more of the Company’s revenue. As of June 30, 2022 and December 31, 2021, accounts receivable was $38.2 million and $26.0 million, respectively, and was comprised primarily of amounts due from payment processors who collected payment from pet parents on behalf of the Company. Accounts receivable settle relatively quickly, and the Company’s historical experience of losses has not been significant.
Revenue Recognition
Marketplace Platform Revenue
The Company operates an online marketplace that provides a platform for pet parents and pet care providers to communicate and arrange for pet services. The Company derives its revenue principally from pet parents’ and pet care providers’ use of the Company’s platform and related services that enable pet care providers to offer, book, and fulfill pet services.
The Company enters into terms of service with pet care providers and pet parents who wish to use the Company’s platform. The terms of service define the rights and responsibilities of pet care providers and pet parents when using the Company’s platform as well as general payment terms. The Company charges a fixed percentage service fee for each arrangement of pet services between the pet parent and the pet care provider on the Company’s platform (a booking). The fixed percentage service fees are established at the time a pet parent or pet care provider joined the platform and do not vary based on the volume of transactions. A booking defines the explicit fee from which the Company earns its fixed percentage service fee. The creation of a booking combined with the terms of service establish enforceable rights and obligations for the transaction. A contract exists between the pet care provider and the Company upon the creation of a booking and after the pet care providers’ cancellation period has lapsed. Pet parents are considered the Company’s customers to the extent that they pay a fixed percentage fee to the Company for the booking. Similarly, a contract exists between the pet parent and the Company upon the creation of a booking and after the pet care providers’ cancellation period has lapsed. Pet parents pay for services at the time of booking.
The Company considers the facilitation of the connection between pet care provider and pet parent to be the promise in the contracts. This is consistent with the terms of service, as well as the substance of what a pet care provider or pet parent is expecting from the use of the Company’s platform. While customers have access to the use of the platform, customer support, and other activities, these activities are not considered distinct from each other in the context of the overall arrangement, which is the facilitation of a connection between a pet care provider and a pet parent. As such, the Company has determined that its sole performance obligation is to facilitate a connection between pet care providers and pet parents through its platform. The Company’s performance obligation is satisfied at a point-in-time when the connection has been completed, which is when the pet care provider and pet parent have completed a booking, any related cancellation period has lapsed, and the related

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
underlying pet services have begun. The Company derives revenue from pet care providers and pet parents primarily in the United States, as well as Canada, the United Kingdom and Western Europe.
From time to time, the Company issues credits or refunds to its pet parents or pet care providers as a result of customer satisfaction matters. Such amounts are and have historically been immaterial.
Judgment is required in determining whether the Company is the principal or agent in transactions with pet care providers and pet parents. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the service provided to the pet parent and is therefore the principal, or the Company arranges for other parties to provide the service to the pet parent and is therefore the agent. The Company has concluded it is the agent in transactions with pet care providers and pet parents because, among other factors, it is not responsible for the delivery of pet services provided by the pet care provider to the pet parent. Accordingly, the Company recognizes revenue on a net basis, representing the fee the Company expects to receive in exchange for providing the access to the Company’s platform to pet care providers and pet parents.
The Company has no significant financing components in its contracts with customers. The Company recognizes revenue net of any sales tax paid related to its revenue transactions.
Provider Onboarding Revenue
The Company earns revenue from non-refundable provider onboarding fees by completing quality assurance reviews of new pet care provider profiles and by arranging for background checks, which are performed by a third party. Pet care providers pay the onboarding fee at the time of sign up. The Company recognizes revenue related to provider onboarding services at a point-in-time upon satisfaction of the related performance obligation, determined to be the completion of the quality assurance review of the pet care provider's profile and background check.
Pet Parent Deposits and Pet Care Provider Liabilities
The Company records payments received from pet parents, excluding the revenue portion due to the Company, in advance of the related services being provided as pet parent deposits. As the related performance obligations are satisfied, these amounts are settled through our payment processor and derecognized. In addition, we hold pet care provider liabilities relating to stays completed prior to the implementation of our current payment processor and related systems where payment has not yet been requested by the pet care provider. The Company is subject to compliance with escheat laws applicable by jurisdiction where pet care providers do not claim the amounts owed to them for services rendered.
Rover Guarantee
In connection with services provided to facilitate the connections between pet care provider and pet parent, the Company provides a contractual guarantee to reimburse pet parents or pet care providers for certain expenses arising from injuries or other damages incurred during a service booked through the Company’s platform, subject to specified conditions (the “Rover Guarantee”). The Company’s obligation under the Rover Guarantee is accounted for in accordance with Accounting Standards Codification Topic 460, Guarantees. As a result, the Company estimates the fair value of the liability incurred in connection with providing the Rover Guarantee and records such amounts in accrued expenses and other current liabilities within the Company’s condensed consolidated balance sheets.
Cost of Revenue (Exclusive of Depreciation and Amortization Shown Separately)
Cost of revenue (exclusive of depreciation and amortization shown separately) includes fees paid to payment processors for credit card and other funding transactions, server hosting costs, internal-use software amortization, third-party costs for background checks for pet care providers, operations and support costs associated with onboarding new pet care providers, costs related to the Rover Guarantee, and other direct and indirect costs arising as a result of bookings that take place on our platform.
Marketing

Advertising expenses were $8.8 million and $14.1 million during the three and six months ended June 30, 2022, respectively, and $2.9 million and $4.1 million during the three and six months ended June 30, 2021, respectively.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

Recently Adopted Accounting Pronouncements
The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities from an incurred loss methodology to an expected loss methodology. For assets held at amortized cost basis, the guidance eliminates the probable initial recognition threshold and instead requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses are recorded through an allowance for credit losses, rather than a write-down, limited to the amount by which fair value is below amortized cost. Additional disclosures about significant estimates and credit quality are also required. The guidance is effective for the Company for the year beginning after December 15, 2022. The Company adopted this standard on January 1, 2022 using the prospective transition method. The adoption of the new standard did not have a material impact on the Company’s condensed consolidated financial statements.
In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. This guidance addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance is effective for the Company for the year beginning after December 15, 2021. The Company adopted this standard on January 1, 2022 using the prospective transition method. The adoption of the new standard did not have an immediate impact on the Company’s condensed consolidated financial statements.
In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The guidance is effective for the Company for the year beginning after December 15, 2023. The Company adopted this standard on January 1, 2022 using the prospective transition method. The adoption of the new standard did not have an immediate impact on the Company’s condensed consolidated financial statements.
In May 2021, the FASB issued ASU No. 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The ASU addresses the previous lack of specific guidance in the accounting standards codification related to modifications or exchanges of freestanding equity-classified written call options (such as warrants) by specifying the accounting for various modification scenarios. The guidance is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted. The Company adopted this standard on January 1, 2022 and will apply the amendments of this ASU prospectively to any modifications or exchanges of freestanding equity-classified warrants occurring on or after the effective date. The adoption of the new standard did not have an immediate impact on the Company’s condensed consolidated financial statements.
In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU was issued to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the following: (1) recognition of an acquired contract liability; and (2) payment terms and their effect on subsequent revenue recognized by the acquirer. The amendments in this ASU require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination, whereas current GAAP requires that the acquirer measures such assets and liabilities at fair value on the acquisition date. The guidance is effective for the Company for the year beginning after December 15, 2023, with early adoption permitted. The Company adopted this standard on January 1, 2022 using the prospective transition method. The adoption of the new standard did not have an immediate impact on the Company’s condensed consolidated financial statements, but the new guidance will be applied to all business combinations completed after the adoption date.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

In November 2021, the FASB issued ASU No. 2021-10 Disclosures by Business Entities about Government Assistance. The amendments in this ASU require the following annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy: (1) information about the nature of the transactions and the related accounting policy used to account for the transactions, (2) the line items on the balance sheet and income statement that are affected by the transactions, and the amounts applicable to each financial statement line item; and (3) significant terms and conditions of the transactions, including commitments and contingencies. The guidance is effective for the Company for the year beginning after December 15, 2021. The Company adopted this standard on January 1, 2022 using the prospective transition method. The adoption of the new standard did not have an immediate impact on the Company’s condensed consolidated financial statements.
Recently Issued Accounting Pronouncements

In March 2022, the FASB issued ASU No. 2022-02 Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. The amendment in this ASU provides an update to: (1) troubled debt restructurings guidance in Subtopic 310-40 and enhances disclosure requirements for certain loan refinancings and restructurings; and (2) requires public entities to disclose current period gross write-offs by year of origination for financing receivables and net investments in leases. The guidance is effective for the Company for the year beginning after December 15, 2022. The Company will adopt this standard on January 1, 2023 using the prospective transition method. We do not expect the adoption of the new standard to have a material impact on the Company’s consolidated financial statements but will continue to evaluate the new standard in future accounting periods.

In June 2022, the FASB issued ASU No. 2022-03 Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restriction. The amendment in this ASU clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. This amendment also requires public entities to add certain disclosures for equity securities subject to contractual sale restrictions. The guidance is effective for the Company for the year beginning after December 15, 2023. The Company will adopt this standard on January 1, 2024 using the prospective transition method. We do not expect the adoption of the new standard to have a material impact on the Company’s consolidated financial statements but will continue to evaluate the new standard in future accounting periods.
3. Reverse Recapitalization
In connection with the Merger, the Company raised $268.3 million of gross proceeds from (1) the contribution of $128.3 million of net cash held in Caravel’s trust account from its initial public offering, (2) $50.0 million from the sale of 5,000,000 shares of Class A Common Stock at $10.00 per share in a transaction exempt from the registration requirement of the Securities Act of 1933, and (3) $90.0 million from the sale of an aggregate of 9,000,000 shares of Class A Common Stock at $10.00 per share pursuant to the backstop subscription agreement with affiliates (and an assignee of such affiliates) of the sponsor of Caravel (the “Sponsor Backstop Subscription Agreement”).

Immediately before the Merger, all of Legacy Rover’s outstanding warrants were net exercised for shares of Legacy Rover common stock. Upon the consummation of the Merger, all holders of Legacy Rover common stock and preferred stock received shares of the Company’s Class A Common Stock at a deemed value of $10.379 per share after giving effect to the applicable exchange ratio based on the completion of the following transactions contemplated by the Business Combination Agreement:
•the conversion of all outstanding shares of Legacy Rover redeemable convertible preferred stock into shares of Legacy Rover common stock at the then-effective conversion rate as calculated pursuant to Legacy Rover’s certificate of incorporation;

•the cancellation of each issued and outstanding share of Legacy Rover common stock (including shares of common stock resulting from the conversion of Legacy Rover redeemable convertible preferred stock) and the conversion into a number of shares of the Company’s Class A Common Stock equal to an exchange ratio of 1.0379 (“Exchange Ratio”); and

•the conversion of all outstanding vested and unvested Legacy Rover stock options into options exercisable for shares of the Company’s Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which were adjusted using the exchange ratio of 1.2006.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

No cash consideration was paid out to Legacy Rover stockholders as there was insufficient cash after Caravel common stockholders exercised their right to redeem shares for cash.
In connection with the Merger, the Company incurred $32.7 million of transaction costs. These costs consisted of underwriting, legal, and other professional fees, of which $14.5 million was recorded to additional paid-in capital and the remaining $18.2 million related to liabilities assumed from Caravel that were settled immediately after Closing.
The number of shares of Class A Common Stock issued immediately following the consummation of the Merger at July 30, 2021 was:

Number of Shares
Common stock of Caravel outstanding prior to the Merger	27,500,000
Less redemption of Caravel shares	(14,677,808)
Sponsor Earnout Shares outstanding prior to the Merger	6,875,000
Less forfeiture of Sponsor Earnout Shares(1)	(975,873)
Common stock of Caravel (1)	18,721,319
Shares issued in PIPE financing	5,000,000
Shares issued in Sponsor Backstop Subscription Agreement	8,000,000
Shares issued in Assignment Agreement	1,000,000
Merger and PIPE financing shares	32,721,319
Legacy Rover shares (2)	124,477,819
Total	157,199,138
_______________
(1)Upon the Merger closing, 3,437,500 shares held by Nebula Caravel Holdings, LLC, the sponsor of Caravel and a greater than five percent stockholder of the Company (the “Sponsor”), vested, 975,873 were forfeited and 2,461,627 shares remained outstanding and unvested (the “Sponsor Earnout Shares”). At Closing, the remaining 2,461,627 Sponsor Earnout Shares were subject to vesting conditions based upon the occurrence of certain triggering events. At the close of trading on September 29, 2021, pursuant to the Business Combination Agreement and the achievement of Trigger Events I and II, 1,969,300 of the Sponsor Earnout Shares vested.

(2)The number of Legacy Rover shares was determined from the 32,434,987 shares of Legacy Rover common stock and 87,496,938 shares of Legacy Rover redeemable convertible preferred stock outstanding, which were converted to an equal number of shares of Legacy Rover common stock upon the closing of the Merger, and then converted at the Exchange Ratio of 1.0379 to Class A Common Stock of the Company. All fractional shares were rounded down to the nearest whole share.

The Merger was accounted for as a reverse recapitalization under GAAP because Legacy Rover has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, Caravel was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Legacy Rover with the Merger treated as the equivalent of Legacy Rover issuing stock for the net assets of Caravel, accompanied by a recapitalization. The net assets of Caravel are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Legacy Rover.

Legacy Rover was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•Legacy Rover stockholders comprising a relative majority of the voting power of the Company;

•Legacy Rover will have the ability to nominate a majority of the members of the board of directors of the Company;

•Legacy Rover’s operations prior to the acquisition comprising the only ongoing operations of the Company;

•Legacy Rover’s senior management comprising a majority of the senior management of the Company; and

•the Company substantially assuming the Legacy Rover name.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
4. Business Combinations
On June 15, 2022, the Company acquired all issued and outstanding stock of an early-stage company that operates a virtual dog training platform. The transaction was accounted for as a business combination. The total purchase price for this acquisition of $7.4 million includes a $1.6 million holdback for indemnity and subsequent adjustments that is expected to be paid within the 18-month holdback period. The purchase price was allocated as follows: $4.4 million to intangible assets (see Note 9—Goodwill and Intangible Assets for more information), ($1.0) million to net assets and liabilities assumed based on their estimated fair value on the acquisition date, and the remaining $4.0 million to goodwill. The goodwill from the acquisition is mainly attributable to expected synergies and other benefits. The goodwill is not tax deductible. The intangible assets will be amortized on a straight-line basis over their estimated useful lives of three to five years.

Certain employees hired in conjunction with the acquisition will receive restricted stock units and retention bonuses that are subject to service conditions. We account for these awards and bonuses as a post-business combination expense.

The Company incurred $0.4 million in acquisition-related costs for both the three and six months ended June 30, 2022, which were included in general and administrative expenses in the condensed consolidated statements of operations.

Additional information existing as of the acquisition date but unknown to us may become known at a later time, such as matters related to intangible assets, goodwill, income taxes or other contingencies. In accordance with GAAP, if this occurs during the 12-month period subsequent to the acquisition date, we may update the amounts and allocations recorded as of the acquisition date.

The results of operations for this acquisition have been included in the Company’s consolidated statements of operations since the date of acquisition. Actual and pro forma revenue and results of operations for the acquisition have not been presented because they would not have a material impact on the condensed consolidated results of operations.
5. Revenue Recognition
Contract Balances
The Company’s contract liabilities consist of deferred revenue. The changes in the Company’s contract liabilities were as follows (in thousands):

Balance at March 31, 2022	$9,054
Bookings and other	44,957
Revenue recognized	(41,659)
Balance at June 30, 2022	$12,352

Balance at December 31, 2021	$3,077
Bookings and other	77,677
Revenue recognized	(68,402)
Balance at June 30, 2022	$12,352
Substantially all deferred revenue as of March 31, 2022 and December 31, 2021 was recognized as revenue during the three and six months ended June 30, 2022, respectively.
6. Investments
Available-for-sale investments consist of fixed-income securities that are accounted for at fair value. Premiums and discounts paid on securities at the time of purchase are amortized over the period of maturity. The amortized cost and fair value of the available-for-sale investments and unrealized gains and losses were as follows (in thousands):

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)

	June 30, 2022
	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities:
Commercial paper	$43,539	$—	$(46)	$43,493
Corporate securities	41,117	—	(342)	40,775
US Government securities	76,438	—	(550)	75,888
Asset-backed securities	2,492	—	(26)	2,466
Agency bonds	2,505	—	(26)	2,479
Total marketable securities	$166,091	$—	$(990)	$165,101

	December 31, 2021
	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Marketable securities:
Corporate securities	$4,293	$—	$(1)	$4,292
Total marketable securities	$4,293	$—	$(1)	$4,292

The contractual maturity of the available-for-sale investments were as follows (in thousands):

	June 30, 2022
	Within 1 year	1 to 5 year	More than 5 years	Total
Marketable securities:
Commercial paper	$43,493	$—	$—	$43,493
Corporate securities	25,686	15,089	—	40,775
US Government securities	67,310	8,578	—	75,888
Asset-backed securities	1,500	966	—	2,466
Agency bonds	2,479	—	—	2,479
Total	$140,468	$24,633	$—	$165,101

	December 31, 2021
	Within 1 year	1 to 5 year	More than 5 years	Total
Marketable securities:
Corporate securities	$—	$4,292	$—	$4,292
Total	$—	$4,292	$—	$4,292

The Company believes there were no fundamental issues such as credit losses or other factors with respect to any of its available-for-sale securities. The unrealized losses on investments in fixed-maturity securities were caused primarily by interest rate changes. It is expected that the securities would not be settled at a price less than par value of the investments. Because the declines in fair value are attributable to changes in interest rates or market conditions and not credit quality, and because the Company has the ability and intent to hold its available-for-sale investments until a market price recovery or maturity, the Company has not recognized any credit loss reserves at June 30, 2022.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
7. Fair Value
The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	June 30, 2022
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$30,261	$—	$—	$30,261
Commercial paper	—	21,794	—	21,794
Investments:
Commercial paper	—	43,493	—	43,493
Corporate securities	—	40,775	—	40,775
US Government securities	—	75,888	—	75,888
Asset-backed securities	—	2,466	—	2,466
Agency bonds	—	2,479	—	2,479
Total assets measured at fair value	$30,261	$186,895	$—	$217,156

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$213,539	$—	$—	$213,539
Investments:
Corporate securities	—	4,292	—	4,292
Total assets measured at fair value	$213,539	$4,292	$—	$217,831
Liabilities
Derivative warrant liabilities (Public Warrants)	$13,585	$—	$—	$13,585
Derivative warrant liabilities (Private Warrants)	—	6,358	—	6,358
Total liabilities measured at fair value	$13,585	$6,358	$—	$19,943
There were no transfers of financial instruments between valuation levels during the periods presented.
Valuation of Private Placement Warrant Derivative Liability
In December 2021, the Company announced that, pursuant to the terms of the Warrant Agreement, it would redeem all of the outstanding private placement warrants (“Private Warrants”) held by Nebula Caravel Holdings, LLC, the sponsor of Caravel and a greater than five percent stockholder of the Company, and public warrants (“Public Warrants” and, collectively, “Warrants”) that remained outstanding at 5:00 p.m. New York City time on January 12, 2022 (the “Redemption Date”). As a result of the redemption offer under which the Private Warrants would be redeemed on terms substantially similar to those of the Public Warrants, there was a change in valuation technique and the estimated fair value of the Private Warrants was determined using the closing stock price of $2.47 of the Public Warrants on December 31, 2021. As a result, as of December 31, 2021, the Private Warrants were reclassified from Level 3 to Level 2 financial instruments within the fair value hierarchy.
In January 2022, the Company issued 2,046,220 shares of Class A Common Stock related to the December 2021 and January 2022 cashless exercise of 5,425,349 Public Warrants and 2,574,164 Private Warrants, representing approximately 98.6% of the Public Warrants and 100% of the Private Warrants, respectively. Holders of Warrants received 0.2558 shares of Class A Common Stock per Warrant in lieu of receiving a redemption price of $0.10 per Warrant (the “Redemption Price”). A total of 74,631 Public Warrants remained unexercised after the Redemption Date and broker protect period and the Company redeemed those unexercised Public Warrants. Pursuant to the redemption, the Public Warrants ceased trading on The Nasdaq Global Market effective as of the close of trading on the Redemption Date, and were delisted after market close on the Redemption Date. As of June 30, 2022, no Warrant liabilities were outstanding as the related carrying amount of the warrant liability was

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
reclassified to stockholders’ equity during the first quarter 2022.
The Company classifies financial instruments as Level 2 within the fair value hierarchy which are valued on the basis of prices from an orderly transaction between market participants provided by reputable dealers or pricing services. Prices of these securities are obtained through independent, third-party pricing services and include market quotations that may include both observable and unobservable inputs. In determining the value of a particular investment, pricing services may use certain information with respect to transactions in such investments, quotations from dealers, pricing matrices and market transactions in comparable investments and various relationships between investments. In determining the value of these Private Warrants, the Company may use certain information with respect to market transactions in substantially similar securities.
8. Balance Sheet Components
Property and Equipment, net
The following table presents the detail of property and equipment, net as follows (in thousands):

	June 30, 2022	December 31, 2021
Computers	$1,509	$1,306
Furniture and fixtures	3,835	3,740
Leasehold improvements	13,663	13,663
Internal-use software	21,536	21,635
Total property and equipment	40,543	40,344
Less: Accumulated depreciation and amortization	(20,562)	(19,470)
Total property and equipment, net	$19,981	$20,874

Depreciation and amortization of property and equipment was $0.9 million and $1.9 million for the three and six months ended June 30, 2022, respectively, and $0.9 million and $1.9 million for the three and six months ended June 30, 2021, respectively. Depreciation and amortization of property and equipment was recorded to depreciation and amortization in the condensed consolidated statements of operations. The Company capitalized $2.2 million and $4.1 million of software development costs during the three and six months ended June 30, 2022, respectively, and $1.5 million and $3.0 million for the three and six months ended June 30, 2021, respectively. Internal-use software amortization was $1.8 million and $3.5 million for the three and six months ended June 30, 2022, respectively, and $1.8 million and $3.5 million during the three and six months ended June 30, 2021, respectively. Internal-use software amortization was recorded to cost of revenue (exclusive of depreciation and amortization shown separately) in the condensed consolidated statements of operations.
In December 2021, the Company accelerated the amortization of $0.3 million in internal-use software related to its grooming service, which was discontinued.
Accrued Expenses and Other Current Liabilities
The following table presents the detail of accrued expenses and other current liabilities as follows (in thousands):

	June 30, 2022	December 31, 2021
Accrued merchant fees	$106	$11
Income and other tax liabilities	1,394	1,074
Accrued legal expenses and open claims	786	488
Accrued professional services	743	918
Other current liabilities	728	530
Total accrued expenses and other current liabilities	$3,757	$3,021

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
9. Goodwill and Intangible Assets
Goodwill
The Company tests goodwill for impairment on an annual basis or sooner, if deemed necessary. No impairment of goodwill was recognized during any of the periods presented.
The following table summarizes the changes in the carrying amount of goodwill (in thousands):

Balance at December 31, 2021	$33,159
Recognized in business combination (see Note 4—Business Combinations)	3,960
Balance at June 30, 2022	$37,119
Intangible Assets
As of June 30, 2022, in addition to previously acquired intangible assets we have included an additional $4.4 million of intangible assets from the business combination discussed in Note 4—Business Combinations. Given the timing of this acquisition, there was no material accumulated amortization as of June 30, 2022. Additionally, certain intangible assets related to prior acquisitions were fully amortized during the quarter ended March 31, 2022 and have been written off as June 30, 2022. The gross book value and accumulated amortization of intangible assets were as follows (in thousands):

	June 30, 2022
	Gross Book Value	Accumulated Amortization	Net Book Value
Pet parent relationships	$6,600	(3,071)	$3,529
Shelter relationships	834	—	834
Technologies	1,696	—	1,696
Tradenames	1,302	—	1,302
Training curriculum	551	—	551
Total	$10,983	$(3,071)	$7,912

	December 31, 2021
	Gross Book Value	Accumulated Amortization	Net Book Value
Pet parent relationships	$16,290	$(11,869)	$4,421
Tradenames	950	(902)	48
Total	$17,240	$(12,771)	$4,469
The weighted average amortization period remaining as of June 30, 2022 for each class of intangible assets were as follows (in years):

Pet parent relationships	4.3
Shelter relationships	5.0
Technologies	3.0
Tradenames	5.0
Training curriculum	3.0
Amortization expense related to acquired intangible assets for the three and six months ended June 30, 2022 was $0.2 million and $0.9 million, respectively, and $0.9 million and $1.8 million for the three and six months ended June 30, 2021, respectively. The Company did not recognize any intangible asset impairment losses for any of the periods presented.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
Based on amounts recorded at June 30, 2022, the Company estimates intangible asset amortization expense in each of the years ending December 31 as follows (in thousands):

Remainder of 2022	$1,047
2023	1,979
2024	1,979
2025	1,605
2026	1,094
Thereafter	208
Total	$7,912
10. Debt
In March 2020, the Company borrowed $30.0 million under the subordinated credit facility. In April 2020, the Company was approved for and received a $8.1 million loan from the Small Business Administration’s Paycheck Protection Program (“PPP”).
Upon closing of the Merger, the Company repaid in full the subordinated credit facility of $30.0 million and the PPP loan of $8.1 million. Additionally, in accordance with the subordinated credit facility, the Company made a final termination payment of $0.9 million and accelerated $0.4 million of unamortized debt issuance costs at the termination of the subordinated credit facility.
As of June 30, 2022 and December 31, 2021, the Company had no debt outstanding.
Revolving Line of Credit
At December 31, 2021, the Company had repaid in full all amounts owed under the facility, terminated all commitments and obligations under the revolving line of credit, was released from all security interests, mortgages, liens and encumbrances under the credit facility, and retained an unsecured $3.5 million letter of credit for the security deposit on its Seattle headquarters and Spokane office space.
Subordinated Credit Facility
The subordinated credit facility was a term loan advance. Subject to the terms and conditions of the subordinated credit facility, the lender agreed to make advances to the Company to the amount of $30.0 million during the draw period, which was available until June 30, 2020. After principal repayments, no term loan advance was able to be reborrowed. The term loan advance was interest only on a monthly basis. Outstanding principal and accrued interest were due at the maturity date. Interest accrued at the Prime Rate plus a margin of 4.25% per year. In connection with securing the term loan advance, the Company incurred $269,000 in costs related to originating the debt which were initially capitalized as debt issuance costs. Once the term loan advance of $30.0 million was drawn down in March 2020, the costs were recorded as a debt discount and amortized to interest expense over the term of the term loan advance. Upon closing of the Merger, the Company repaid the full $30.0 million term loan advance and accrued interest of $0.2 million.
The Company had collateralized the credit facility and the subordinated credit facility with substantially all of its tangible and intangible assets. The credit facility included several affirmative and negative covenants, as well as financial covenants. Financial covenants included minimum liquidity and minimum net revenue amounts and were applicable if the Company’s overall liquidity, as renegotiated in March 2021, was less than or equal to $65.0 million at the end of a reporting period. If the Company defaulted under the terms of the credit facility, it would not be permitted to draw additional funds on the revolving line of credit and the lenders could accelerate the Company’s obligation to pay all outstanding amounts. The Company was in compliance with all of its financial covenants as of the date of its full repayment of the term loan advance upon the Closing of the Merger.
Small Business Administration’s Paycheck Protection Program
In April 2020, the Company entered into the PPP Promissory Note and Agreement, pursuant to which it incurred $8.1 million aggregate principal amount of term borrowings. The PPP loan was made under, and was subject to the terms and conditions of,

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
the PPP which was established under the Coronavirus Aid, Relief, and Economic Security Act and was administered by the U.S. Small Business Administration. The term of the PPP loan was two years with a maturity date of April 2022 and accrued interest at a rate of 1.00% per year. Interest was payable monthly. Payments of principal and interest on the PPP loan were deferred until August 2021. The PPP loan was eligible for forgiveness if the proceeds were used for qualified purposes within a specified period. Upon the Closing of the Merger, the Company repaid the PPP loan of $8.1 million and accrued interest of $0.1 million.
11. Commitments and Contingencies
Leases
The Company leases certain office space in Seattle and Spokane, Washington and Barcelona, Spain with lease agreements expiring between 2022 and 2030. These leases require monthly lease payments that may be subject to annual increases throughout the lease term. Certain of these leases also include renewal options at the election of the Company to renew or extend the lease for an additional one to seven years. These renewal options have not been considered in the determination of the ROU assets and lease liabilities associated with these leases as the Company has determined it is not reasonably certain it will exercise such options.
In September 2018, the Company entered into a non-cancellable sublease agreement for a portion of one of its leased facilities that commenced on November 1, 2018. In February 2020, the Company amended the sublease to extend the term for an additional two years, and in May 2022 amended the sublease again to extend the term for one additional year. As of June 30, 2022, under the terms of the amended sublease agreement, the Company will receive an additional $0.9 million in base lease payments plus reimbursement of certain operating expenses over the remaining term of the sublease, which ends in October 2023.
In April 2021, the Company entered into a non-cancellable sublease agreement for a portion of one of its leased facilities that commenced on September 1, 2021. As of June 30, 2022, under the terms of the sublease agreement, the Company will receive $1.2 million in base lease payments plus reimbursement of certain operating expenses over the remaining term of the sublease, which ends in August 2024. The subtenant has the option to renew the sublease for one additional year.
The components of lease cost were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating lease cost	$1,059	$983	$2,124	$1,965
Short-term lease cost	—	59	—	118
Sublease income	(302)	(174)	(606)	(344)
Total lease cost	$757	$868	$1,518	$1,739
Other information related to leases was as follows (in thousands):

	Six Months Ended June 30,
	2022	2021
Cash paid for operating lease liabilities	$2,309	$2,072
Lease term and discount rate were as follows:

	As of June 30, 2022	As of December 31, 2021
Weighted-average discount rate	7.24%	7.14%
Weighted-average remaining lease term (years)	7.28	7.65

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
Maturities of lease liabilities were as follows as of June 30, 2022 (in thousands):

Year Ending December 31	Amounts
Remainder of 2022	$1,903
2023	4,433
2024	4,563
2025	4,693
2026	4,429
Thereafter	13,781
Total lease payments	33,802
Less: imputed interest	(7,882)
Present value of lease liabilities	25,920
Less: current portion of lease liabilities	(2,314)
Total lease liabilities, noncurrent	$23,606
Guarantees and Indemnification
In the ordinary course of business to facilitate sales of its services, the Company has entered into agreements with, among others, suppliers, and partners that include guarantees or indemnity provisions. The Company also enters into indemnification agreements with its officers and directors, and the Company’s certificate of incorporation and bylaws include similar indemnification obligations to its officers and directors. To date, there have been no claims under any indemnification provisions, therefore there is no accrual of such amounts for any of the periods presented. The Company is unable to determine the maximum potential impact of these indemnifications on the condensed consolidated financial statements and maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid.
Litigation and Other
From time to time, the Company is or may become party to litigation and subject to claims incurred in the ordinary course of business, including personal injury and indemnification claims, intellectual property claims, labor and employment claims, threatened claims, breach of contract claims, and other matters, class action lawsuits, and actions brought by government authorities, alleging violations of employment classification laws, labor and other laws that would apply to employees, consumer protection laws, data protection laws, or other laws. In addition, in the ordinary course of business, the Company’s Trust & Safety team receives claims pursuant to the Rover Guarantee program, as well as claims and threats of legal action that arise from pet sitting services booked through the Company’s website and/or applications. Various parties have from time to time claimed, and may claim in the future, that the Company is liable for damages related to accidents or other incidents involving pets, pet parents, pet care providers, and third parties.
The Company is involved in a number of legal proceedings concerning matters arising in connection with the conduct of its business activities, some of which are at preliminary stages and some of which seek an indeterminate amount of damages. The Company regularly evaluates the status of legal proceedings in which it is involved to assess whether a loss is probable or there is a reasonable possibility that a loss or additional loss may have been incurred to determine if accruals are appropriate. The Company accrues a liability when management believes information available prior to the issuance of the condensed consolidated financial statements indicates it is probable a loss has been incurred as of the date of the condensed consolidated financial statements and the amount of loss can be reasonably estimated. For the cases described below, management is unable to provide a meaningful estimate of the possible loss or range of possible loss because, among other reasons: (1) the proceedings are in preliminary stages; (2) specific damage amounts have not been sought; (3) damages sought are, in our view, unsupported and/or exaggerated; (4) there is uncertainty as to the outcome of pending appeals or motions; or (5) there are significant factual issues to be resolved. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims are inherently unpredictable, management concluded, based on currently available information, that there was not a reasonable possibility that it had incurred a material and estimable loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any contingencies, including the legal proceedings discussed below.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
On August 22, 2018, a pet care provider filed a representative action under California’s Private Attorney General Act (“PAGA”) in California Superior Court, captioned Erika Miller v. A Place for Rover, Inc., alleging that the Company misclassified pet care providers in California as independent contractors in violation of the California Labor Code and alleging various wage and hour claims under the California Labor Code. The plaintiff is seeking injunctive relief, civil penalties, attorney’s fees, and other forms of relief. The Company removed the case to the U.S. District Court for the Northern District of California. Another pet care provider was substituted as the plaintiff in the case, captioned Melanie Sportsman v. A Place for Rover, Inc. On May 6, 2021, the court granted the Company’s motion for summary judgment and entered judgment in the Company’s favor, closing the case. On May 28, 2021, the plaintiff filed a notice of appeal of the court’s dismissal with the U.S. Court of Appeals for the Ninth Circuit (the “Ninth Circuit”). The hearing of this appeal before the Ninth Circuit has been scheduled for August 29, 2022. The Company has denied the allegations of wrongdoing and intends to continue to vigorously defend against the claims in this lawsuit on appeal. The Company does not currently believe that a material loss related to this lawsuit is probable.

On October 26, 2021, a pet care provider filed a putative class action complaint in the Superior Court of California, Los Angeles County, captioned Claire Rainey v. A Place for Rover, Inc., alleging that the Company misclassified pet care providers in California as independent contractors in violation of the California Labor Code and alleging various wage and hour claims under the California Labor Code and unfair competition claims under the Business and Professions Code. The plaintiff is seeking injunctive relief, compensatory damages, civil penalties, attorney’s fees, and other forms of relief. On January 19, 2022, the Company removed the class action to the U.S. District Court for the Central District of California. On July 18, 2022, the court granted the Company’s motion to compel arbitration. On January 21, 2022, the same plaintiff filed a representative action under PAGA in the Superior Court of California, Los Angeles County, captioned Claire Rainey v. A Place for Rover, Inc., alleging that the Company misclassified pet care providers in California as independent contractors in violation of the California Labor Code and alleging various wage and hour claims under the California Labor Code. The plaintiff is seeking civil penalties under PAGA, attorney’s fees, and other forms of relief. On March 18, 2022, the Company removed the PAGA lawsuit to the U.S. District Court for the Central District of California, where it is now pending, and on July 29, 2022, the Company filed a motion to compel arbitration. The Company has denied or intends to deny the allegations of wrongdoing and intends to vigorously defend against the claims in these lawsuits. The Company does not currently believe that a material loss related to these lawsuits is probable.
Given the inherent uncertainties of litigation, the ultimate outcome of the ongoing matters cannot be predicted with certainty. While litigation is inherently unpredictable, the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the condensed consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying condensed consolidated statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying condensed consolidated balance sheets. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.
In addition, the Company may also find itself at greater risk to outside party claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws with respect to the potential liability of online marketplaces or the employment classification of care providers who use online marketplaces are uncertain, unfavorable or unclear.
Additionally, from time to time, the Company has been or may become subject to audit by taxing authorities or subject to other forms of inspection or audit, including audits related to employment classification matters. Due to the uncertainties inherent in the final outcome of such matters, the Company can give no assurance that it will prevail in such matters which could have an adverse effect on the Company’s business. As of June 30, 2022, the Company was not aware of any currently pending legal matters or claims, individually or in the aggregate, that are expected to have a material adverse impact on its condensed consolidated financial statements.
12. Stockholders’ Equity
Common Stock
On August 2, 2021, the Company’s Class A Common Stock and Public Warrants began trading on The Nasdaq Global Market under the ticker symbols “ROVR” and “ROVRW,” respectively. The Company subsequently redeemed all of its outstanding Public and Private Warrants in January 2022. In connection with the Warrant redemption, the Public Warrants ceased trading

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
on The Nasdaq Global Market effective as of the close of trading on January 12, 2022, and have been delisted. The Warrant redemption had no effect on the trading of the Company’s Class A Common Stock, which continues to trade on The Nasdaq Global Market under the symbol “ROVR.” Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue 990,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. As of June 30, 2022, the Company had 182.8 million shares of Class A Common Stock issued and outstanding.
Prior to the Merger, Legacy Rover had outstanding shares of Series A, Series B, Series C, Series D, Series D-1, Series E, Series F, and Series G redeemable convertible preferred stock. Upon the Closing, each share of Legacy Rover redeemable convertible preferred stock was converted to one share of Legacy Rover common stock. Holders of the outstanding Legacy Rover common stock received shares of the Company’s Class A Common Stock in an amount determined by application of the Exchange Ratio, as discussed in Note 3—Reverse Recapitalization.
13. Stock Warrants
Public and Private Warrants
Prior to the Merger, Caravel issued 5,166,667 Private Warrants to the Sponsor and 5,500,000 Public Warrants in connection with its initial public offering. Upon the Closing of the Merger, 2,592,503 Private Warrants were forfeited. Each whole warrant entitles the holder to purchase one share of the Company’s Class A Common Stock at a price of $11.50 per share, subject to adjustments. The Warrants became exercisable on December 11, 2021 and expire on July 30, 2026, at 5:00 p.m. New York City time, or earlier upon redemption or liquidation.
In December 2021, the Company announced that, pursuant to the terms of the Warrant Agreement, it would redeem all of the Warrants that remained outstanding. On the Redemption Date, any Warrants that remained unexercised became void and no longer exercisable, and the holders of those Warrants were entitled to receive only the redemption price of $0.10 per Warrant. In January 2022, the Company issued 2,046,220 shares of Class A Common Stock related to the December 2021 and January 2022 cashless exercise of 5,425,349 Public Warrants and 2,574,164 Private Warrants, representing approximately 98.6% of the Public Warrants and 100% of the Private Warrants, respectively. Holders of Warrants who chose to cashless exercise their Warrants received 0.2558 shares of Class A Common Stock per Warrant in lieu of receiving the Redemption Price. A total of 74,631 Public Warrants remained unexercised after the Redemption Date and broker protect period and the Company redeemed those unexercised Public Warrants. Pursuant to the redemption, the Public Warrants ceased trading on The Nasdaq Global Market effective as of the close of trading on the Redemption Date, and were delisted after market close on the Redemption Date. As of June 30, 2022, the Company had no Warrants outstanding.

The Warrants were classified as a liability prior to exercise and redemption and measured at fair value with the change in fair value reported in the statement of operations. Upon the cashless exercise of such Warrants to Class A Common Stock, the related carrying amount of the warrant liability was reclassified to stockholders’ equity.
14. Stock-Based Compensation
2021 Equity Incentive Plan
In connection with the Closing of the Merger, the Company adopted the 2021 Equity Incentive Plan (the “2021 Plan”) under which 17.2 million shares of Class A Common Stock were initially reserved for issuance, plus up to 20.4 million shares subject to stock options that were assumed in the Merger and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest. The 2021 Plan permits the grant of incentive and non-qualified stock options, restricted stock, restricted stock units and other stock-based awards to employees, directors, and consultants of the Company. As of June 30, 2022, the Company had 8.7 million shares of Class A Common Stock reserved for future issuance under the 2021 Plan, which includes shares subject to stock options that were assumed in the Merger that expired or otherwise terminated without having been exercised in full or were forfeited due to failure to vest.
Upon the Closing, each option to purchase shares of Legacy Rover common stock that was outstanding, whether vested or unvested, was automatically converted into an option to purchase shares of the Company’s Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, using the exchange ratio of 1.2006 (“Option Exchange Ratio”). For periods prior to the Merger, the number of options and per share amounts have been retroactively converted by applying the Option Exchange Ratio.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
Equity Awards Available for Grant

A summary of equity awards available for grant is as follows (in thousands):

Equity Available for Grant
Balances as of December 31, 2021	14,083
Equity awards authorized	—
Equity awards granted	(5,894)
Equity awards canceled and forfeited	515
Balances as of June 30, 2022	8,704
Stock Options
A summary of stock option activity is as follows (in thousands, except per share amounts and years):

	Number of Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance as of December 31, 2021	18,058	$1.60	6.1	$147,219
Options exercised	(2,745)	0.91
Options canceled and forfeited	(192)	2.18
Balances as of June 30, 2022	15,121	$1.72	5.9	$31,002
Options vested and exercisable – June 30, 2022	12,731	$1.65	5.6	$26,857
There were no options granted during the six months ended June 30, 2022 and 2021.
The aggregate intrinsic value of stock options exercised during the three and six months ended June 30, 2022 and was $2.2 million and $12.2 million, respectively, and was $3.1 million and $6.4 million during the three and six months ended June 30, 2021, respectively.
The fair value of options vested during the three and six months ended June 30, 2022 was $0.7 million and $1.5 million, respectively, and was $0.9 million and $2.0 million during the three and six months ended June 30, 2021, respectively.
Restricted Stock Units
Restricted stock units (“RSUs”) are measured at the fair market value of the underlying stock at the grant date and the expense is recognized over the requisite service period. The service-based vesting condition for these awards is generally satisfied over four years. A summary of RSU activity is as follows (in thousands, except per share amounts):

	Number of Shares	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
Unvested December 31, 2021	2,863	$12.02
Granted	5,894	5.11
Vested	(643)	9.31
Forfeited	(323)	7.99
Unvested June 30, 2022	7,791	$7.18	$29,294
The total fair value of RSUs vested during the three and six months ended June 30, 2022 was $3.5 million and $6.0 million,

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
respectively, and there were no RSUs vested during the three and six months ended June 30, 2021.
Stock-Based Compensation
The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s condensed consolidated statements of operations for the presented periods (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operations and support	$393	$48	$741	$101
Marketing	305	99	556	167
Product development	1,474	399	2,864	694
General and administrative	2,662	601	4,983	1,186
Total stock-based compensation expense	$4,834	$1,147	$9,144	$2,148
No material income tax benefit related to stock-based compensation was recorded during the three and six months ended June 30, 2022 and 2021 as the Company maintained a full valuation allowance against its net deferred tax assets within the United States.
As of June 30, 2022, total unrecognized compensation cost related to unvested stock options was $2.6 million, which was expected to be recognized over a weighted average remaining service period of 1.3 years. As of June 30, 2022, total unrecognized compensation cost related to unvested RSUs was $52.3 million, which was expected to be recognized over a weighted average remaining service period of 3.2 years.
15. Income Taxes
The Company’s tax provision for interim periods is determined using an estimated annual effective tax rate, adjusted for discrete items in the related period. The effective tax rates for the three and six months ended June 30, 2022 were 5.9% and 1.8%, respectively, and 10.5% and 2.3% for the three and six months ended June 30, 2021, respectively. The decrease in effective tax rate is primarily due to a discrete item in the second quarter 2021 related to the enacted tax law change increasing the general United Kingdom tax rate from 19% to 25%, effective April 1, 2023, and the effect of U.S. losses being excluded from our estimated annual effective tax rate due to recording a full valuation allowance on the U.S. deferred tax assets. This is partially offset by a U.S. deferred tax benefit recorded in the three months ended June 30, 2022, resulting from a reduction in the Company’s valuation allowance due to an increase in the deferred tax liability associated with the acquired intangible assets from a business combination, as discussed in Note 4—Business Combinations.
During the three and six months ended June 30, 2022, the amount of gross unrecognized tax benefits increased by $15,000 and $25,000, respectively, of which all, if recognized, would not affect the effective tax rate as these unrecognized tax benefits would increase deferred tax assets that would be subject to a full valuation allowance.

ROVER GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(unaudited)
16. Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the computation of basic and diluted net loss per common share attributable to common stockholders (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Numerator:
Net loss	$(3,632)	$(2,806)	$(11,778)	$(13,397)
Denominator:
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	181,730	31,333	180,707	31,438
Net loss per share attributable to common stockholders, basic and diluted	$(0.02)	$(0.09)	$(0.07)	$(0.43)
As a result of the Merger, the weighted-average number of shares of Class A Common Stock used in the calculation of net loss per share have been retroactively converted by applying the Exchange Ratio.
The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive (in thousands):

	Six Months Ended June 30,
	2022	2021
Redeemable convertible preferred stock	—	90,814
Outstanding stock options and RSUs	22,912	23,392
Outstanding common stock warrants	—	631
Sponsor Earnout Shares	492	—
Total	23,404	114,837
The 2,192,687 remaining unvested Rover Earnout Shares are excluded from basic and diluted net loss per share as such shares are contingently issuable until the share price of the Company’s Class A Common Stock exceeds specified thresholds that have not been achieved as of June 30, 2022.
17. Subsequent Events

On July 29, 2022, the Company entered into transaction agreements with Pioneer Square Labs (“PSL”), a start-up studio and venture capital fund of which one of the Company’s directors, Greg Gottesman, is a managing director and co-founder, to invest in an early-stage service for pet parents that is complementary to the Company’s current offerings. The Company’s initial investment was $1.0 million and nonexclusive license of certain intellectual property rights. PSL and the Company have roughly equivalent minority ownership positions in the entity offering the services, and have customary rights afforded to investors in venture-backed companies. PSL will be reimbursed for certain start-up and formation costs by the entity and will provide, and be compensated for, certain services to the entity for a period of time after formation. Mr. Gottesman is not currently on the board of this entity and will not serve on its board unless approved by the Company’s board of directors. Mr. Gottesman holds a minority position in PSL.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As a result of the closing of the merger with Nebula Caravel Acquisition Corp. (“Caravel”), which was accounted for as a reverse recapitalization in accordance with U.S. GAAP as discussed in Note 1 —Organization and Description of Business and Note 3—Reverse Recapitalization, the financial statements of A Place for Rover, Inc., a Delaware corporation and our wholly owned subsidiary (“Legacy Rover”), are now our financial statements. You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2022 and related notes appearing elsewhere in this report and our audited consolidated financial statements as of December 31, 2021 and 2020 and for each of the three years ended December 31, 2021, 2020 and 2019 and the related notes included in our Annual Report on Form 10-K filed with the SEC on March 21, 2022.

Some of the information contained in this discussion and analysis, including information with respect to our plans, estimates and strategy for our business, includes forward-looking statements based upon current expectations that involve risks and uncertainties. You should read the sections in this report titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by these forward-looking statements contained in the following discussion and analysis. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Unless the context requires otherwise, references to “Rover,” “the Company,” “we,” “us” and “our” refer to Rover Group, Inc., a Delaware corporation, together with its consolidated subsidiaries.
Our Business
We believe in the unconditional love of pets, and Rover exists to make it possible for everyone to experience this love in their lives. Rover was founded to give pet parents an alternative to relying on friends and family, neighbors, and kennels for pet care; it is the world’s largest online marketplace for pet care based on gross booking value, or GBV, which represents the dollar value of bookings on our platform during a period, prior to cancellations, and is inclusive of pet care provider earnings, service fees, add-ons, taxes and alterations and is exclusive of tips. Our online marketplace aims to match pet parents with pet lovers who are dedicated to providing excellent pet care while earning extra income. Our simple and easy-to-use platform enables pet parents to easily discover and book the right pet care providers for them and their pets, communicate with providers and write and read reviews. Our platform enables pet care providers to list on our marketplace with low startup costs, schedule bookings, communicate with pet parents, set the prices charged for their services, define the terms of their services, and receive payment.
We connect pet parents with caring pet care providers who offer overnight services, including boarding and in-home pet sitting, as well as daytime services, including doggy daycare, dog walking, and drop-in visits. Through June 30, 2022, over three million unique pet parents and over 750,000 pet care providers across North America, the United Kingdom and Western Europe have booked a service on Rover, enabling millions of moments of joy and play for people and pets.
We generate substantially all of our revenue from our pet care marketplace platform that connects pet care providers and pet parents. We collect services fees from both providers and pet parents. As more providers accept and complete bookings, we earn more revenue. We also earn revenue from ancillary sources such as provider onboarding fees.

We have made focused and substantial investments in support of our mission. For example, to continually launch new features on our platform we have invested heavily in product development, and have also completed several acquisitions. We have also invested in sales and marketing to grow the user base of the platform across the United States, Canada, the United Kingdom, and seven countries in Western Europe (Spain, France, Norway, Sweden, Netherlands, Italy, and Germany).
Notwithstanding the impact of COVID-19, we are continuing to invest in the future through product development and marketing efforts. We also continue to explore and test new service lines that we may launch at a future date and to evaluate acquisition and investment opportunities. Our strategy is to create a marketplace that operates at a hyper-local level while leveraging our trusted brand. Even as we invest in the business, we also remain focused on finding ways to operate more efficiently.
Second Quarter 2022 Financial Highlights

•Revenue of $43.4 million, an increase of 77% from the second quarter of 2021
•GBV of $212.8 million, up 59% from the second quarter of 2021
•Total bookings of 1.4 million, up 35% from the second quarter of 2021; new bookings of 260,000

Impact of COVID-19
A discussion of the impact of COVID-19 for the years ended December 31, 2021 and 2020 can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of COVID-19” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2021.

The ongoing COVID-19 pandemic continues to impact communities globally, including in the markets we serve in the United States, Canada, the United Kingdom, and Western Europe, which in turn impacts our business. Although we have seen signs of demand improving during 2022, particularly compared to the first year of the pandemic, we believe demand levels continue to be negatively affected by consumer reaction to variants and increases in case counts. We achieved increases in revenue, GBV and new and repeat bookings in the three and six months ended June 30, 2022 as compared to the three and six months ended June 30, 2021. However, increases moderated from what we observed in 2021 relative to 2020 and 2019. The increases in 2021 may not be reflective of what we should expect for long term performance of our business. In addition, we have also experienced elevated cancellation rates. Prior to the pandemic in 2019, our cancellation rate was 9% of GBV. In the three and six months ended June 30, 2022, our cancellation rate was approximately 14% of GBV, as compared to approximately 12% of GBV in the three and six months ended June 30, 2021. We believe this increase in cancellation rate in 2022, which accelerated during the second quarter and into July after initially dropping materially in February, was primarily driven by the sub-variants of Omicron and their negative impact on our pet parents and pet care providers, which negatively impacted demand and revenue. See “—Factors Affective Our Performance—Cancellation Rates.” With cancellation rates in July being approximately 50% higher than their historic norms and approaching the levels we saw in July and August 2021 during the Delta wave and January 2022 during the Omicron wave, our revenue, net income (loss) and Adjusted EBITDA for the second half of 2022 will be adversely impacted if the trend in cancellation rates continues throughout the rest of the year.

With reports that official case counts in most of the markets we serve remain elevated from the lower case counts in Spring 2022 due to the emergence of new variants and sub-variants and the potential for new variants and sub-variants to emerge in the second half of 2022 and beyond, the effect and extent of the impact of the COVID-19 pandemic on our business in the near- and medium-term continue to be uncertain and difficult to predict. Of particular importance is the pandemic’s impact on travel and the return of workers to their offices, as well as the increasing adoption of remote and hybrid working arrangements, which could continue to result in fewer bookings and higher than average cancellation rates if the pandemic depresses travel or office attendance. While public reports on trends in the travel industry are mixed for the remainder of 2022, the vast majority of pet parents book with us within a month of their service needs, which means we cannot determine whether or how any projected changes in sentiment towards travel will translate into increases or decreases in bookings for us.
Although we believe that demand for pet care services offered through our platform will continue to grow as people increasingly return to normalized travel and work activity, the impact of the COVID-19 pandemic, including changes in travel and work behaviors in response to the pandemic, may continue to negatively affect our financial results in 2022 and beyond, including rates of growth in new customer acquisition, bookings, GBV, revenue, net income (loss) and Adjusted EBITDA. The extent to which the pandemic will continue to impact our business, operating results and financial position will depend on future developments, which are highly uncertain, difficult to predict and beyond our knowledge and control, including but not limited to the duration and spread of the pandemic, its severity, new variants and sub-variants, actions to contain the virus or treat its impact, the extent of the business disruption and financial impacts, and the magnitude and timing of such factors as economic and operating conditions.
We have taken action to promote the health and safety of our employees during the COVID-19 pandemic, and we quickly transitioned the vast majority of our employees to work remotely in March 2020. Although we’ve enabled voluntary office access to our office locations, we are continually evaluating the best ways for our employees to work, learn and collaborate and our office space needs, which could result in more or less space over time. Depending on the decisions we make relating to our return to work strategy, we may need to exit lease agreements and, therefore, incur lease impairments and increased costs for travel and software tools, which impairments and increased costs may be material and adversely affect our business, operating results and financial position.
Impact of Macroeconomic, Geopolitical and Other Trends
Macroeconomic and geopolitical trends such as other health-related events, political instability, sustained levels of increased inflation (including wage inflation), rising interests rates, significant foreign currency fluctuations, lower consumer confidence, monetary and fiscal policy changes, the Russian invasion of Ukraine and its resulting impacts on energy and commodity prices, volatility in the stock market, and the economic uncertainty resulting from any of the foregoing could lead to reduced travel and pet care services industry spending or an economic downturn in the United States or in our international markets, any of which could further adversely affect our business, operating results and financial position.
Macroeconomic data including GDP, U.S. consumer confidence, inflation and employment data continues to be mixed with varying signals about the direction of the United State economy. Economic headwinds along with the impacts of the increase in case counts from the Omicron variant and its sub-variants may have impacted new customer demand in the recent quarter. Starting in the second quarter of 2022 and continuing through July, we saw the Google query volume for some key terms, which is correlated to demand from new customers, decreasing year-over-year as compared to the outsized volumes of 2021, but still significantly above 2019 levels. The trend in new customer demand in the second half of 2022 will be a driver of our rates of growth in new customer acquisition, bookings, GBV, revenue, net income (loss) and Adjusted EBITDA.
We do not believe that inflation has had a material negative effect on our business, results of operations, or financial condition. A rise in pet care provider-initiated prices has had the impact of higher revenue given our take rate structure. However, increased inflationary pressures could pose risks in three areas of our business. First, our cost structure has increased due to higher wages over the past year and could increase further due to increased prices from vendors. Second, our pet care providers could increase prices on the platform so much that pet owner demand and bookings decline. Third, the overall price of travel could increase so much that demand for pet care services declines. Our inability or failure to offset such higher costs or any negative inflationary impact on demand could adversely affect our business, results of operations, or financial condition.
Our reporting currency is the U.S. dollar, while certain of our subsidiaries have other functional currencies, including the British Pound, the Euro, and the Canadian dollar. Our international revenue, as well as costs and expenses denominated in foreign currencies, expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. If our international business continues to grow as it has during the six months ended June 30, 2022 and the U.S. dollar maintains its recent strength, our foreign exchange currency losses will continue to grow and may adversely affect our results of operations.
Key Business Metrics

In addition to the measures presented in our condensed consolidated financial statements, we use the following metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions.
Bookings

We define a booking as a single arrangement between a pet parent and pet care provider, which can be for a single night or multiple nights for our overnight services, or for a single walk/day/drop-in or multiple walks/days/drop-ins for our daytime services. We believe that the number of bookings is a useful indicator of the scale of our marketplace. We define new bookings as the total number of first-time bookings that pet parents new to Rover book on our platform during a period. We define repeat bookings as the total number of bookings from pet parents who have had a previous booking on Rover.

In the three months ended June 30, 2022, we had 1.4 million bookings, a 35% increase from 1.1 million bookings in the three months ended June 30, 2021. This brought our total to 2.6 million bookings in the six months ended June 30, 2022, compared to 1.7 million bookings in the six months ended June 30, 2021. Bookings grow as we attract new pet parents to the platform and as pet parents increase their repeat activity on the platform.

New bookings in the three months ended June 30, 2022 were 260,000, a 14% increase from the three months ended June 30, 2021, when we saw a very strong rebound in organic new customer demand as a result of the rollout of vaccines and the lifting of pandemic restrictions. New bookings in the six months ended June 30, 2022 were 439,000, a 33% increase from the six months ended June 30, 2021. The improvement was driven by continued recovery in travel behavior in our markets, including increased demand in our international markets, especially in the United Kingdom and Canada, as pandemic-related travel bans and restrictions eased from prior periods, as offset by softer growth in demand in the last month of the quarter.

We had nearly 1.2 million repeat bookings in the three months ended June 30, 2022, a 40% increase from the three months ended June 30, 2021. Repeat bookings in the six months ended June 30, 2022 were 2.2 million, a 56% increase from the six months ended June 30, 2021. This increase in repeat bookings was driven by the increased customer base relative to 2021 as new pet parents have joined the platform over the last twelve months. As these users returned to the platform for repeat bookings, we saw an overall increase in repeat bookings compared to the three months ended June 30, 2021.
Gross Booking Value

GBV represents the dollar value of bookings on our platform during a period, prior to cancellations, and is inclusive of pet care provider earnings, service fees, add-ons, taxes and alterations and is exclusive of tips. We believe that GBV is a useful indicator of the level of spending on and growth of our platform. Growth in GBV represents increasing activity on our platform from repeat and new pet parents and may differ slightly from bookings growth depending on the mix of daytime and overnight services for each period.

In the three months ended June 30, 2022, we had $212.8 million in GBV, a 59% increase from $134.1 million in GBV in the three months ended June 30, 2021. In the six months ended June 30, 2022 our GBV was $366.5 million, an 84% increase from $198.8 million in GBV in the six months ended June 30, 2021. The increase in our GBV was primarily due to increased prices set by pet care providers across the platform, as well as the continued recovery in travel behavior in our markets, including increased demand in our international markets. In the three and six months ended June 30, 2022, international markets were 8% of GBV compared to just 3% in the three and six months ended June 30, 2021, respectively, driven by new customer acquisitions, especially in Canada and the United Kingdom.

Factors Affecting Our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities, but also pose risks and challenges, including those discussed below. See Part II, Item 1A of this Quarterly Report titled “Risk Factors.”

Growth of our Base of Pet Parents

Our objective is to attract new pet parents to our platform and to successfully convert them into repeat bookers. We believe that we have a significant opportunity to expand our pet parent base given the size and maturity of the market in which we operate. Through June 30, 2022, more than three million unique pet parents have booked a service on our platform. As discussed above under “—Impact of Macroeconomic, Geopolitical and Other Trends,” we’ve recently seen softening demand from new customers, which if it continues could adversely affect our business, operating results and financial position.

We attract pet parents to our platform through word of mouth and from a variety of paid marketing channels, such as paid search, social media, video, and other online and offline channels. Historically, as markets mature, the strength of word-of-mouth customer acquisition has increased, and as subsequent repeat transactions with these word-of-mouth customers occur, our marketing spend as a percentage of revenue has decreased. During 2020 and 2021, we significantly reduced marketing expenses, and since then we have increased our investments in marketing. As a result of the increases in 2022, the ratio of new word-of-mouth bookings to new paid marketing bookings decreases, which modestly increased our marketing spend as a percentage of revenue during the three and six months ended June 30, 2022 from the decreasing amounts during 2020 and 2021.

Currently, we are focused on the return on video, social media, and similar marketing channels. During the first half of 2022, we executed on our plan to increase marketing spending as we evaluated both the efficiency and scalability of these channels. We believe these investments will drive efficient new customer acquisitions over time. However, because the bulk of customer responses to these channels tend to span one to two quarters, as compared to one to two weeks in the case of search, the use of these channels increases marketing expense as a percentage of revenue in the near term. Given the macroeconomic environment, inclusive of COVID-19 impacts, we do not intend to further scale such investments in the second half of 2022.

In 2021 and into the start of 2022, we pulled back or paused marketing tests at the earliest sign of cancellation rate increases. However, during the three months ended June 30, 2022, despite increasing cancellation rates, we decided not to pull back as aggressively as we previously did and to proceed with our tests and marketing investments as we had increased confidence in the payback and return on investment for those channels. As a result, while on an absolute dollar basis we expect marketing spending to be higher in the second half of 2022 when compared to the comparable period in 2021, we do expect it to be a lower percentage of revenue when compared to the first half of 2022.

Repeat Booking Activity

Our aim when we attract a new pet parent is to generate a long lifetime of bookings from that pet parent. We monitor the absolute number of repeat bookings and the percentage of total bookings that are from repeat customers. We define a repeat customer as any customer that has an incremental booking beyond their first.

In the three months ended June 30, 2022, repeat bookings increased 40% to 1.2 million from the three months ended June 30, 2021 driven by the increased customer base relative to 2021. As these users return to the platform, we are seeing an overall increase in repeat bookings compared to the three months ended June 30, 2021. Repeat bookings as a percentage of total bookings was 82% in the three months ended June 30, 2022 compared to 79% in the three months ended June 30, 2021. While increased new customer acquisition during the COVID-19 pandemic drove down the ratio of repeat customers to new customers, we believe this ratio highlights the future potential of our existing customer base to return as the marketplace continues to scale and that this ratio will climb back towards a mid to high 80% range, though repeat bookings from these customers may never recover to pre-COVID-19 levels.

We may see a change in the percentage of bookings from repeat customers over time. A change in our ability to attract pet parents to our platform or changes in pet parent behavior could have a significant negative impact on our repeat bookings, GBV, revenue, Adjusted EBITDA, and operating results.

Investing in Growth

We plan to invest both in new markets and new service offerings. We believe that we can further expand our services to new markets within North America, the United Kingdom and Europe by carefully targeting locations with high expected demand. This will allow us to better serve both pet parents and pet care providers. We also believe there is an opportunity to expand our services outside of our existing geographic locations into other countries and regions where the spend per pet is consistent with our existing markets. As we expand to new markets, we may invest more heavily in marketing, with expectations of a slightly extended return on investment target period to accelerate growth in each new market. Our strategy includes evaluating acquisitions that can accelerate our growth and operating leverage. The timing of acquisitions and related integration will impact our financial results, including net income (loss) and Adjusted EBITDA. For example, we recently acquired an early-stage company that operates a virtual dog training platform. See Note 4—Business Combinations. In addition, we believe that expanding our product and service offerings may help us to better provide more value to our pet parents, improve the ability to attract additional pet parents through additional marketing and advertising spend that increases brand awareness, and increase the engagement and value of our existing pet parents.

Availability of Pet Care Providers

We attract pet care providers to our platform primarily by word-of-mouth. To serve our pet parents in any given market, we need density of providers so that pet parents have options at various price points within an acceptable distance from their home. During certain peak periods, such as holidays, we have faced supply constraints in some markets.

In addition, pet care providers have in the past sourced bookings from us and then completed the transaction off of our platform and may continue to do so. While we can use our matching algorithm to identify pet care providers that are attempting to disintermediate Rover by booking transactions off the platform and reduce the chance that those pet care providers are featured to pet parents, we cannot prevent this activity entirely.

For the six months ended June 30, 2022, we had over 210,000 active pet care providers who were able to successfully source a booking on our platform, up 47% from the same period in 2021. An active pet care provider is defined as a provider who has made and serviced at least one booking in the past six months. A change in our ability to attract pet care providers to our platform, enable them to generate income and dissuade them from diverting bookings off our platform could negatively impact our ability to serve pet parents and, in turn, have a significant negative impact on our bookings, GBV, revenue, Adjusted EBITDA, and operating results.

Service Booking Mix

Pet care providers set the price for the services offered on our platform. Overnight services are generally at a higher price point than daytime services. Typically, the first booking on our platform has the highest GBV, as pet parents tend to start with us with a specific need in mind, such as a seven-day trip, that is beyond what they can ask of friends, family, or neighbors. Subsequent bookings tend to be for fewer total nights or for walks as pet parents use our platform for shorter more frequent trips or start using daytime services. As the mix of overnight and daytime services change, and as the number of nights or daytime services in an average booking changes, the average booking value, or ABV, will fluctuate.

ABV was $147 in the second quarter of 2022, up 18% from the same period in 2021, as pet care providers continued increasing their pricing on the platform. We have observed price increases since the second quarter of 2021, likely in response to the rising rate of inflation in the United States, as well as a result of the roll out of our extended stay billing feature early in the fourth quarter of 2021. Providers have increased prices particularly for overnight services and for their new customers, while retaining relatively lower pricing for their legacy customers. While increased pricing by pet care providers has helped drive increases in ABV, GBV and revenue, our pet care providers could increase their prices on our platform to a point that causes pet owner demand and bookings to decline if such prices are deemed too high, either of which could adversely affect our business, operating results and financial condition. We expect ABV to grow modestly on a seasonal basis.

We collect the full GBV at the time the booking is made and recognize revenue at the time that the pet care service begins. We transfer fees earned by pet care providers upon completion of the service. In the case of overnight stays, the average period between booking and service is impacted by seasonality, as pet parents tend to book farther in advance of expected travel dates in the summer and holidays, and by COVID-19, due to pet parents booking closer to their travel dates given uncertainty surrounding pandemic-related restrictions and other impacts. In the first half of 2022, we saw the lead time between overnight bookings and service of 22 days, up three days compared to the 19 days lead time we saw in the first half of 2021. In the first half of 2022, on a blended basis across services, we saw lead time between booking and service of 14 days, up from 13 days in the first half of 2021.

Cancellation Rates

Bookings and GBV are recorded prior to any cancellation by a pet parent or pet care provider. Because revenue is recognized when a service starts, a change in cancellation rate does not impact recognized revenue but does impact revenue growth rates. However, marketing investments are made ahead of GBV, and thus changes in marketing as a percentage of revenue are correlated to increases in cancellation rates as we incur marketing expense for a booking that is not completed. Further, support costs are incurred ahead of GBV, and thus support as a percentage of revenue is correlated to increases in cancellation rates as we incur support expense for a booking that is not completed.

Prior to the pandemic in 2019, our cancellation rate was 9% of GBV, which increased to 21% of GBV in 2020 and 14% of GBV in 2021. In the three and six months ended June 30, 2022, our cancellation rate was 14% of GBV, as compared to 12% of GBV in the three and six months ended June 30, 2021. During the first half of 2022, cancellation rates changed quickly and were most closely correlated with users on our platform discussing COVID, illness, or similar topics. In January, cancellation rates were approximately 15% of GBV then dropped quickly to approximately 12% of GBV in February and March. We then saw a “U-shaped” return to cancellation rates of approximately 15% again in June. These have remained elevated during July.

Derivative Warrant Liabilities

On December 13, 2021, we announced that, pursuant to the terms of the Warrant Agreement, we would redeem all of the private placement warrants (the “Private Warrants”) held by one of our greater than five percent stockholders, Nebula Caravel Holdings, LLC, the sponsor of Caravel, and public warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) that remained outstanding at 5:00 p.m. New York City time on January 12, 2022 based on the terms in the Warrant Agreement. On January 12, 2022, any Warrants that remained unexercised became void and no longer exercisable, and the holders of those Warrants were entitled to receive only the redemption price of $0.10 per Warrant. In connection with the redemption, holders of Warrants had the option to exercise the Warrants on a “cashless” basis to receive 0.2558 shares of Class A Common Stock per Warrant in lieu of receiving the redemption price.

In connection with the redemption, during December 2021 and January 2022, 5,425,349 Public Warrants and 2,574,164 Private Warrants, representing approximately 98.6% of the Public Warrants and 100% of the Private Warrants, respectively, were exercised on a cashless basis in exchange for an aggregate of 2,046,220 shares of Class A Common Stock that were issued in January 2022. A total of 74,631 Public Warrants remained unexercised after January 12, 2022 and the broker protect period and we redeemed those unexercised Public Warrants for an aggregate redemption price of $7,463.10. As of January 20, 2022, we had no Warrants outstanding. Upon each exercise of such Warrants to Class A Common Stock, the related carrying amount of the Warrant liability was reclassified to stockholders’ equity. In January 2022, a $4.6 million gain in change in fair value was recorded in the statement of operations, and $15.4 million of the carrying amount of the warrant liability was reclassified to stockholder’s equity. This gain in change in fair value of the Warrants will not recur in future periods.

See Note 7—Fair Value and Note 13—Stock Warrants for further information.

Public Company Costs

As a result of the merger with Caravel, we became the successor to an SEC-registered and Nasdaq-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred, and expect to continue to incur, additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance premiums, which are substantial, director fees, additional internal and external accounting, legal and administrative resources, and increased personnel and stock-based compensation expenses as we grow as a public company.
Components of Results of Operations
Revenue
We derive revenue principally from fees paid by pet care providers and pet parents for use of our platform, net of discounts, promotions, sales tax paid on behalf of pet parents, and incentives. We recognize revenue related to the facilitation of the connection between pet care providers and pet parents at the start of a booking. We also derive revenue from provider onboarding fees in order to be listed on our platform.
Costs and Expenses
Cost of Revenue (Exclusive of Depreciation and Amortization Shown Separately)
Cost of revenue (exclusive of depreciation and amortization shown separately) includes fees paid to payment processors for credit card and other funding transactions, server hosting costs, internal-use software amortization, third-party costs for background checks for pet care providers, operations and support costs associated with onboarding new pet care providers, costs related to the Rover Guarantee program, and other direct and indirect costs arising as a result of bookings that take place on our platform. We expect our cost of revenue (exclusive of depreciation and amortization shown separately) to vary from period-to-period on an absolute dollar basis, but remain relatively consistent as a percentage of revenue excluding the impact of internal-use software amortization.
Operations and Support
Operations and support expenses include payroll, employee benefits, stock-based compensation and other personnel-related costs associated with our operations and support team, and third-party costs related to outsourced operations and support providers. This team assists with fraud monitoring and prevention across our marketplace and community support provided via phone, email, and chat to our pet parents and pet care providers. This support includes assisting and responding to pet parents’ and pet care providers’ inquiries regarding the general use of our platform or how to make or modify a booking through our platform. We allocate a portion of overhead costs, which includes lease expense, utilities, and information technology expense to operations and support expense based on headcount. We expect that operations and support expense will increase on an absolute dollar basis for the foreseeable future to the extent that we continue to see growth on our platform. Although we will continue to make strategic investments in these areas to ensure we are providing the best customer service possible, we expect these expenses to decrease as a percentage of revenue over the longer term due to better leverage in our operations and increased scale of our marketplace.
Marketing

Marketing expenses include payroll, employee benefits, stock-based compensation expense, and other personnel-related costs associated with our marketing team. These expenses also include digital marketing, brand marketing, public relations, linear and streaming video, marketing partnerships and other promotions. Digital marketing primarily consists of targeted promotional campaigns through electronic channels, such as social media, search engine marketing and optimization, affiliate programs and display advertising which are focused on pet parent acquisition and brand marketing. We intend to decrease our investment in marketing in the near and medium term relative to the investment levels during the six months ended June 30, 2022 to optimize efficiency in new customer acquisition, which we expect will cause marketing expense to decrease as a percentage of revenue relative to the six months ended June 30, 2022.
Product Development
Product development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount related costs for employees in engineering, design and product management, as well as the maintenance and support costs for technology infrastructure, primarily related to non-revenue generating systems. We expect that our product development expense will increase on an absolute dollar basis and will vary from period-to-period as a percentage of revenue for the foreseeable future as we continue to invest in product development activities relating to ongoing improvements and maintenance of our technology platform. We expect these expenses to decrease as a percentage of revenue over the longer term due to better leverage in our operations.
The costs incurred in the preliminary stages of website and software development related to the platform are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental and deemed by management to be significant, are capitalized as internal-use software and amortized on a straight-line basis over their estimated useful lives. Maintenance and enhancement costs, including those costs in the post-implementation stages, are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the website or software that result in added functionality, in which case the costs are capitalized and amortized on a straight-line basis over the estimated useful lives. Amortization expense related to capitalized internal-use software is included in cost of revenue (exclusive of depreciation and amortization shown separately).
General and Administrative
General and administrative expenses include payroll, employee benefits, stock-based compensation expense and other personnel-related costs for employees in corporate functions, as well as management, accounting, legal, corporate insurance and other expenses used to run the business. We expect to incur additional general and administrative expense to support operating as a public company and the overall expected growth in our business. While these expenses may vary from period-to-period as a percentage of revenue, we expect them to decrease as a percentage of revenue over the longer term.

Depreciation and Amortization
Depreciation and amortization expenses include depreciation of our property and equipment, leasehold improvements and amortization of our intangible assets. Amortization related to our internal-use software is included in cost of revenue (exclusive of depreciation and amortization shown separately).
Other Income (Expense), Net
Interest Income
Interest income consists primarily of interest earned on our cash, cash equivalents, and short-term and long-term investments.
Interest Expense
Interest expense consists of interest on our borrowing arrangements, including our unsecured letter of credit, and the amortization of debt discounts and deferred financing costs.
Change in Fair Value of Derivative Warrant Liabilities
Consists of the change in fair value of our Class A Common Stock warrant liabilities. See “—Factors Affecting Our Performance—Derivative Warrant Liabilities.”

Other Income (Expense), Net
Other income (expense), net consists primarily of realized and unrealized gains and losses on foreign currency transactions and realized gains and losses from the change in fair value of investments and financial instruments and sales of such investments.

Results of Operations
The following tables set forth our results of operations for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Revenue	$43,371	$24,482	$71,195	$36,678
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization shown separately below)	10,521	6,283	18,369	10,459
Operations and support	6,485	3,482	11,840	5,715
Marketing	11,027	4,462	18,358	7,128
Product development	6,647	5,086	13,280	9,554
General and administrative	11,477	5,732	23,017	12,368
Depreciation and amortization	1,175	1,849	2,871	3,699
Total costs and expenses	47,332	26,894	87,735	48,923
Loss from operations	(3,961)	(2,412)	(16,540)	(12,245)
Other income (expense), net:
Interest income	658	4	797	8
Interest expense	(24)	(703)	(42)	(1,400)
Change in fair value of derivative warrant liabilities	—	—	4,579	—
Other expense, net	(532)	(26)	(788)	(77)
Total other income (expense), net	102	(725)	4,546	(1,469)
Loss before income taxes	(3,859)	(3,137)	(11,994)	(13,714)
Benefit from income taxes	227	331	216	317
Net loss	$(3,632)	$(2,806)	$(11,778)	$(13,397)
__________________
(1)    Costs and expenses include stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Operations and support	$393	$48	$741	$101
Marketing	305	99	556	167
Product development	1,474	399	2,864	694
General and administrative	2,662	601	4,983	1,186
Total stock-based compensation expense	$4,834	$1,147	$9,144	$2,148

The following table sets forth the components of our condensed consolidated statements of operations for each of the periods presented as a percentage of revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	100%	100%	100%	100%
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	24	26	26	29
Operations and support	15	14	17	16
Marketing	25	18	26	19
Product development	15	21	19	26
General and administrative	26	23	32	34
Depreciation and amortization	3	8	4	10
Total costs and expenses	109	110	123	134
Loss from operations	(9)	(10)	(23)	(34)
Other income (expense), net:
Interest income	2	—	1	—
Interest expense	—	(3)	—	(4)
Change in fair value of derivative warrant liabilities	—	—	6	—
Other expense, net	(1)	—	(1)	—
Total other income (expense), net	—	(3)	6	(4)
Loss before income taxes	(9)	(13)	(17)	(38)
Benefit from income taxes	1	1	—	1
Net loss	(8)%	(12)%	(17)%	(37)%
Comparisons for the Three and Six Months Ended June 30, 2022 and 2021
Revenue

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2022	2021	Amount	%	2022	2021	Amount	%
	(in thousands, except for percentages)
Revenue	$43,371	$24,482	$18,889	77%	$71,195	$36,678	$34,517	94%

Revenue increased $18.9 million, or 77%, in the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. The increase in revenue was primarily due to a 35% increase in the number of bookings on our platform as a result of increased repeat bookings as well as new customer growth, including in our international markets, combined with a 18% increase in ABV driven by increases in average price per service set by pet care providers on the platform.

Revenue increased $34.5 million, or 94%, in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in revenue was primarily due to a 52% increase in the number of bookings on our platform as a result of continued recovery from the COVID-19 pandemic as well as new customer growth, including in our international markets, combined with a 21% increase in ABV driven by increases in average price per service set by pet care providers on the platform.

Costs and Expenses

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2022	2021	Amount	%	2022	2021	Amount	%
	(in thousands, except for percentages)
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	$10,521	$6,283	$4,238	67%	18,369	$10,459	$7,910	76%
Operations and support	6,485	3,482	3,003	86	11,840	5,715	6,125	107
Marketing	11,027	4,462	6,565	147	18,358	7,128	11,230	158
Product development	6,647	5,086	1,561	31	13,280	9,554	3,726	39
General administrative	11,477	5,732	5,745	100	23,017	12,368	10,649	86
Depreciation and amortization	1,175	1,849	(674)	(36)	2,871	3,699	(828)	(22)
Total costs and expenses	$47,332	$26,894	$20,438	76%	87,735	$48,923	$38,812	79%
Cost of Revenue (Exclusive of Depreciation and Amortization Shown Separately). Cost of revenue (exclusive of depreciation and amortization shown separately) increased $4.2 million, or 67%, in the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. The increase in cost of revenue (exclusive of depreciation and amortization shown separately) was the result of a 77% increase in revenue. The increase includes a $2.0 million increase in merchant fees, a $1.2 million increase in provider onboarding fees, a $0.5 million increase in hosting and technology platform costs, and a $0.4 million increase in customer claim costs related to the Rover Guarantee program. These increases were driven by changes in demand for our platform as illustrated by the 59% increase in GBV. Amortization of internal-use software remained relatively flat as compared to the second quarter of 2021, which contributed to leverage on cost of revenue in the second quarter of 2022 as compared to the second quarter of 2021.
Cost of revenue (exclusive of depreciation and amortization shown separately) increased $7.9 million, or 76%, in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in cost of revenue (exclusive of depreciation and amortization shown separately) was the result of a 94% increase in revenue. The increase includes a $4.0 million increase in merchant fees, a $2.0 million increase in provider onboarding fees, a $1.0 million increase in hosting and technology platform costs, and a $0.7 million increase in customer claim costs related to the Rover Guarantee program. These increases were driven by changes in demand for our platform as illustrated by the 84% increase in GBV and related platform activity. Amortization of internal-use software remained relatively flat year over year, which contributed to leverage on cost of revenue in the first half of 2022 as compared to the first half of 2021.
Operations and Support. Operations and support expenses increased $3.0 million, or 86%, in the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. This increase was the result of a $1.9 million increase in personnel-related costs for the operations and support team ahead of seasonal increases for summer travel, as well as a $0.6 million increase in third-party costs related to outsourced support providers in response to increased demand for our platform, as illustrated by the 35% increase in the number of bookings and related platform activity. The increase was also driven by a $0.2 million increase in the allocation of overhead costs due to a 107% increase in headcount and a $0.3 million increase in stock-based compensation expense related to restricted stock units.
Operations and support expenses increased $6.1 million, or 107%, in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. This increase was the result of a $3.3 million increase in personnel-related costs for the operations and support team ahead of seasonal increases for summer travel, as well as a $1.5 million increase in third-party costs related to outsourced support providers in response to increased demand for our platform, as illustrated by the 52% increase in the number of bookings and related platform activity. The increase was also driven by a $0.6 million increase in the allocation of overhead costs due to a 136% increase in average headcount and a $0.6 million increase in stock-based compensation expense related to restricted stock units.

Marketing. Marketing expenses increased $6.6 million, or 147%, in the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. The increase in marketing expenses was the result of a $6.0 million increase in advertising expenses as we normalized our marketing investment from our conservative approach during the pandemic, and a $0.3 million increase in personnel-related costs driven by a 32% increase in headcount and an increase in average wages since the second quarter 2021. The increase was also driven by a $0.2 million increase in stock-based compensation expense related to restricted stock units as well as $0.1 million in additional public relations costs. As a result of the drivers above and increased cancellation rates as discussed above in “Factors Affecting Our Performance—Cancellation Rates,” marketing expense, as a percentage of revenue, was 25% in the three months ended June 30, 2022, as compared to 18% in the three months ended June 30, 2021.
Marketing expenses increased $11.2 million, or 158%, in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in marketing expenses was the result of a $10.0 million increase in advertising expenses as we normalized our marketing investment from our conservative approach during the pandemic, a $0.5 million increase in personnel-related costs driven by a 27% increase in average headcount and an increase in average wages from the prior period, and a $0.3 million increase in public relations costs. The increase was also driven by a $0.4 million increase in stock-based compensation expense related to restricted stock units. As a result of the drivers above and increased cancellation rates, marketing expense, as a percentage of revenue, was 26% in the six months ended June 30, 2022, as compared to 19% in the six months ended June 30, 2021.
Product Development. Product development expenses increased $1.6 million, or 31%, in the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. The increase was primarily due to a $1.3 million increase in stock-based compensation expense related to restricted stock units, a $0.6 million increase in personnel-related costs driven by an 18% increase in headcount and an increase in average wages since the second quarter 2021, $0.1 million net increase in third-party costs related to outsourced professionals and a $0.1 million increase in software costs related to maintenance and support. These increases were offset by the capitalization of $0.5 million more software development costs driven by higher personnel-related costs including stock based compensation expense, and a $0.2 million decrease in the allocation of overhead costs due to the lower relative increase in product development headcount.
Product development expenses increased $3.7 million, or 39%, in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase was primarily due to a $2.6 million increase in stock-based compensation expense related to restricted stock units, a $1.4 million increase in personnel-related costs driven by a 22% increase in average headcount and an increase in average wages from the prior period, a $0.4 million net increase in third-party costs related to outsourced professionals, and a $0.3 million increase in software costs related to maintenance and support. These increases were partially offset by the capitalization of $0.6 million more software development costs driven by higher personnel-related costs including stock based compensation expense, and a $0.4 million decrease in the allocation of overhead costs due to the lower relative increase in product development headcount.
General and Administrative. General and administrative expenses increased $5.7 million, or 100%, in the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. The increase in general and administrative expenses was due to a $2.1 million increase in stock-based compensation expense related to restricted stock units, a $1.0 million increase in personnel costs due to a 48% increase in headcount and an increase in average wages since the second quarter 2021 as we invest in and support operating as a public company and the expected growth in our business, a $1.2 million increase of insurance expense primarily related to the expansion of our directors and officers insurance policy, a $0.8 million increase in accounting and legal professional service expenses, a $0.3 million increase in software costs to support operating as a public company, and an increase of $0.1 million for business-related taxes.
General and administrative expenses increased $10.6 million, or 86%, in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in general and administrative expenses was due to a $3.8 million increase in stock-based compensation expense related to restricted stock units, a $2.1 million increase in personnel costs due to a 52% increase in average headcount and an increase in average wages from the prior period as we invest in and support operating as a public company and the expected growth in our business, a $2.3 million increase of insurance expense primarily related to the expansion of our directors and officers insurance policy, a $1.7 million increase in accounting and legal professional service expenses, and a $0.5 million increase in software costs to support operating as a public company.
Depreciation and Amortization. Depreciation and amortization decreased $0.7 million, or 36%, in the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. The decrease in depreciation and amortization expenses was due to a decrease in intangible asset amortization expense as a result of certain intangible assets related to the DogVacay and Barking Dog Ventures acquisitions reaching the end of their useful lives. DogVacay intangible assets were fully amortized in the first quarter 2022.

Depreciation and amortization decreased $0.8 million, or 22%, in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The decrease in depreciation and amortization expenses was due to a decrease in intangible asset amortization expense as a result of certain intangible assets related to the DogVacay and Barking Dog Ventures acquisitions becoming fully amortized in the quarter ended June 30, 2022.
Other Income (Expense), Net
Interest Income. Interest income increased $0.7 million for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021, driven by an increase in short-term and long-term investments.
Interest income increased $0.8 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021, driven by an increase in short-term and long-term investments.
Interest Expense. Interest expense decreased $0.7 million, or 97%, for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. The decrease was primarily the result of not having any outstanding indebtedness during the second quarter of 2022 due to the repayment of all of our outstanding debt during the third quarter of 2021.
Interest expense decreased $1.4 million, or 97%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The decrease was primarily the result of not having any outstanding indebtedness during the six months ended June 30, 2022 due to the repayment of all of our outstanding debt during the third quarter of 2021.
Change in Fair Value of Derivative Warrant Liabilities. Change in fair value of derivative warrant liabilities increased $4.6 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. We recognized a $4.6 million gain due to the change in the fair value of our Warrants during the period the Warrants were outstanding. Due to the cashless exercise of certain of the previously outstanding Warrants during December 2021 and January 2022, the subsequent issuance of Class A Common Stock in January 2022, and the redemption of the remaining outstanding Warrants in January 2022, we will no longer have to account for the Warrants as a liability or report any charge for the change in fair value after the first quarter 2022.
Other Expense, Net. Other expense, net increased $0.5 million for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021, driven by an unrealized loss from an increase in foreign currency deposits held at our payment processor and the strengthening of the U.S. dollar against other global currencies.
Other expense, net increased $0.7 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021, driven by an unrealized loss from an increase in foreign currency deposits held at our payment processor and the strengthening of the U.S. dollar against other global currencies.

Non-GAAP Measures

We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Contribution, Contribution margin, Non-GAAP Operations and Support Expense, Non-GAAP Marketing Expense, Non-GAAP Product Development Expense and Non-GAAP General and Administrative Expense (collectively, the “Non-GAAP Financial Measures”), to evaluate the health of our business, measure our operating performance, identify trends, prepare financial forecasts and make strategic decisions. We provide a reconciliation below of the Non-GAAP Financial Measures to their most directly comparable GAAP financial measures.

We believe that these Non-GAAP Financial Measures, when taken together with their corresponding comparable U.S. GAAP financial measure, provide meaningful supplemental information regarding our operating performance by excluding certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that may not be indicative of our recurring core business, results of operations, or outlook. By presenting these Non-GAAP Financial Measures, we provide a basis for comparison of our business operations between periods by excluding items that we do not believe are indicative of our core operating performance, and we believe that investors’ understanding of our performance is enhanced by our presenting these Non-GAAP Financial Measures, as they provide a reasonable basis for comparing our ongoing results of operations and those of other companies.

We use the Non-GAAP Financial Measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We consider the Non-GAAP Financial Measures to be important measures because they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis.

We believe that both management and investors benefit from referring to these Non-GAAP Financial Measures in assessing our performance and when planning, forecasting, and analyzing future periods. These Non-GAAP Financial Measures also facilitate management’s internal comparisons to our historical performance. We believe these Non-GAAP Financial Measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and in assessing the health of our business and our operating performance and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. Accordingly, we believe that these Non-GAAP Financial Measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

The Non-GAAP Financial Measures have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for, financial information prepared in accordance with GAAP. Examples of these limitations include:

•these measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA excludes certain restructuring and acquisition and merger-related charges, part of which may be settled in cash;
•some of these measures exclude stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•these measures exclude significant expenses and income that are required by GAAP to be recorded in our financial statements;
•these measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these Non-GAAP Financial Measures; and
•our calculation of these Non-GAAP Financial Measures may differ from similarly titled non-GAAP measures, if any, reported by our peer companies, or our peer companies may use other measures to calculate their financial performance, and therefore our use of the Non-GAAP Financial Measures may not be directly comparable to similarly titled measures of other companies.

To compensate for these limitations, management presents the Non-GAAP Financial Measures in connection with GAAP results. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure, and to view the Non-GAAP Financial Measures in conjunction with their respective related GAAP financial measures. In addition, such financial information is unaudited and does not conform to SEC Regulation S-X and as a result such information may be presented differently in our future filings with the SEC.

The Non-GAAP Financial Measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. These Non-GAAP Financial Measures should be considered in addition to, not as substitutes for, or in isolation from, GAAP financial measures such as net income (loss), revenue, operating expenses or any other performance measures derived in accordance with GAAP. The Non-GAAP Financial Measures are not indicative of our overall results, an indicator of past or future financial performance, or total company profitability, and are not intended to be used as a proxy for total company profitability nor imply profitability for our business. Also, in the future we may incur expenses or charges such as those being adjusted in the calculation of these Non-GAAP Financial Measures. Our presentation of these Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as net loss excluding depreciation and amortization, stock-based compensation expense, interest expense, interest income, change in fair value, net, other income (expense), net, income tax expense or benefit, and non-routine items such as investment impairment, certain acquisition and merger-related costs and transaction-related expenses. Adjusted EBITDA margin as presented below is Adjusted EBITDA for a period divided by revenue for the same period.

In the three months ended June 30, 2022, Adjusted EBITDA was $4.2 million or 10% of revenue, as compared to $2.5 million or 10% of revenue in the three months ended June 30, 2021. Revenue increased 77% to $43.4 million from $24.5 million primarily due to an increase in the number of bookings on our platform and an increase in ABV driven by an increase in the prices set by pet care providers. This was offset by a $4.2 million increase in cost of revenue (exclusive of depreciation and amortization shown separately), a $3.4 million increase in personnel costs tied to scaling bookings and public company operations, a $6.0 million increase in advertising expense to further support growth, a $1.7 million increase in professional fees tied to scaling bookings and public company operations, and a $1.6 million increase in insurance expense related to various corporate insurance policies including the expansion of our directors and officers insurance policy.

In the six months ended June 30, 2022, Adjusted EBITDA was $(0.6) million or (1%) or revenue, as compared to $(1.9) million or (5%) of revenue in the six months ended June 30, 2021. Revenue increased 94% to $71.2 million from $36.7 million primarily due to an increase in the number of bookings on our platform as well as an increase in ABV driven by an increase in the prices set by pet care providers. This was offset by a $7.9 million increase in cost of revenue (exclusive of depreciation and amortization shown separately), a $7.0 million increase in personnel costs tied to scaling bookings and public company operations, a $10.0 million increase in advertising expense to further support growth, a $3.9 million increase in professional fees tied to scaling bookings and public company operations, a $2.9 million increase in insurance expense related to various corporate insurance policies including the expansion of our directors and officers insurance policy, and a $0.8 million increase in software/hardware expense to support operating as a public company and increased headcount.

The following table presents a reconciliation of Adjusted EBITDA from net loss for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except for percentages)
Revenue	$43,371	$24,482	$71,195	$36,678
Adjusted EBITDA reconciliation:
Net loss	$(3,632)	$(2,806)	$(11,778)	$(13,397)
Add (deduct):
Depreciation and amortization (1)	2,897	3,608	6,325	7,177
Stock-based compensation expense (2)	4,834	1,147	9,144	2,148
Interest expense	24	703	42	1,400
Interest income	(658)	(4)	(797)	(8)
Change in fair value, net (3)	—	—	(4,579)	—
Other expense, net	532	26	788	77
Income tax benefit	(227)	(331)	(216)	(317)
Acquisition and merger-related costs (4)	410	151	490	1,056
Adjusted EBITDA	$4,180	$2,494	$(581)	$(1,864)
Net loss margin (5)	(8)%	(12)%	(17)%	(37)%
Adjusted EBITDA margin (6)	10%	10%	(1)%	(5)%
__________________
(1)Depreciation and amortization include amortization expense related to capitalized internal use software, which is recognized as cost of revenue (exclusive of depreciation and amortization shown separately) in the condensed consolidated statements of operations.
(2)Stock-based compensation expense includes equity granted to employees as well as non-employee directors.
(3)Change in fair value, net includes the mark-to-market adjustments related to the Warrant liabilities.
(4)Acquisition and merger-related costs include accounting, legal, consulting and travel-related expenses incurred in connection with the merger with Caravel and other business combinations.
(5)Net loss margin is net loss divided by revenue
(6)Adjusted EBITDA margin is Adjusted EBITDA divided by revenue.
Contribution and Contribution Margin
We define Contribution as revenue less cost of revenue (exclusive of depreciation and amortization shown separately), adjusted to exclude amortization of internally developed software. Contribution Margin is calculated by dividing Contribution for a period by revenue for the same period. The following table presents a reconciliation of Contribution Margin from revenue for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except for percentages)
Revenue	$43,371	$24,482	$71,195	$36,678
Less: Cost of revenue (exclusive of depreciation and amortization shown separately)	(10,521)	(6,283)	(18,369)	(10,459)
Adjusted to exclude the following (as related to Cost of revenue (exclusive of depreciation and amortization shown separately)):
Internally developed software amortization	1,721	1,759	3,453	3,478
Non-GAAP contribution	$34,571	$19,958	$56,279	$29,697
Non-GAAP contribution margin	80%	82%	79%	81%

The decrease in Non-GAAP contribution margin between the three months ended June 30, 2022 and the three months ended June 30, 2021 was driven by higher provider onboarding costs, increased customer claims costs related to the Rover Guarantee program, and higher credit card fees.
The decrease in Non-GAAP contribution margin between the six months ended June 30, 2022 and the six months ended June 30, 2021 was driven by higher provider onboarding costs, increased customer claims costs related to the Rover Guarantee program, and higher credit card fees.
Non-GAAP Operating Expenses
We calculate Non-GAAP Operations and Support Expense, Non-GAAP Marketing Expense, Non-GAAP Product Development Expense and Non-GAAP General and Administrative Expense by excluding the non-cash expenses arising from the grant of stock-based awards. These non-GAAP operating expenses are also presented as a percentage of revenue, which is calculated by dividing the specific non-GAAP operating expense for a period by revenue for the same period.

	Three Months Ended June 30,
	2022		2021
	Amount	%	Amount	%
	(in thousands, except for percentages)
Revenue	$43,371	100%	$24,482	100%

Operations and support expense	$6,485	15%	$3,482	14%
Less: Stock-based compensation expense	(393)	(1)	(48)	—
Non-GAAP Operations and support expense	$6,092	14%	$3,434	14%

Marketing expense	$11,027	25%	$4,462	18%
Less: Stock-based compensation expense	(305)	(1)	(99)	—
Non-GAAP Marketing expense	$10,722	24%	$4,363	18%

Product development expense	$6,647	15%	$5,086	21%
Less: Stock-based compensation expense	(1,474)	(3)	(399)	(2)
Non-GAAP Product development expense	$5,173	12%	$4,687	19%

General and administrative expense	$11,477	26%	$5,732	23%
Less: Stock-based compensation expense	(2,662)	(6)	(601)	(2)
Non-GAAP General and administrative expense	$8,815	20%	$5,131	21%

	Six Months Ended June 30,
	2022		2021
	Amount	%	Amount	%
	(in thousands, except for percentages)
Revenue	$71,195	100%	$36,678	100%

Operations and support expense	$11,840	17%	$5,715	16%
Less: Stock-based compensation expense	(741)	(1)	(101)	—
Non-GAAP Operations and support expense	$11,099	16%	$5,614	16%

Marketing expense	$18,358	26%	$7,128	19%
Less: Stock-based compensation expense	(556)	(1)	(167)	—
Non-GAAP Marketing expense	$17,802	25%	$6,961	19%

Product development expense	$13,280	19%	$9,554	26%
Less: Stock-based compensation expense	(2,864)	(4)	(694)	(2)
Non-GAAP Product development expense	$10,416	15%	$8,860	24%

General and administrative expense	$23,017	32%	$12,368	34%
Less: Stock-based compensation expense	(4,983)	(7)	(1,186)	(3)
Non-GAAP General and administrative expense	$18,034	25%	$11,182	31%
Liquidity and Capital Resources

Sources of Liquidity
Our principal sources of liquidity are our cash and cash equivalents and investments. As of June 30, 2022, we had $123.3 million of cash and cash equivalents, $140.5 million in short-term investments, and $24.6 million in long-term investments. Additionally, these amounts do not include funds of $38.2 million held by our payment processor that we record separately on our balance sheet in accounts receivable. Cash and cash equivalents consist of operating cash on deposit with financial institutions and money market fund investments. To increase the returns on our cash and cash equivalents, we have opened investment accounts with financial institutions to invest in investments such as fixed income securities, which include U.S. government agency securities, municipal securities, treasury bills and certificates of deposit, commercial paper, asset-backed securities, and investment-grade corporate debt securities.

As a result of the repayments and terminations of our credit facilities and Paycheck Protection Program Promissory Note and Agreement during the year ended December 31, 2021 as discussed in Note 10—Debt, we no longer have any outstanding debt or existing credit agreements.

Since inception, we have incurred operating losses and, until the year ended December 31, 2021, negative annual operating cash flows, and have financed our operations through the sale of equity securities, the incurrence of debt, and the cash proceeds from the merger with Caravel. For the six months ended June 30, 2022, we incurred operating losses of $16.5 million and had positive operating cash flows of $13.6 million. As we continue to invest in growing our business and service offerings, we expect that operating losses could continue for the foreseeable future and operating cash flows could fluctuate from positive to negative from quarter to quarter or year to year. As a result, we may require additional capital resources.

Based upon our current operating plans, we believe that our cash and cash equivalents and investments, combined with any cash flows from operations, will be sufficient to fund our operations through June 30, 2023 and our foreseeable cash needs for the longer term. However, these forecasts involve substantial risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we expect. Our future capital requirements and the adequacy of available funds will depend on many factors, including, but not limited to our ability to grow our revenue and the impact of the COVID-19 pandemic, macroeconomic and geopolitical conditions, and other factors described elsewhere in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

We will continually evaluate opportunities to enhance our long-term liquidity for any long-term funding not provided by operating cash flows, cash and cash equivalents and investments, which could include selling additional equity or debt securities, or obtaining credit facilities, for strategic reasons or to further strengthen our financial position. In addition, we will, from time to time, consider the acquisition of, or investment in, complementary businesses, products, services, and technologies, which might affect our liquidity requirements or cause us to secure financing, or issue additional equity or debt securities. The sale of additional equity or convertible debt securities would be dilutive to our stockholders. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations could be adversely affected.

Capital Resources

We continue to invest in the development and expansion of our operations. Ongoing investments include, but are not limited to, technology and platform enhancements, research of and investments in new service offerings and adjacent opportunities, as well as investments in marketing and advertising and personnel to support our growth and newly public company status.

Our material cash requirements from known contractual and other obligations as of June 30, 2022 primarily relate to lease obligations. See Note 11—Commitments and Contingencies for a discussion of our lease obligations and other commitments. Additionally, we have non-cancelable commitments for network and cloud services, and other items in the ordinary course of business. As of June 30, 2022, we had $13.4 million in non-cancelable commitments, with varying expiration terms through June 30, 2025. These amounts are determined based on the non-cancelable quantities or termination amounts to which we are contractually obligated. We anticipate long-term cash uses may also include strategic acquisitions or investments.

Cash Flows
The following table summarizes our cash flows for the periods indicated.

	Six Months Ended June 30,
	2022	2021
	(in thousands)
Net cash provided by (used in):
Operating activities	$13,610	$25,766
Investing activities	(171,555)	(3,362)
Financing activities	2,483	130
Effect of foreign exchange on cash, cash equivalents and restricted cash	(105)	4
Net (decrease) increase in cash, cash equivalents and restricted cash	$(155,567)	$22,538
Operating Activities
Net cash provided by operating activities was $13.6 million for the six months ended June 30, 2022. The most significant non-cash components of our cash provided by operations was stock-based compensation of $9.1 million, depreciation and amortization of $6.3 million, $1.5 million of non-cash operating lease costs, partially offset by a net loss of $11.8 million which included a non-cash gain related to the change in fair value of derivative warrant liabilities of $4.6 million. These non-cash amounts were offset by a cash inflow of $13.3 million attributable to changes in operating assets and liabilities. The cash inflow of $13.3 million was a result of an increase of $27.6 million in deferred revenue, pet parent deposits, and pet care provider liabilities due to increased payments received from customers in advance of revenue recognition, partially offset by a $12.2 million decrease in accounts receivable due to the timing of funds received from our payment processer and a $1.7 million decrease in operating lease liabilities. The remaining $0.5 million change within changes in operating assets and liabilities was across the remaining line items.
Net cash provided by operating activities was $25.8 million for the six months ended June 30, 2021. The most significant component of our cash provided by operations was a net loss of $13.4 million, which included a non-cash expense related to depreciation and amortization totaling $7.2 million, stock-based compensation of $2.1 million and $1.0 million of non-cash operating lease costs. This was offset by an increase in operating assets and liabilities, primarily as a result of an increase of $35.9 million in deferred revenue, pet parent deposits, and pet care provider liabilities due to increased payments received from customers in advance of revenue recognition as the business recovered from the COVID-19 pandemic.
Investing Activities
Net cash used in investing activities for the six months ended June 30, 2022 was $171.6 million, which was primarily driven by our purchase of available-for-sale securities of $174.3 million, an investment of $5.7 million related to a business acquisition, an investment in internal-use software of $3.7 million associated with new product development and technology enhancements, and the purchase of property and equipment of $0.4 million for computers and peripheral equipment to support the 69% increase in average total headcount as compared to the second quarter of 2021. This was partially offset by $12.6 million of maturities of available-for-sale securities.
Net cash used in investing activities for the six months ended June 30, 2021 was $3.4 million, which was primarily driven by our investment in internal-use software of $3.0 million and purchase of property and equipment of $0.4 million.
Financing Activities
Net cash provided by financing activities for the six months ended June 30, 2022 was $2.5 million, which was primarily driven by $3.8 million of proceeds from the exercise of stock options partially offset by $1.3 million of tax payments related to the settlement of equity awards.
Net cash provided by financing activities for the six months ended June 30, 2021 was $0.1 million, which consisted of $1.5 million of proceeds from exercises of stock options offset by $1.4 million of payment of deferred transaction costs.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

For business combinations, as of the date of an acquisition we recognize the identifiable assets acquired and liabilities assumed at fair value. Intangible assets acquired are measured at their acquisition date fair value using valuation techniques that are subject to judgment. Any excess of the consideration over the fair value of identifiable net assets is recorded as goodwill. Amounts that are not part of the consideration transferred are recognized separately from a business combination and are expensed as incurred.

Actual results may differ from these estimates under different assumptions or conditions. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

There have been no material changes to our critical accounting policies and estimates as compared to the critical accounting policies and estimates disclosed under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Recent Accounting Pronouncements
See Note 2—Summary of Significant Accounting Policies to our condensed consolidated financial statements included elsewhere in this report for recently issued accounting pronouncements not yet adopted, recently accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

JOBS Act Accounting Election
We are an “emerging growth company,” as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We expect to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, investment, inflation and foreign currency translation and transaction risks, and risks to the availability of funding sources, hazard events, and specific asset risks.
Investment and Interest Rate Risk
We are exposed to interest rate risk related primarily to our investment portfolio. Changes in interest rates affect the interest earned on our total cash, cash equivalents, and marketable securities and the fair value of those securities.
Our investment portfolio consists of short-term and long-term fixed income securities, including commercial paper, U.S. government and investment-grade corporate debt securities, asset-backed securities, agency bonds, and money market funds. These securities are classified as available-for-sale and, consequently, are recorded in the condensed consolidated balance sheets at fair value with unrealized gains or losses, net of tax reported as a separate component of stockholders’ equity (deficit) within accumulated other comprehensive income (loss). Our investment policy and strategy are focused on the preservation of capital and supporting our liquidity requirements without significantly increasing risk. We do not enter into investments for trading or speculative purposes.
Our investments are exposed to market risk due to the fluctuation of prevailing interest rates that may reduce the yield on our investments or their fair value. Based on our investment portfolio balance as of June 30, 2022 and December 31, 2021, a hypothetical 100 basis point change in interest rates would not have materially affected our condensed consolidated financial statements due to the predominately short-term nature of our investment portfolio. We currently do not hedge these interest rate exposures.
Foreign Currency Risk
Our reporting currency is the U.S. dollar, while certain of our current subsidiaries have and future subsidiaries will be expected to have other functional currencies, including the British Pound, the Euro, and the Canadian dollar. Our international revenue, as well as costs and expenses denominated in foreign currencies, expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. Accordingly, we are subject to foreign currency risk, which may adversely impact our financial results.
We are also exposed to foreign exchange rate fluctuations as we translate the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the translation adjustments resulting from the conversion of the financial statements of our foreign subsidiaries into U.S. dollars would result in a gain or loss recorded as a component of accumulated other comprehensive income (loss) which is part of stockholders’ equity.
For bookings made on our platform outside of the United States, we collect and hold the gross booking value denominated in foreign currency amounts. We then utilize these foreign currency denominated amounts to settle amounts due to pet care providers in the same currency. As relates to the net revenue earned on these bookings, we benefit from a weakening of the U.S. dollar and are adversely affected by a strengthening of the U.S. dollar. We partially offset this foreign currency risk by maintaining the foreign currency amounts in their local currency and using them to fund international operations in their functional currencies. The effect of movements in exchange rates on the remaining foreign currency amounts is recorded as unrealized gains or losses in other income (expense), net in our condensed consolidated statements of operations. For the three and six months ended June 30, 2022, we have recorded $0.5 million and $0.8 million, respectively, in foreign currency losses. At this time, we do not, but we may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk.
Inflation Risk
We do not believe that inflation has had a material negative effect on our business, results of operations, or financial condition. A rise in pet care provider initiated prices has had the impact of higher revenues given our take rate structure. However, increased inflationary pressures could pose risks in three areas of our business. First, our cost structure has increased due to higher wages over the past year and could increase further due to increased prices from vendors. Second, our pet care providers could increase prices on the platform so much that pet owner demand and bookings decline. Third, the overall price of travel could increase so much that demand for pet care services declines. Our inability or failure to offset such higher costs or any negative inflationary impact on demand could adversely affect our business, results of operations, or financial condition.

Item 4. Controls and Procedures.
Evaluation of Disclosure Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2022. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, due to the material weaknesses in internal control over financial reporting described below, our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective at the reasonable assurance level as of such date. In light of these material weaknesses, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. Notwithstanding these material weaknesses, management has concluded that the condensed consolidated financial statements included in this report are fairly stated in all material respects in accordance with U.S. GAAP.
Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the preparation of our consolidated financial statements as of December 31, 2021 and 2020 and for the three years in the period ended December 31, 2021, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We did not design or maintain an effective control environment due to an insufficient complement of personnel with the appropriate level of knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

• We did not design and maintain sufficient formal procedures and controls to achieve complete and accurate financial reporting and disclosures, including controls over the preparation and review of journal entries and account reconciliations. Additionally, we did not design and maintain controls to ensure appropriate segregation of duties.

• We did not design and maintain effective controls related to the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions. Specifically, we did not design and maintain controls to timely identify and account for warrant instruments that are derivative financial instruments.

The material weakness related to accounting for warrant instruments resulted in the restatement of the previously issued financial statements of Caravel related to warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial statement disclosures. The other material weaknesses described above did not result in a material misstatement to the consolidated financial statements, however they did result in adjustments to several accounts and disclosures prior to the original issuance of the financial statements. Additionally, these material weaknesses could result in a misstatement of substantially all of the financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

• We identified an additional material weakness as a result of the material weakness in our control environment in that we did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain:

(1) program change management controls for financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (2) user access controls to ensure appropriate segregation of duties that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel; (3) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored; and (4) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in a material misstatement to the financial statements, however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, we have determined these deficiencies in the aggregate constitute a material weakness.
Remediation Efforts to Address Previously Identified Material Weakness
Our management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation of previously identified material weaknesses. These remediation measures are ongoing and include the following:
•Sufficiency of personnel — we have added and will continue to add experienced accounting resources to support the achievement of financial reporting and internal control objectives and provide internal control training to enhance employees’ competence and experience required to fulfill their roles and responsibilities.
•Risk assessment — we initiated formalizing our internal controls environment and performed a risk assessment and scoped key systems and business processes, including a risk assessment at the financial statement assertion level to ensure that the level of precision of relevant controls is adequate to address the identified risks. We will continue to revise and enhance the design of existing controls and implement new controls, update documentation and strengthen supervisory reviews by our management.
•Professional services firm — we engaged a professional accounting services firm to provide relevant internal control training to business process owners and key executives, assist in the implementation of our risk assessment over financial reporting controls, and to advise us on the design of new and existing controls, including information technology general controls.

We believe the measures described above will contribute toward the remediation of the control deficiencies we have identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to review, optimize and enhance our controls and procedures. As we continue to evaluate and work to improve our internal control over financial reporting, we may take additional measures to address control deficiencies, or we may modify certain of the remediation measures described above. These material weaknesses will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. Accordingly, the material weaknesses are not remediated as of June 30, 2022.
Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the three months ended June 30, 2022, covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information
Item 1. Legal Proceedings.
For information regarding legal proceedings in which we are involved, see Note 11—Commitments and Contingencies under the subsection titled “Litigation and Other” in our Notes to Condensed Consolidated Financial Statements in Part I, Item 1 of this report.

Item 1A. Risk Factors.

You should consider carefully the following risks and uncertainties, together with the other information in this report, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 33 and our unaudited condensed consolidated financial statements and related notes beginning on page 7, and in our other public filings in evaluating our business. Current global economic events and conditions may amplify many of these risks. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the following risks actually occur, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the market price of our Class A Common Stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and may continue to materially adversely impact our business, operating results and financial condition.

Beginning in 2020, governments imposed various restrictions to limit the spread of COVID-19, including emergency declarations at the federal, state and local levels, school and business closings, quarantines, “shelter at home” orders, travel restrictions, limitations on social or public gatherings and other social distancing measures. These actions, the spread of COVID-19 infections among pet parents, pet care providers and our employees, and new habits such as increased adoption of remote and hybrid working arrangements and increased reliance on online meeting tools rather than in-person meetings and business travel, had and may continue to have a material adverse impact on our long-term business, operations and financial condition, and the demand for pet care.

Given the evolving nature of COVID-19, including novel strains of the virus and the uncertainty it has produced around the world, we do not believe it is possible to predict the COVID-19 pandemic’s medium- to long-term impact on our business, operating results and financial condition. The extent of the longer term impact of the COVID-19 pandemic on our business and financial results will depend largely on future developments, the development, severity and transmissibility of novel strains of the COVID-19 virus, such as the Delta and Omicron variants and sub-variants, impacts on travel or work behavior, the impact on capital and financial markets and on the United States and global economies, the availability, uptake, and effectiveness of vaccines and boosters, the prevalence of local, national and international travel restrictions, any risk or perceived risk that pets may be a vector for COVID-19, and governmental or regulatory orders that impact our business, all of which are highly uncertain and cannot be predicted.

Although demand for our offerings resumed in May 2021 as shelter-in-place orders and travel advisories lifted and we have since achieved record quarterly highs for new and repeat bookings and GBV, we continue to see demand adversely impacted as a result of each COVID wave or variant and cancellation rates that remain elevated compared to pre-pandemic levels. Despite achieving increases in revenue, GBV and new and repeat bookings in the three and six months ended June 30, 2022 as compared to the three and six months ended June 30, 2021, the effect and extent of the impacts of the COVID-19 pandemic on our business in the near and medium-term continue to be uncertain and difficult to predict. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of COVID-19.” Accordingly, our business may again be negatively impacted if governmental orders and advisories are reinstated due to novel strains of COVID-19 or if our pet parent and pet care provider base are infected with COVID-19 or their behavior is impacted due to such infections or new COVID-19 variants or sub-variants, and may remain depressed for a significant length of time if COVID-19 results in long-term changes in behavior. We cannot predict when, if ever, cancellation rates will return to pre-pandemic levels, nor do we know how pet parent and pet care provider behavior will be impacted even if pre-pandemic levels of cancellation rates return. Any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, will materially adversely impact our business, operating results, financial condition and prospects.

Most of our employees and many pet parents are still working remotely and these arrangements, especially if maintained over the long-term, could have a number of materially negative impacts on our business, including:
•reduced demand for daytime pet care services due to pet parents’ presence at home;
•lower customer satisfaction resulting from potential delays or slower than usual response times in support assistance to pet parents and pet care providers that use our platform;
•slower execution of our business plans and reduced productivity and availability of key personnel, other employees and third-party service providers that perform critical services;

•potential operational failures due to changes in our historical business practices;
•increased consumer privacy, information technology security and fraud risks; and
•impairment charges related to real property lease agreements if remote work arrangements become permanent.

Any decline or disruption in the travel and pet care services industries or an economic downturn could materially adversely affect our business, results of operations and financial condition.

Our financial performance is substantially dependent on the strength of the travel and pet services industries. In addition to the impacts of COVID-19 as discussed elsewhere in this report, other events beyond our control can result in declines in travel or continued work-from-home policies. For example, Russia’s invasion of Ukraine and its resulting consequences, such as increasing fuel and commodity prices and the potential for political unrest or military conflict to spread across Europe, could materially adversely impact travel and demand for our services in all of our markets, especially our United Kingdom and Western European markets. Further, rising inflation and interest rates, lower consumer confidence, an economic downturn, volatility in the stock market, and delays, cancellations and other disruptions impacting the travel industry could adversely impact travel and demand for our services. For example, our pet care providers have increased prices on the platform and may continue to raise prices to a degree that pet owner demand declines, and the overall price of travel could increase to a degree that demand for pet care services declines. Because these events or concerns and the full impact of their effects are largely unpredictable and difficult to measure, they can dramatically and suddenly affect travel and work behavior by pet parents and therefore demand for our platform, which could materially adversely affect our business, operating results and financial condition.

Our financial performance is also subject to global economic conditions and their impact on levels of discretionary consumer spending. Downturns in worldwide or regional economic conditions beyond our control, such as the downturn resulting from the COVID-19 pandemic or a future downturn resulting from rising inflation or interest rates, lower consumer confidence, changes in monetary or fiscal policy, volatility due to geopolitical instability, such as the Russian invasion of Ukraine, or the uncertainty arising from these events have led or could lead to a general decrease in travel and spending on pet care services. Future downturns in economic conditions in the United States or worldwide may materially adversely impact demand for our platform, our business, operating results and financial condition.

We have incurred net losses in each year since inception and may not be able to achieve profitability.

As of June 30, 2022, we had an accumulated deficit of $332.1 million. Historically, we have invested significantly in efforts to grow our pet parent and pet care provider network, introduced new or enhanced offerings and features, increased marketing spend, expanded operations, and hired additional employees. We are passionate about continually enhancing the experience of pets, pet parents and pet care providers, which may not necessarily maximize short-term financial results. This focus may not be consistent with our short-term expectations and may not produce the long-term benefits expected. In the second quarter of 2020, as a result of the COVID-19 pandemic, we significantly reduced fixed and variable costs. Over time, we have begun to reinvest in our business and have made and expect to continue to make significant investments related to improving market conditions and operating as a public company. For example, we recently consummated a small acquisition of an early-stage company that operates a virtual dog training platform and made a small investment in another early-stage company with a complementary service offering. Especially in light of the COVID-19 pandemic, we may not succeed in increasing revenue sufficiently to offset these higher expenses or achieve a positive return on our acquisitions and investments, which would adversely impact our ability to achieve profitability.

Our historic revenue growth rate has slowed over time and may slow or reverse again in the future.

Prior to COVID-19, we experienced significant revenue growth from 2016 to 2019, growing from $16 million to $95 million in revenue. In 2020, revenue decreased 49% from 2019 due to the COVID-19 pandemic. Although 2021 revenue exceeded 2019 levels and growth in the first half of 2022 has been strong despite the continued adverse impacts of the COVID-19 pandemic, such growth may again reverse or slow due to decreased demand or elevated cancellation rates resulting from novel strains of the COVID-19 virus, low vaccination rates, seasonal variations, or negative impacts on travel, the pet care industry or the economy due to general economic conditions, sustained levels of increased inflation (including inflation related to the prices charged by pet care providers on our platform), rising interest rates, lower consumer confidence, changes in monetary or fiscal policy, increased fuel costs, or geopolitical events related to the ongoing Russian invasion of Ukraine and its resulting impacts on energy and commodity prices. Investors should not rely on our revenue or revenue growth for any previous quarterly or annual period as any indication of revenue or revenue growth in future periods.

Future revenue growth depends on the growth of the number of pet parents on our platform, the frequency with which they seek to book services, our ability to attract sufficient high-quality pet care providers to meet pet parent demand, and the effects of general economic and business conditions worldwide, including trends in the travel industry, inflation, consumer confidence, fiscal and monetary policy, fuel and commodity costs, and interest rates. We also expect to continue to make investments in the development and expansion of our technology and business, which may not result in increased revenue or growth. If the demand for access to online marketplaces for individual pet care services does not grow, or if we are unable to maintain share, our revenue growth rate could be materially adversely affected. A softening of demand, especially in the acquisition of new pet parents, which may be caused by events outside of our control, such as COVID-19, changes in pet parent and pet care provider preferences, an economic downturn, or other risks described elsewhere in this report, will result in decreased revenue. For example, starting in the second quarter of 2022 and continuing through July, we are seeing the Google query volume for some key terms, which is correlated to demand from new customers, decreasing year-over-year as compared to the outsized gains of 2021, but still significantly above 2019 levels.

Our Adjusted EBITDA may not continue to grow over time and may slow or reverse again in the future.

Although our Adjusted EBITDA has continued to improve on an annual basis and was positive for the first time during 2021, we may experience declines in Adjusted EBITDA on a quarterly or annual basis for as long as the COVID-19 pandemic continues to materially adversely impact our business or if general economic and business conditions worsen. Other adverse developments in our business, including lower than anticipated revenue and higher operating expenses due to increased investments in the business, higher personnel costs, increased advertising, marketing and stock-based compensation expenses, operating costs from acquisitions, or unanticipated events, could negatively impact our future Adjusted EBITDA. If our future Adjusted EBITDA fails to meet investor or analyst expectations, it is likely to have a materially negative effect on our stock price. Adjusted EBITDA is a supplemental metric that is not calculated and presented in accordance with GAAP. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures” for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP, and for additional information.

Online marketplaces for pet care are still in relatively early stages of growth and if demand for them does not continue to grow, grows slower than expected, or fails to grow as large as expected, our business, financial condition and operating results could be materially adversely affected.

Demand for booking pet care through online marketplaces has grown rapidly since the 2011 launch of our platform, but such platforms are still relatively new and it is uncertain to what extent market acceptance will continue to grow, if at all. Our success will depend to a substantial extent on the willingness of people to obtain pet care through platforms like ours. If the public does not perceive these services as beneficial, or chooses not to adopt them, or instead adopts alternative solutions, then the market for our platform may not further develop, may develop slower than we expect, or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition and operating results.

Our marketing efforts to help grow the business may not be effective.

Promoting awareness of our platform is important to our ability to grow the business and to attract new pet parents and pet care providers. Since inception, our user base has grown in large part as a result of word-of-mouth, complemented by paid and organic search, social media and other online advertising and infrequent television advertising. Many of our marketing efforts to date have focused on amplifying and accelerating this word-of-mouth momentum and such efforts may not continue to be effective. Although we continue to rely significantly on word-of-mouth, organic search and other unpaid channels, we believe that a significant amount of the growth in the number of pet parents and pet care providers that use our platform also is attributable to our paid marketing initiatives.

Prior to the impact of COVID-19, marketing efforts included referrals, affiliate programs, free or discount trials, partnerships, display advertising, billboards, radio, video, television, direct mail, social media, email, podcasts, classified advertisement websites, mobile “push” communications, search engine optimization and paid keyword search campaigns. During upticks in the COVID-19 pandemic in 2020 and 2021, we managed marketing spend carefully, focusing expenses primarily in keyword search campaigns and testing. More recently, we are investing into the recovery with increased spending on social media and streaming video, with a careful eye toward measurable results. Our marketing initiatives may become increasingly expensive and generating a meaningful return on these initiatives may be difficult. Even if we successfully increase revenue as a result of paid marketing efforts, we may not offset the additional marketing expenses incurred. Moreover, marketing investments are made ahead of GBV, and thus marketing as a percentage of revenue is correlated to increases in cancellation rates as we incur marketing expense for a booking that is not completed. Some or all of our marketing efforts have been less effective in periods of lower overall category demand and may be limited in their ability to help us grow our business in the future.

Some providers of consumer devices, mobile or desktop operating systems, and web browsers have, or have announced plans to, disable or block tracking technologies which, if widely adopted, could also result in online tracking methods becoming significantly less effective. Similarly, our vendors, particularly those providing advertising and analytics products and services have modified and may continue to modify their products and services in ways that could reduce the efficiency of our marketing efforts and our access to data about use of our platform. Limits to our use of these technologies could harm our ability to personalize the experience of buyers, increase our costs, and limit our ability to attract and retain pet care providers and pet parents on cost-effective terms. If marketing efforts to help grow the business are not effective, our business, financial condition and operating results could be materially adversely affected.

If we fail to retain existing pet care providers or attract new pet care providers, or if pet care providers fail to provide high-quality offerings, our business, operating results and financial condition would be materially adversely affected.

Our business depends on pet care providers maintaining their use of our platform and engaging in practices that encourage pet parents to book their services, including increasing the number of offerings that are available to book, providing timely responses to inquiries from pet parents, offering a variety of desirable and differentiated offerings at competitive prices that meet the expectations of pet parents, and offering exceptional services to pets and pet parents. These practices are outside of our direct control. If pet care providers do not establish or maintain enough availability, the number of bookings declines for a particular period, or pet care provider pricing is unattractive or insufficient, revenue will decline and our business, operating results and financial condition would be materially adversely affected.

Other factors that could adversely impact the availability of pet care providers and the number of offerings on our platform include:
•our inability to offer sufficient tools to assist them;
•our inability to attract large number of prospective pet parents to our platform;
•the COVID-19 pandemic or other pandemics or health concerns and their impact on pet care providers;
•fees we charge to pet care providers to use our platform;
•pet care providers choosing other third-party platforms over our platform;
•economic, social and political factors;
•negative perceptions of trust and safety on and off our platform;
•negative experiences with pets and pet parents, including pets who damage pet care provider property;
•our efforts or failure or perceived failure to comply with regulatory requirements;
•any discontinuation of, or reduction in reimbursement benefits under, the Rover Guarantee program (which provides both pet parents and pet care providers up to $25,000 for costs arising from certain injuries or damages that occur during a service booked and paid through Rover and up to $1 million for costs arising from damage to pet parent property or certain third-party injuries, subject to terms and conditions thereunder);
•large numbers of pet parent cancellations;
•changes to income tax reporting requirements, including reduced income reporting thresholds for payment processors that have recently become law; and
•removal of pet care providers from our platform due to violation of our community standards or other factors we deem detrimental to our community.

If we are unable to attract and retain individual pet care providers in a cost-effective manner, or at all, our business, operating results and financial condition would be materially adversely affected.

Pet care providers have a range of options for offering their services. They may advertise their offerings in multiple ways that may or may not include our platform. Some of our pet care providers have chosen to cross-list their offerings on other platforms, which reduces the availability of such offerings on our platform. When offerings are cross-listed, the price paid by pet parents on our platform may be or may appear to be less competitive for many reasons, including differences in fee structure and policies, which may cause pet parents to book with competitors, which could materially adversely affect our business, operating results and financial condition. Additionally, certain pet parents reach out to our pet care providers (and vice versa) and incentivize them to book directly with them and bypass our platform, which reduces the use of our platform. Some pet care providers may choose to stop offering services all together for a variety of reasons, including work obligations or health concerns. In addition, pet care providers have in the past sourced bookings from us and then completed the transaction off of our platform and may continue to do so, and we cannot prevent this activity entirely. A change in our ability to attract pet care providers to our platform, enable them to generate income, and dissuade them from sourcing bookings off our platform could negatively impact our ability to provide sufficient offerings to attract and serve pet parents and, in turn, have a significant negative impact on our GBV, bookings, revenue, operating results and financial condition.

If we fail to retain existing pet parents or add new pet parents, or if pet parents fail to receive high-quality offerings, our business, operating results and financial condition would be materially adversely affected.

Our success depends significantly on retaining existing pet parents and attracting new pet parents to use our platform, increasing the number of repeat bookings that pet parents make and attracting them to different types of service offerings on our platform. Pet parents have a range of options for meeting their pet care needs and may choose to arrange for pet care services with pet care providers outside of our platform. Our ability to attract and retain pet parents could be materially adversely affected by a number of factors, such as:
•pet care providers failing to provide differentiated, high-quality and adequately available pet services at competitive prices;
•increasing prices set by pet care providers;
•the fees we charge to pet parents for use of the platform;
•taxes;
•our failure to facilitate new or enhanced offerings or features that pet parents value;
•the COVID-19 pandemic or other pandemics or health concerns and their impact on pet parents;
•macroeconomic, geopolitical and other conditions, including sustained levels of increased inflation and rising interest rates, lower consumer confidence, outside of our control affecting travel or business activities generally;
•elevated levels of delays or cancellations impacting travel activities;
•increased or continuing restrictions on travel and immigration;
•the impact of climate change on travel and seasonal destinations (such as fires, floods and other natural disasters);
•the performance of our matching algorithms;
•pet parents not receiving timely and adequate support from us;
•negative perceptions of the trust and safety of our platform;
•negative associations with, or reduced awareness of, our brand;
•declines and inefficiencies in our marketing efforts;
•our platform not being perceived as easy to navigate;
•pet parents experiencing an unsatisfactory sign-up, search, booking, or payment experience on our platform;
•any discontinuation of, or reduction in reimbursement benefits under, the Rover Guarantee program;
•our failure to provide a user experience in a manner that meets rapidly changing demand;
•any actual or perceived breach of privacy, data protection or security on our platform;
•our efforts or failure or perceived failure to comply with regulatory requirements; and

•our decision to remove pet parents from our platform for not adhering to our community standards or other factors we deem detrimental to our community.

The success of our platform relies on our matching algorithms and other proprietary technology and any failure to operate and improve our algorithms or to develop other innovative proprietary technology effectively could materially adversely affect our business, financial condition and operating results.

We use proprietary Rover matching algorithms in an effort to maximize customer satisfaction and retention, as well as to optimize return on marketing expenses. Built to improve with data science, we have carefully designed algorithms to leverage growing scale by helping pet parents find increasingly better matches as our provider network expands. Successfully using our algorithms to match pet parents and pet care providers is crucial to our continued success, as better matches can lead to more bookings, more data and, in turn, further improvements to our algorithms. Any failure to successfully operate or improve our algorithms or to develop other innovative proprietary technology could materially adversely affect our ability to maintain and expand our business. Fewer matches could lead to fewer bookings, which could in turn lead to less or lower quality data, which could affect our ability to improve our algorithms and maintain, market and scale our platform effectively.

Additionally, there is increased governmental interest in regulating technology companies in areas including algorithm-based discrimination. Any failure, or perceived failure, or negative consequences associated with our efforts to comply with any present or future laws or regulations in this area could subject us to claims, actions and other legal and regulatory proceedings, fines or other penalties and other enforcement actions and result in damage to our reputation and adversely affect our business, financial condition and operating results.

Our fee structure is impacted by a number of factors and ultimately may not be successful in attracting and retaining pet parents and pet care providers.

Demand for our platform is highly sensitive to a range of factors, including the prices that pet care providers set for their services, the level of potential earnings required to attract and retain pet care providers, and the fees we charge pet care providers and pet parents. Many factors, including operating costs, legal and regulatory requirements, constraints or changes and our current and future competitors’ pricing and marketing strategies, could significantly affect our pricing strategies. Existing or future competitors offer, or may in the future offer, lower-priced or a broader range of offerings. Similarly, certain competitors may use marketing strategies that enable them to attract or retain pet parents or pet care providers at a lower cost than us. There can be no assurance that we will not be forced, through competition, regulation, or otherwise, to reduce the fees charged to pet care providers and pet parents, or to increase marketing and other expenses to attract and retain pet parents and pet care providers in response to competitive pressures.

We have launched and may in the future launch new fee strategies or modify existing fee strategies, any of which may not ultimately be successful in attracting and retaining pet parents and pet care providers. Further, pet parents’ price sensitivity may vary by geographic location. In particular, our continued international expansion may require us to change our fee structure and to adjust to different cultural norms in different locales, which efforts may not be successful. While we attempt to set fees based on prior operating experience and pet parent and pet care provider feedback and engagement levels, our assessments may not be accurate. In addition, if the offerings on our platform change, then we may need to revise our fee structures.

The business and industry in which we participate are highly competitive and we may be unable to compete successfully with our current or future competitors.

We operate in a highly competitive environment and face significant competition in attracting pet care providers and pet parents. Pet parents have a range of options to find and book pet care offerings, both online and offline. We believe that our competitors include:
•friends, family and neighbors that pet parents go to for pet care within their personal networks;
•local independent operators;
•large, commercial providers such as kennels and daycares;
•online aggregators and directories, such as Craigslist, Nextdoor, and Yelp; and

•other digital marketplaces, such as Wag and the pet care offerings on Care.com in the United States, and small operators such as Gudog and Pawshake outside of the United States.

In addition, other companies with significantly greater resources than ours may enter the industry and we may not effectively compete against them.

We believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:
•the popularity and adoption of online marketplaces to obtain services from individual pet care providers;
•the popularity, utility, ease of use, performance and reliability of our offerings compared to those of our competitors;
•our reputation and brand strength relative to our competitors;
•the prices of offerings and the fees we charge pet care providers on our platform;
•our ability to attract and retain qualified pet care providers;
•the perceived safety and cleanliness of offerings on our platform, especially throughout the COVID-19 pandemic;
•cancellation policies, especially throughout the COVID-19 pandemic;
•our ability, and the ability of our competitors, to develop new offerings and make acquisitions and investments;
•our ability to establish and maintain relationships with partners;
•changes mandated by, or that we elect to make to address, legislation, regulatory authorities or litigation, including settlements, judgments, injunctions and consent decrees;
•our ability to attract, retain and motivate talented employees;
•our ability to raise additional capital; and
•acquisitions or consolidation within our industry.

Currently, our primary competition is from the friends, family and neighbors to whom pet parents often turn for pet services within their personal networks. Given that online marketplaces offering pet services are a relatively nascent business model and are rapidly evolving, reliance on personal networks is still prevalent. Current and potential competitors (including any new entrants into the market) may enjoy substantial competitive advantages over us, such as greater name recognition, longer operating histories, greater category share in certain markets, market-specific knowledge, established relationships with local pet parents and pet care providers and larger existing user bases in certain markets, more successful marketing capabilities and substantially greater financial, technical and other resources than we have. Competitors may be able to provide pet parents with a better or more complete experience and respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or pet care provider and pet parent requirements or preferences.

The pet care industry also may experience significant consolidation or the entrance of new players. Some of our competitors have and could further adopt aspects of our business model, which could affect our ability to differentiate our offerings from competitors. Increased competition could result in reduced demand for our platform from pet care providers and pet parents, slow our growth and materially adversely affect our business, operating results and financial condition. Consolidation among our competitors could give them increased scale and may enhance their capacity, abilities and resources and lower their cost structures. In addition, emerging start-ups may be able to innovate and focus on developing a new product or service faster than we can or may foresee consumer need for new offerings or technologies before we do.

New offerings and initiatives can be costly and if we unsuccessfully pursue such offerings and initiatives, we may fail to grow and our business, operating results, financial condition and prospects would be materially adversely affected.

We plan to invest in new offerings that differentiate us from our competitors. For example, we recently acquired an early-stage company that operates a virtual dog training platform and made a small investment in an early-stage company with a complementary service offering, and have increased investment in The Dog People, our pet-related blog, and The Rover Store, which offers Rover-branded merchandise for sale alongside third-party merchandise. Developing new offerings increases our expenses and organizational complexity and we have and may continue to experience difficulties in developing these new offerings.

Our new offerings have a high degree of risk, as they may involve unproven businesses with which we have limited or no prior development or operating experience. There can be no assurance that consumer demand for such offerings will exist or be sustained at the levels that we anticipate, that we will be able to successfully manage the development and delivery of such offerings, or that any of these offerings will gain sufficient market acceptance to generate sufficient revenue to offset associated expenses or liabilities. For example, we introduced, then later deactivated, an on-demand dog walking offering and a grooming offering. It is also possible that offerings developed by others will render our offerings noncompetitive or obsolete. If we do not realize the expected benefits of our investments, we may fail to grow and our business, operating results and financial condition would be materially adversely affected.

We rely on internet search engines to drive traffic to our platform to grow revenue and if we are unable to drive traffic cost-effectively, it would materially adversely affect our business, operating results and financial condition.

Our success depends in part on our ability to attract pet care providers and pet parents through unpaid internet search results on search engines. The vast majority of our unpaid internet search results comes from a single search platform. The number of pet care providers and pet parents that we attract to our platform from search engines is due in large part to how and where our website ranks in unpaid search results. These rankings can be affected by many factors, many of which are not under our direct control and may change frequently. As a result, links to our website or mobile applications may not be prominent enough to drive traffic to our website and we may not know how or otherwise be able to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of our competitors. Search engines may also adopt a more aggressive auction-pricing system for paid search keywords that would cause us to incur higher advertising costs or reduce our market visibility to prospective pet parents. Any reduction in the number of pet care providers and pet parents directed to our platform due to search engines ranking our listings lower than they currently do could adversely affect our business, financial condition and operating results.

Further, we have used performance marketing products offered by search engines and social media platforms to distribute paid advertisements that drive traffic to our platform. A critical factor in attracting pet care providers and pet parents to our platform has been how prominently offerings are displayed in response to search queries for key search terms. The success of pet services logistics and our brand has at times led to increased costs for relevant keywords as our competitors competitively bid on our keywords, including our brand name. However, we may not be successful in our efforts to drive traffic growth cost-effectively. If we are not able to effectively increase our traffic growth without increases in spend on performance marketing, our business, operating results and financial condition could be materially adversely affected.

Maintaining and enhancing our brand reputation is critical to our growth and negative publicity could damage our brand, thereby harming our ability to compete effectively and could materially adversely affect our business, operating results and financial condition.

Maintaining and enhancing our brand reputation is critical to our ability to attract pet care providers, pet parents and employees, to compete effectively, to preserve and deepen the engagement of our existing pet care providers, pet parents and employees, to maintain and improve our standing in the communities where our pet care providers operate, including our standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation and government investigations. We are heavily dependent on the perceptions of pet care providers and pet parents who use our platform to help make word-of-mouth recommendations that contribute to our growth. Negative perception of our platform or company may harm our reputation, brand and local network effects and could potentially lead to increased regulatory or litigation exposure, including as a result of:
•complaints or negative publicity (media reports, social media posts, and blogs) about us, our platform, pet parents, pet care providers, our third-party background check provider, third-party identity verification provider, or our policies and guidelines;
•illegal, negligent, reckless, or otherwise inappropriate behavior by pet care providers, pet parents or third parties;
•injuries or other safety-related issues involving pets;
•actual or rumored incidents involving the safety or security of pets, pet care providers, pet parents, or other members of the public, including incidents that are mistakenly attributed to us and any resulting media coverage;

•a pandemic or an outbreak of disease, such as the COVID-19 pandemic, in which constituents of our network become infected;
•fraudulent activity and transactions on our platform;
•cancellations by pet care providers or pet parents;
•actual or perceived disruptions or defects in our platform, such as site outages, payment disruptions, privacy or data security breaches, other security incidents, or other actual or perceived incidents that may impact the reliability of our services;
•litigation over, or investigations by regulators into, our platform;
•users’ lack of awareness of, or compliance with, our policies;
•changes to our platform policies that users or others perceive as overly restrictive, permissive, unclear, or inconsistent with our values or mission;
•an actual or perceived failure to comply with legal, tax and regulatory requirements;
•a failure, or perceived failure, to act responsibly in a number of areas, including animal welfare, safety, data security, privacy and data protection, diversity and non-discrimination, concerns relating to the “gig” economy, litigation and response to regulatory activity and local communities;
•our current and future business partners;
•our involvement with companies in which we may have minority investments;
•a failure to enforce our policies in a manner that users perceive as effective, fair and transparent;
•a failure to operate our business in a way that is consistent with our values and mission;
•inadequate, untimely or unsatisfactory user support experiences or resolutions;
•illegal or otherwise inappropriate behavior by our management team or other employees or contractors;
•negative responses by pet parents or pet care providers to new services on our platform;
•a failure to register our trademarks and prevent or defend against misappropriation or third-party challenges to our existing or new trademarks;
•negative perception of our treatment of employees, pet parents, pet care providers, or of our response to employee, pet parents and pet care provider sentiment related to political or social causes or actions of management; or
•any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry.

For example, as a result of past complaints and negative publicity, some pet care providers and pet parents have refrained from, and may in the future refrain from, offering services through our platform or using our platform.

In addition, we rely on pet parents to provide trustworthy reviews and ratings that other pet parents may rely upon to help decide whether or not to book a particular offering. We rely on these reviews to further strengthen trust among members of our community. Users of our platform may be less likely to rely on reviews and ratings if they believe that our review system does not generate trustworthy reviews and ratings. We have procedures in place to combat fraud or abuse of our review system, but cannot guarantee that these procedures are or will be effective. An actual or perceived failure of our review system could reduce trust within our community and damage our brand reputation and could materially adversely affect our business, operating results and financial condition.

Actions by pet care providers or pet parents that are criminal, violent, inappropriate, dangerous, or fraudulent may undermine the safety or the perception of safety of our platform and materially adversely affect our reputation, our ability to attract and retain pet care providers and pet parents, business, operating results and financial condition.

We have no control over or ability to predict the specific actions of our users and other third parties during the time that pets or pet parents are with pet care providers or otherwise and cannot guarantee the safety of pets, pet care providers, pet parents and third parties. The actions of pets, pet care providers, pet parents and other third parties may result in pet and human injuries, fatalities, fraud, invasion of privacy, property damage, discrimination, or other harms, which have created and could continue to create brand reputational damage and potential legal or other substantial liabilities for us.

All new pet care providers on our platform in the United States and Canada undergo third-party background checks before they can offer their services on our platform. U.S. pet care providers are checked against national criminal offense databases, sex offender registries and certain regulatory, terrorist and sanctions watchlists. In the United Kingdom and Western Europe, we use a third party to conduct identity verification on all pet care providers. Pet care provider profiles in all geographies are also subject to review and approval by our team of pet care provider specialists.

We do not verify the identity of, or require background checks for, pet parents, nor do we verify or require background checks for third parties who may be present during a service made through our platform. In addition, we do not currently and may not in the future require pet care providers to re-verify their identity or undergo subsequent background checks following the successful completion of their initial screening process. If a pet care provider engages in criminal activity after the third-party background check has been conducted, we may not be informed of such criminal activity and this pet care provider may continue offering services through our platform. If we choose to engage in more frequent background checks in the future, we may experience a decrease in pet care provider retention, which may adversely impact our platform.

Our screening processes rely on, among other things, information provided by pet care providers and pet parents, our ability to validate that information, the accuracy, completeness and availability of the underlying information relating to criminal records, the digitization of certain records, the evolving regulatory landscape in this area, such as relating to data privacy, data protection and criminal background screening, and the effectiveness of third-party service providers that may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of eligibility. These processes are beneficial, but not exhaustive and have limitations. If the background checks or identity verification checks are, or are perceived to be, inaccurate, insufficiently inclusive of relevant records or otherwise inadequate or below expectations, pet care providers who otherwise would be barred from using our platform may be approved to offer services via our platform and some pet care providers may be inadvertently excluded from our platform. There can be no assurances that the screening measures we use will significantly reduce criminal or fraudulent activity on our platform.

In addition, we have not undertaken in the past and may not undertake in the future to independently verify the safety, suitability, location, quality, compliance with our policies or standards or legal compliance, of all our pet care providers’ offerings for individual pets and pet parents or the suitability, qualifications, or credentials of pet care providers. Where we have undertaken the verification or screening of certain aspects of pet care provider qualifications and offerings, the scope of such processes may be limited and rely on, among other things, information provided by pet care providers and the ability of our internal teams or third-party vendors to adequately conduct such verification or screening practices. In addition, we have not in the past taken and may not in the future take steps to re-verify or re-screen pet care provider qualifications or offerings following initial review. We have relied in the past and may continue in the future to rely on pet care providers and pet parents to disclose information relating to their offerings and such information may be inaccurate or incomplete. We have created policies and standards to respond to issues reported with offerings, but certain offerings may pose heightened safety risks to individual users because those issues have not been reported to us or because our customer support team has not taken the requisite action based on our policies. We rely, at least in part, on reports of issues from pet care providers and pet parents to investigate and enforce many of our policies and standards. In addition, our policies may not contemplate certain safety risks posed by offerings or by individual pet care providers or pet parents or may not sufficiently address those risks.

We also have faced or may face civil litigation, regulatory investigations and inquiries involving allegations of, among other things, unsafe or unsuitable offerings, discriminatory policies, data processing, practices or behavior on and off our platform or by pet care providers, pet parents and third parties, general misrepresentations regarding the safety or accuracy of offerings on our platform and other pet care provider, pet parent, or third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent. While we recognize that we need to continue to build trust and invest in innovations that will support trust when it comes to our policies, tools and procedures to protect pet care providers, pet parents and the communities in which our pet care providers operate, we may not be successful in doing so. Similarly, offerings that are inaccurate, of a lower than expected quality, or that do not comply with our policies may harm pet parents and public perception of the quality and safety of offerings on our platform and materially adversely affect our reputation, business, operating results and financial condition.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate prospects and may increase the risk that we will not be successful.

We launched operations in 2011 and since then have increased the number of local markets in which we offer services (including via expansion into Canada, the United Kingdom and Western Europe) and expanded our platform features and services. This limited operating history and our evolving business make it difficult to evaluate our prospects and the risks and challenges we may encounter. These risks and challenges include, amongst others disclosed in this “Risk Factors” section, our ability to:
•accurately forecast our revenue and plan our operating expenses;
•increase the number of and retain existing pet parents and pet care providers that use our platform;
•successfully compete with current and future competitors;
•successfully expand our business in existing markets and enter new markets and geographies;
•anticipate and respond to macroeconomic changes and changes in the markets in which we operate;
•maintain and enhance the value of our reputation and brand;
•adapt to rapidly evolving trends in the ways pet care providers and consumers interact with technology;
•avoid interruptions or disruptions in our service;
•develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;
•hire, integrate and retain talented technology, marketing, customer service and other personnel;
•effectively manage rapid growth in our personnel and operations; and
•effectively manage our costs.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and operating results could be materially adversely affected.

We may experience significant fluctuations in our operating results and key business metrics, which make it difficult to forecast future results and could cause our stock price to decline.

Our operating results and key business metrics may vary significantly and are not necessarily an indication of future performance. We experience seasonal fluctuations in our operating results, Adjusted EBITDA and key business metrics such as bookings and GBV, which we expect to continue and which may become more extreme. In addition, our operating results may fluctuate as a result of a variety of other factors, some of which are beyond our control. As a result, we may not accurately forecast our operating results. Moreover, we base our expense levels and investment plans on estimates for revenue that may turn out to be inaccurate and we may not be able to adjust our spending quickly enough if our revenue is less than expected, resulting in losses that exceed our expectations. If our assumptions regarding the risks and uncertainties that we use to plan our business are incorrect or change, or if we do not address these risks successfully, our operating results could differ materially from our expectations and our business, operating results and financial condition could be materially adversely affected. Investors should not rely on our operating results for any previous period as any indication of operating results or growth in future periods.

We base our decisions regarding expenditures in customer acquisition in part on our analysis of the GBV generated from pet parents that we acquired in prior periods. Our estimates and assumptions may not accurately reflect future results and we may not be able to recover our customer acquisition costs.

Our success depends on our ability to attract pet parents in a cost-effective manner. Our decisions regarding investments in pet parent acquisition substantially depend upon our analysis of the revenue generated from pet parents acquired in earlier periods. Our analysis regarding pet parent acquisition investment and revenue includes several assumptions. For example:

•We make various assumptions based on our historical data with respect to the rebooking rates of pet parents.
•While we believe the trends reflected by our various pet parent cohorts are illustrative of our pet parent base, the results of particular cohorts inherently reflect a distinct group of pet parents and may not be representative of our current or future composite group of pet parents or other monthly cohorts during a given year, particularly as we grow, our pet parent base broadens and we expand to new local markets.
•Our analysis focuses on support and acquisition marketing expenses incurred during the period in which the pet parents were originally acquired and makes various assumptions with respect to the level of additional marketing or other expenses necessary to maintain pet parent loyalty and generate booking activity in subsequent periods.

If our assumptions regarding our pet parent cohort behaviors, acquisition investment and resulting revenue from bookings, including those relating to the effectiveness of our marketing expenditures, prove incorrect, our ability to generate revenue from our investments in new pet parent acquisitions may be less than we have assumed and less than we have experienced in the past. In such case, we may need to adjust expenses or otherwise alter our strategy and our business, financial condition and operating results may be materially adversely affected.

If the use of our platform in large metropolitan areas is negatively affected, our financial results and future prospects could be adversely impacted.

We derive a significant portion of our bookings and historically have generated a significant portion of our growth in more densely populated urban areas. Our business and financial results may be susceptible to economic, social and regulatory conditions or other circumstances that tend to impact such areas. An economic downturn, increased competition, or regulatory obstacles in these areas could adversely affect our business, financial condition and operating results to a much greater degree than would the occurrence of such events in other areas. Further, we expect to continue to face challenges in penetrating lower-density suburban and rural areas, where our network is smaller and finding matches is more difficult, the cost of pet ownership is lower, and alternative pet care providers may be more convenient. If we are not successful in penetrating suburban and rural areas, or if we are unable to operate in certain key metropolitan areas in the future, our ability to serve what we consider to be our total addressable market would be limited and our business, financial condition and operating results would suffer.

Risks Related to Regulation and Taxation

If pet care providers are reclassified as employees under applicable law, our business would be materially adversely affected.

We are subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations and audits (including audits related to employment classification matters), and other legal and regulatory proceedings at the U.S. federal, state and municipal levels challenging the classification of pet care providers that use our platform as independent contractors. For example, representative actions, including actions under California’s Private Attorney General Act, have been filed against us alleging that we misclassified pet care providers in California as independent contractors in violation of the California Labor Code. In one of the actions, the U.S. District Court, Northern District of California, granted our motion for summary judgment and entered judgment in our favor, but the plaintiff filed a notice of appeal of the court’s dismissal with the United States Court of Appeals for the Ninth Circuit. See Note 11—Commitments and Contingencies under the subsection titled “Litigation and Other” in our Notes to Condensed Consolidated Financial Statements in Part I, Item 1 of this report for a more detailed discussion of the representative actions. We may also become subject to such matters in Canada, the United Kingdom and Europe.

The tests governing whether a service provider is an independent contractor or an employee vary by governing law and are typically highly fact sensitive. Laws and regulations that govern the status and classification of independent contractors are subject to changes and divergent interpretations by various authorities, which can create uncertainty and unpredictability for us. We maintain that pet care providers who use the Rover platform are our customers and, as such, are at most independent contractors. However, pet care providers may be reclassified as employees, especially in light of the evolving rules and restrictions on service provider classification and their potential impact on participants in the “gig economy.” A reclassification of service providers as employees would adversely affect our business, financial condition and operating results, including as a result of:

•monetary exposure arising from, or relating to failure to, withhold and remit taxes, unpaid wages and wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, statutory and punitive damages, penalties and government fines;
•injunctions prohibiting continuance of existing business practices;
•claims for employee benefits (including equity incentives), social security, workers’ compensation and unemployment;
•claims of discrimination, harassment and retaliation under civil rights laws;
•claims under laws pertaining to unionizing, collective bargaining and other concerted activity;
•other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability or agency liability; and
•harm to our reputation and brand.

In the United States, national, state and local governmental authorities have enacted or pursued and may in the future enact and pursue, measures designed to regulate the gig economy. For example, in 2019 the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 includes a referral agency exemption that specifically applies to animal services and dog walking and grooming, and while we believe that pet care providers who use the Rover platform fall within such exemption, interpretation or enforcement of the exemption may vary. In addition, other jurisdictions (including in international geographies where we offer, or in the future may offer, our platform) could pursue similar laws that do not include such carve outs and which, if applied to our platform, could adversely impact our platform’s availability and our business.

In addition to the harms listed above, a reclassification of pet care providers as employees would require us to significantly alter our existing business model and operations and impact our ability to add and retain pet care providers to our platform and grow our business, which we would expect to have an adverse effect on our business, financial condition and operating results.

Our business is subject to a variety of laws and regulations, many of which are unsettled and still developing, and failure to comply with such laws and regulations could subject us to claims or otherwise materially adversely affect our business, financial condition, or operating results.

Online marketplaces offering pet care services are a relatively nascent business model and are rapidly evolving. We are or may become subject to a variety of laws in the United States, Canada, the United Kingdom, Europe, and other jurisdictions. Laws, regulations and standards governing issues such as worker classification, labor and employment, anti-discrimination, animal safety, home-based pet care licensing and regulation, online payments, gratuities, pricing and commissions, subscription services, intellectual property, background and identity verification checks, algorithm-based discrimination and tax are often complex and subject to varying interpretations, in many cases due to their lack of specificity. The scope and interpretation of these laws and whether they are applicable to us are often uncertain and may be conflicting, including varying standards and interpretations among countries, between state or province and federal law, between individual states or provinces and even at the city and municipality level. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies. We have been proactively working with state and local governments and regulatory bodies to ensure that our platform is available broadly.

Additionally, laws relating to the potential liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities in the United States at the federal and state levels are considering a number of legislative and regulatory proposals concerning privacy and other matters that may be applicable to our business. It is also likely that if our business grows and evolves and our services are used in a greater number of geographies, we would become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws would be applied to our business and the new laws to which it may become subject.

In the United States, money transmission is subject to various state and federal laws and the rules and regulations are enforced by multiple authorities and governing bodies, including numerous federal, state and local agencies who may define money transmission differently. Outside of the United States, we are subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the laws, regulations and regulators to which we are subject to will expand as well. Noncompliance with such regulations may subject us to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny. Recent financial, political and other events may increase the level of regulatory scrutiny on larger companies, technology companies in general, and companies engaged in dealings with independent service providers or otherwise viewed as part of the “gig economy.” Legislative, regulatory, and administrative bodies may enact new laws or promulgate new regulations that are adverse to our business, or they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to our business, including by changing employment-related laws or by enacting employment-like regulations with regard to dual-sided marketplaces like our platform. In addition, regulatory scrutiny or action may create different or conflicting obligations on us from one jurisdiction to another, which creates additional challenges to managing our business.

Our success, or perceived success, and increased visibility may also drive some businesses that perceive our business model as a threat to their services or otherwise negatively to raise their concerns to local policymakers and regulators. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where we may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede our business and the ability of pet parents and pet care providers to use our platform.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, including any future laws or regulations that we may not be able to fully anticipate at this time, we could be materially adversely affected and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain services or platform features, which would adversely affect our business. Any failure to comply with applicable laws and regulations could also subject us to claims and other legal and regulatory proceedings (including class, collective or other representative actions), fines, or other penalties, criminal and civil proceedings, forfeiture of significant assets and other enforcement actions. In addition, the increased attention to liability issues as a result of lawsuits and legislative proposals could adversely affect our reputation or otherwise impact the growth of our business. Any costs incurred to prevent or mitigate this potential liability are also expected to adversely affect our business, financial condition and operating results.

Government regulation of the Internet, mobile devices and e-commerce is evolving and unfavorable changes could substantially adversely affect our business, financial condition and operating results.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet, mobile devices and e-commerce that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth of the Internet, mobile devices, e-commerce, or other online services and increase the cost of providing online services, require us to change our business practices, or raise compliance costs or other costs of doing business. These regulations and laws, which continue to evolve, may address taxation, tariffs, privacy, data retention and protection, data security, pricing and commissions, content, copyrights, distribution, social media marketing, advertising practices (including targeted ads and behavioral advertising), sweepstakes, mobile, electronic contracts and other communications, consumer protection, text messaging, Internet and mobile application access to our offerings and the characteristics and quality of online offerings, the provision of online payment services and the characteristics and quality of services. It is not always clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. In addition, as we continue to expand internationally, it is possible that foreign government entities may seek to censor content available on our mobile applications or website or may even attempt to block access to our mobile applications and website. Compliance with these laws could render some of our business practices less effective or more costly to maintain, and any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand, a loss in business and proceedings or actions against us by governmental entities or others, which could adversely affect our business, financial condition and operating results.

We are subject to regulatory inquiries, claims, lawsuits, investigations, various proceedings and other disputes and face potential liability and expenses for legal claims, which could materially adversely affect our business, operating results and financial condition.

We are or may become subject to claims, lawsuits, arbitration proceedings, government investigations and other legal, regulatory and administrative proceedings, including those involving pet or personal injury, death or illness, property damage, worker classification, pay model, labor and employment, unemployment insurance benefits, workers’ compensation, anti-discrimination, commercial disputes, competition, pet care provider and pet parent complaints, intellectual property disputes, compliance with regulatory requirements, data security, advertising practices, tax issues and other matters and we may become subject to additional types of claims, lawsuits, government investigations and legal or regulatory proceedings as our business grows and as we acquire or deploy new products and services.

We have in the past been, are currently, and may in the future be the subject of regulatory and administrative investigations, audits and inquiries conducted by federal, state, or local governmental agencies. Results of investigations, audits and inquiries and related governmental action are inherently unpredictable and, as such, there is always the risk of an investigation, audit, or inquiry having a material adverse impact on our business, financial condition and operating results, particularly if an investigation, audit, or inquiry results in a lawsuit or unfavorable regulatory enforcement or other action. Regardless of outcome, these matters can have an adverse impact on us in light of the costs associated with cooperating with, or defending against, such matters and the diversion of management resources and other factors.

We are also subject to claims, lawsuits and other legal proceedings seeking to hold us vicariously liable for the actions of pets, pet parents and pet care providers. In the ordinary course of business, our Trust and Safety team receives claims pursuant to the Rover Guarantee Program, as well as claims and threats of legal action that arise from pet sitting services booked through the Rover website or applications. Various parties have from time to time claimed and may claim in the future, that we are liable for damages related to accidents or other incidents involving pets, pet parents, pet care providers and third parties. For example, third parties have asserted legal claims against us in connection with personal injuries related to pet or human safety issues or accidents caused by pet care providers or animals. We have incurred expenses to settle personal injury claims, which we sometimes choose to settle for reasons including implementation of the Rover Guarantee Program, customer goodwill, expediency, protection of our reputation and to prevent the uncertainty of litigating. We expect that such expenses will continue to increase as our business grows and it faces increasing public scrutiny. Pending or threatened legal proceedings could have a material adverse impact on our business, financial condition, or operating results. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any pet parents, pet care providers, animals, or third parties could result in negative publicity and harm to our brand, reputation, business, financial condition and operating results.

We face potential liability and expense for claims relating to the information that we publish on our website and mobile applications, including claims for trademark and copyright infringement, defamation, libel and negligence, among others. Our platform also relies upon content that is created and posted by pet care providers, pet parents, or other third parties. Claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, or other alleged damages could be asserted against us, in addition to our pet care providers and pet parents. While we rely on a variety of statutory and common-law frameworks and defenses, including those provided by the DMCA, the CDA, the fair-use doctrine in the United States and the E-Commerce Directive in the European Union, differences between statutes, limitations on immunity, requirements to maintain immunity and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by pet care providers and pet parents or otherwise contributed by third-parties to our platform. Moreover, regulators in the United States and in other countries may introduce new regulatory regimes, such as a potential repeal or amendment of CDA Section 230, that increase potential liability for information or content available on our platform. For example, in the United States, laws such as the CDA, which have previously been interpreted to provide substantial protection to interactive computer service providers, may change and become less predictable or unfavorable by legislative action or juridical interpretation. There have been various federal legislative efforts to restrict the scope of the protections available to online platforms under the CDA, in particular with regards to Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages.

The results of any such claims, lawsuits, arbitration proceedings, government investigations, or other legal or regulatory proceedings cannot be predicted with any degree of certainty. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention and divert significant resources. Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines and penalties that could adversely affect our business, financial condition and operating results. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in our business practices. Further, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

Our use of arbitration and class action waiver provisions subjects us to reputational risks and may not be enforceable, which could increase our litigation costs and adversely affect our business, financial condition and operating results.

We include arbitration and class action waiver provisions in our terms of service with the pet parents and pet care providers that use our platform. These provisions are intended to streamline the litigation process for all parties involved, as they can in some cases be faster and less costly than litigating disputes in state or federal court. However, arbitration can be costly and the use of arbitration and class action waiver provisions subjects us to certain risks to our reputation and brand, as these provisions have been the subject of increasing public scrutiny. In order to minimize these risks to our reputation and brand, we may choose to limit our use of arbitration and class action waiver provisions or be required to do so in a legal or regulatory proceeding, either of which could cause an increase in our litigation costs and exposure. Additionally, we permit certain users of our platform to opt out of such provisions, which could also cause an increase in our litigation costs and exposure.

Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration and class action waivers on a state-by-state basis, as well as between state, federal and international law, there is a risk that some or all of our arbitration and class action waiver provisions could be subject to challenge or may need to be revised to exempt certain categories of protection. If these provisions were found to be unenforceable, in whole or in part, or specific claims are required to be exempted, we could experience an increase in our costs to litigate disputes and the time involved in resolving such disputes and we could face increased exposure to potentially costly lawsuits, each of which could adversely affect our business, financial condition and operating results.

We are subject to governmental economic and trade sanctions laws and regulations which could result in liability and negatively affect our business, operating results and financial condition.

We are required to comply with economic and trade sanctions and export controls administered by governments where we operate, including the U.S. government (including without limitation regulations administered and enforced by the U.S. Office of Foreign Assets Control, or OFAC, and the U.S. Department of Commerce), the Council of the European Union and the Office of Financial Sanctions Implementation of Her Majesty’s Treasury in the United Kingdom, or OFSI. These economic and trade sanctions prohibit or restrict transactions to or from or dealings with certain specified countries, regions, their governments and, in certain circumstances, their nationals and with individuals and entities that are specially-designated, such as individuals and entities included on OFAC’s List of Specially Designated Nationals, or SDN List), subject to EU/UK asset freezes, or other sanctions measures. For example, as a result of Russia’s military action in Ukraine, governmental authorities in the United States, the European Union, and the United Kingdom, among others, launched an expansion of coordinated sanctions and export control measures, including sanctions against certain individuals and entities and prohibiting or limiting certain financial and commercial transactions. Any future economic and trade sanctions imposed in jurisdictions where we have significant business could materially adversely impact our business, operating results and financial condition.

Our ability to track and verify transactions and otherwise to comply with these regulations requires a high level of internal controls. We maintain policies and procedures to implement these internal controls, which we periodically assess and update to the extent we identify compliance gaps. Our internal policies and procedures require that we report to OFAC on payments we have rejected or blocked pursuant to OFAC sanctions regulations and on any possible violations of those regulations. Our policies also require that we report to OFSI on dealings with persons subject to EU/UK sanctions. There is a risk that, despite the internal controls that we have in place, we may have inadvertently engaged in or could in the future engage in dealings with persons sanctioned under applicable sanctions laws and that our internal controls could be less than fully effective at implementing the new and any possible future sanctions that relate to Russia’s military action in Ukraine. Any non-compliance with economic and trade sanctions laws and regulations or related investigations could result in claims or actions against us and materially adversely affect our business, operating results and financial condition.

We are subject to various U.S. and international anti-corruption laws and other anti-bribery and anti-kickback laws and regulations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anticorruption, anti-bribery and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and other applicable anti-

bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents who are acting on our behalf. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and our employees, representatives, contractors and agents, even if it does not explicitly authorize such activities.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible and our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a drop in our stock price, or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition and operating results.

Taxing authorities may successfully assert that we have not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes and may successfully impose additional obligations on us and any such assessments, obligations, or inaccuracies could adversely affect our business, financial condition and operating results.

The application of non-income, or indirect, taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipt tax, to businesses like ours is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.

In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. Such taxes could adversely affect our business, financial condition and operating results.

We are subject to indirect taxes, such as payroll, sales, use, value-added and goods and services taxes, and we may face various indirect tax audits in various U.S. and foreign jurisdictions. We believe that we remit indirect taxes in all relevant jurisdictions in which we generate taxable sales, based on our understanding of the applicable laws in those jurisdictions. However, tax authorities may raise questions about, or challenge or disagree with, our calculation, reporting, or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest and could impose associated penalties and fees. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently do so, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage pet parents and pet care providers from utilizing our offerings, or could otherwise harm our business, financial condition and operating results. Further, even where we are collecting taxes and remitting them to the appropriate authorities, we may fail to accurately calculate, collect, report and remit such taxes. Additionally, if we or pet care providers try to pass along increased additional taxes and raise fees or prices to pet parents, booking volume may decline.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely affect our operating results in future periods in which we change our estimate of tax obligations or in which the ultimate tax outcome is determined.

We may have exposure to greater than anticipated tax liabilities.

We are subject to income taxes in the United States and certain foreign jurisdictions. Our effective tax rate could be materially adversely affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses and the valuation of deferred tax assets. Increases in our effective tax rate would reduce profitability or increase losses.

As we expand the scale of our international business activities, any changes in the United States or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition and operating results.
We have been subject to examination and may be subject to examination in the future, by federal, state, local and foreign tax authorities on income, employment, sales and other tax matters. While we regularly assess the likelihood of adverse outcomes from such examinations and the adequacy of our provision for taxes, there can be no assurance that such provision is sufficient and that a determination by a tax authority would not have an adverse effect on our business, financial condition and operating results.

The Organization for Economic Co-operation and Development, or OECD, and its member countries which includes the United States, have been focusing for an extended period on issues related to the taxation of multinational corporations, such as the comprehensive plan set forth by the OECD to create an agreed set of international tax rules for preventing base erosion and profit shifting. Recently, they agreed upon a broad framework for overhauling the taxation of multinational corporations that includes, among other things, profit reallocation rules and a 15% global minimum corporate income tax rate. Similarly, the European Commission and several countries have issued proposals that would change various aspects of the current tax framework under which we are taxed. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of non-income (including indirect) taxes, including taxes based on a percentage of revenue. For example, France, Italy, Spain and the United Kingdom, among others, have each proposed or enacted taxes applicable to digital services, which includes business activities on digital platforms and would likely apply to our business. The Biden Administration and members of the U.S. Congress have also issued proposals that may change various aspects of the existing framework under which our tax obligations are determined.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited, which could adversely impact our financial condition and operating results.

As of December 31, 2021, we had accumulated approximately $271.3 million, $132.6 million and $5.9 million of federal, state and non-U.S. net operating loss carryforwards, or NOLs, respectively. These NOLs are available to reduce future taxable income with approximately $170.7 million of gross federal NOLs beginning to expire in 2031 and gross state NOLs beginning to expire in 2025. Under the legislation commonly referred to as the Tax Cuts and Jobs Act of 2017, or the Tax Act, as amended by the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, NOLs from taxable years that began after December 31, 2017 may offset no more than 80% of current year taxable income for taxable years beginning after December 31, 2020. NOLs arising in taxable years ending after December 31, 2017 can be carried forward indefinitely, but NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and 20-year carryforward period. It is possible that we will not generate taxable income in time to use some or all NOLs before their expiration.

Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs to offset its post-change taxable income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. In the event that it is determined that we have in the past experienced an ownership change, or if we experience one or more ownership changes as a result of future transactions in our stock, our ability to use NOLs to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future.

There is also a risk that our existing NOLs or tax credits could expire or otherwise be unavailable to offset future income tax liabilities, either as the result of regulatory changes issued, possibly with retroactive effect, by various jurisdictions seeking to raise revenue, or for other unforeseen reasons.

Risks Related to Privacy and Technology

We have been subject to cybersecurity attacks in the past and anticipate being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation could interrupt our operations, harm our brand and adversely affect our reputation, business, financial condition and operating results.

Our business involves the collection, storage, processing and transmission of personal data and other sensitive and proprietary data of pet parents and pet care providers. Additionally, we maintain, and third party service providers on our behalf maintain, sensitive and proprietary information relating to our business, such as our own proprietary information, other confidential information and personal data relating to individuals such as our employees. An increasing number of organizations, including those with significant online operations, have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. We, and our third party service providers, have experienced and may in the future experience such attacks. In addition, these incidents can originate on our vendors’ websites, which can then be leveraged to access our website, further preventing our ability to successfully identify and mitigate the attack.

The risks associated with a malicious insider compromising our information systems and infrastructure have grown in light of the greater adoption of remote work as a response to the COVID-19 pandemic. We also have a distributed community support organization including third-party providers that have access to personal data. Other companies have dealt with incidents involving such insiders exfiltrating the personal data of customers, stealing corporate trade secrets and key financial metrics, and illegally diverting funds. No series of measures can fully safeguard against a sufficiently determined and skilled insider threat.

Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, we may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures and we may face delays in our detection or remediation of, or other responses to, security breaches and other privacy-, data protection- and security-related incidents. In addition, users on our platform could have vulnerabilities on their own devices that are unrelated to our systems and platform but could mistakenly be attributed to us. Further, breaches experienced by other companies may also be leveraged against us. For example, credential stuffing attacks, which involve the automated injection of stolen username and password pairs into login forms in order to fraudulently gain access to user accounts, are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. Bad actors using stolen credentials have directly targeted and may continue to directly target users of our platform with attempts to breach their Rover accounts, which can result in takeovers of their accounts for the purpose of perpetrating fraud against them, other users, or our platform. Users of our platform have experienced, and may continue to experience, incidents of fraud on our platform involving credential stuffing attacks and account takeovers, which we may not be able to detect or prevent. Victims of such takeovers may seek recovery from us or we may offer reimbursement of funds lost through fraud, and we have incurred and may continue to incur losses from claims by pet parents and pet care providers, which losses may be substantial. The ability of bad actors to cause an account takeover exposes us to financial fraud risk, including costly litigation, which is difficult to fully mitigate. We have taken and continue to take measures to detect and prevent account takeovers and fraud, but these measures need to be continually improved and may add friction to our booking process. These measures may also not be effective against fraud and illegal activities, particularly given new and continually evolving forms of circumvention. If these measures do not succeed in reducing fraud, our business, results of operations, and financial condition could be materially adversely affected.

Although we have developed systems and processes that are designed to protect data of pet parents and pet care providers that use our platform, protect our systems and the proprietary, sensitive and confidential information we maintain, prevent data loss, and prevent other security breaches and security incidents, these security measures have not fully protected against such matters in the past and cannot guarantee security in the future. The IT and infrastructure used in our business may be vulnerable to cyberattacks or security breaches and data, including personal data and other sensitive and proprietary data of pet parents and pet care providers, our employees’ personal data, or our other sensitive, confidential or proprietary data that it maintains or that otherwise is accessible through those systems may be rendered unavailable or subject to loss, compromise, or unauthorized use, disclosure, or other processing. Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data could result in an actual or perceived privacy, data protection, or security breach or other security incident. We also face the risk of computer viruses, ransomware, or other malware being introduced to such IT and infrastructure. Although we have policies restricting access to the personal data we store, there is a risk that these policies may not be effective in all cases.

Any actual or perceived breach of privacy or data protection, or any actual or perceived security breach or other incident that impacts our platform or systems, other IT and infrastructure used in our business, or data maintained or processed in our business, could interrupt our operations, result in our platform being unavailable, result in loss or unavailability of, or improper access to, or acquisition, disclosure, or other processing of, data, result in fraudulent transfer of funds, harm our reputation, brand and competitive position, damage our relationships with third-party partners, result in significant claims, litigation, regulatory investigations and proceedings (including ongoing monitoring by regulators), fines, penalties, and increased credit card processing fees and other costs and liabilities, or result in the loss of pet parents’ and pet care providers’ confidence in, or decreased use of, our platform, any of which could adversely affect our business, financial condition and operating results. Any actual or perceived breach of privacy, data protection or security, or other security incident, impacting any entities with which we share or disclose data (including, for example, our third-party technology providers) could have similar effects. Further, any cyberattacks or actual or perceived security, privacy or data protection breaches and other incidents directed at, or suffered by, our competitors could reduce confidence in our industry and, as a result, reduce confidence in us.

We have incurred and will continue to incur significant costs in an effort to detect and prevent privacy, data protection and security breaches and other privacy-, data protection- and security-related incidents, and we may face increased costs and requirements to expend substantial resources if an actual or perceived privacy, data protection, or security breach or other incident occurs. While we maintain cyber insurance that may help provide coverage for these types of incidents, our insurance may not adequately cover costs and liabilities related to any incidents, and may not continue to be available to us on economically reasonable terms, or at all, and any insurer may deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our business, reputation, results of operations and financial condition.

Changes in laws or regulations relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of data relating to individuals, could adversely affect our business.

We receive, transmit and store a large volume of personal information and other data relating to users on our platform, as well as personal information and other data relating to individuals such as our employees. Numerous local, municipal, state, federal and international laws and regulations address privacy and the collection, storing, sharing, use, disclosure and protection of certain types of data, including the California Online Privacy Protection Act, Canada’s Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, Canada’s Anti-Spam Legislation, the EU ePrivacy Directive, the EU General Data Protection Regulation, or GDPR, the Telephone Consumer Protection Act (restricting telemarketing and the use of automated SMS text messaging), Section 5 of the Federal Trade Commission Act and the California Consumer Privacy Act, or the CCPA, and the California Privacy Rights and Enforcement Act of 2020, or the CPRA. These laws, rules and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement and may be inconsistent from one jurisdiction to another.

For example, the GDPR, which became effective on May 25, 2018, has resulted and will continue to result in significant compliance burdens and costs for companies like ours. The GDPR regulates our collection, use, and other processing of personal data of European Union residents, referred to as personal data, and imposes stringent data protection requirements with significant penalties and the risk of civil litigation, for noncompliance. Failure to comply with the GDPR may result in fines of up to 20 million Euros or up to 4% of annual global revenue, whichever is greater. It may also lead to civil litigation, with the risks of damages or injunctive relief, or regulatory orders adversely impacting the ways in which our business can use personal data.

In addition, the United Kingdom has implemented legislation similar to the GDPR, referred to as the UK GDPR, which provides for fines of up to the greater of 17.5 million British Pounds and 4% of global turnover. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear, and these changes will lead to additional costs and increase our risk exposure. On June 28, 2021, the European Commission announced a decision of “adequacy” concluding that the United Kingdom ensures an equivalent level of data protection to the GDPR, providing some relief regarding the legality of continued personal data flows from the European Economic Area, or EEA, to the United Kingdom. This adequacy determination must be renewed after four years and may be modified or revoked in the interim.

Additionally, we are or may become subject to laws, rules and regulations regarding cross-border transfers of personal data, including those relating to transfer of personal data outside the EEA, Switzerland, and the United Kingdom. Recent legal developments have created complexity and uncertainty regarding transfers of personal data from these regions to the United States and other jurisdictions; for example, on July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-U.S. Privacy Shield Framework, or the Privacy Shield, under which personal data could be transferred from the EEA to U.S. entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism), it noted that reliance on them may not necessarily be sufficient in all circumstances. In addition to other mechanisms (particularly standard contractual clauses), in limited circumstances we may rely on Privacy Shield certifications of third parties (for example, vendors and partners). On June 4, 2021, the European Commission issued new SCCs that are required to be implemented, and on February 2, 2022, the United Kingdom’s Information Commissioner’s Office issued new standard contractual clauses to support personal data transfers from the United Kingdom. Continually evolving requirements have created uncertainty and increased the risk around our international operations. We may, in addition to other impacts, be required to review and amend the legal mechanisms by which we make or receive personal data transfers to the United States and other jurisdictions, to engage in new contract negotiations with third parties that aid in processing personal data on our behalf or localize certain personal data, to localize certain personal data, and to incur additional costs associated with increased compliance burdens.

As the enforcement landscape further develops, we could suffer additional costs, complaints and/or regulatory investigations or fines, have to stop using certain tools and vendors, and make other operational changes. If we are otherwise unable to transfer personal information between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could materially adversely affect our business, results of operations and financial condition.

The CCPA, which went into effect on January 1, 2020, among other things, requires covered companies to provide disclosures to California consumers and affords such consumers abilities to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers for exercising their CCPA rights. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020, or the CPRA. The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business and establishes a regulatory agency dedicated to enforcing those requirements. In addition, other states have enacted data privacy laws that may apply to us. For instance, the Virginia Consumer Data Protection Act will take effect on January 1, 2023, the Colorado Privacy Act and the Connecticut Data Privacy Act will take effect July 1, 2023, and the Utah Consumer Privacy Act will become effective on December 31, 2023. These laws have certain similarities, but include their own compliance requirements.

Aspects of the interpretation and enforcement of these laws remain uncertain. Comprehensive privacy laws have also been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States, with potentially greater penalties and more rigorous compliance requirements relevant to our business. The effects of such laws are significant and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. Additionally, many laws and regulations relating to privacy and the collection, storing, sharing, use, disclosure, protection, and other processing of certain types of data are subject to varying degrees of enforcement and new and changing interpretations by courts. Current or new laws or regulations, or evolving interpretations of their requirements, may require significant changes to our operations and our platform, or prevent us from providing our platform in jurisdictions in which we currently operate and in which we may operate in the future.

Additionally, we have incurred and may continue to incur significant expenses in an effort to comply with privacy, data protection and information security standards and protocols imposed by law, regulation, industry standards, or contractual obligations. For example, certain laws regulate the use of cookies and other tracking technologies, which could limit the effectiveness of our marketing activities, divert technology personnel resources, increase costs, and subject us to additional liabilities. Furthermore, publication of our privacy statement and other policies regarding privacy, data protection and data security may subject us to investigation or enforcement actions by regulators if those statements or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of our practices. We are also bound by contractual obligations related to privacy, data protection and data security and our efforts to comply with such obligations may not be successful or may have other negative consequences. Such efforts may not be successful or may have other negative consequences. In particular, with such laws and regulations imposing new and relatively burdensome obligations and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so.

Despite our efforts to comply, it is possible that our interpretations of the law, practices, or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, applicable laws, regulations, or obligations. Our failure, or the failure by our third-party providers, pet parents, or pet care providers on our platform, or consequences associated with our efforts to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of data relating to pet care providers, pet parents. or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing pet care providers and pet parents from using our platform, or result in fines or other penalties, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition and operating results. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and operating results.

Systems defects and failures and resulting interruptions in the availability of our website, mobile applications, or platform could adversely affect our business, financial condition and operating results.

Our success depends on pet parents and pet care providers being able to access our platform at any time. Our systems, or those of third parties upon which we rely, may experience service interruptions or degradation or other performance problems because of hardware and software defects, bugs or malfunctions, distributed denial-of-service and other cyberattacks, infrastructure changes, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware, or other events. Our systems also may be subject to break-ins, sabotage, theft and intentional acts of vandalism, including by our own employees. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Our business interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.

We have experienced and will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our platform. Minor interruptions can result in new customer acquisition losses that are never recovered. Affected users could seek monetary recourse from us for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Further, in some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. Any failure to maintain performance, reliability, speed, security, and availability of our platform, services, and technical infrastructure to the satisfaction of our pet parents and pet care providers may harm our business and reputation and our ability to retain existing, and attract new, pet parents and pet care providers.

We primarily rely on Amazon Web Services to deliver our services to users on our platform and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition and operating results.

We currently rely on Amazon Web Services, or AWS, to host our platform and support our operations. We do not have control over the operations of the facilities of AWS that we use. The facilities of AWS are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance is critical to our success. We have experienced, and expect that in the future we will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in AWS’ service levels may adversely affect our ability to meet the requirements of users on our platform.

As our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our platform. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand the usage of our platform. Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant short-term loss of revenue, increase our costs and impair our ability to attract new users, any of which could adversely affect our business, financial condition and operating results.

We rely on third-party payment service providers to process payments made by pet parents and payments made to pet care providers on our platform. If these third-party payment service providers become unavailable, our business, operating results and financial condition could be materially adversely affected.

We rely on several third-party payment service providers, including payment card networks, banks, payment processors and payment gateways, to link us to payment card and bank clearing networks to process payments made by our pet parents and payments made to pet care providers through our platform. We also rely on these third-party providers to address our compliance with various laws, including money transmission regulations. If these companies become unwilling or unable to provide these services to us on acceptable terms, fail to provide us payments owed to us in a timely manner or at all, become insolvent or enter bankruptcy, or regulators take action against them or us, our business may be substantially disrupted. In such case, we would need to find an alternate payment service provider and we may not be able to secure similar terms or replace such payment service provider in an acceptable time frame. If we need to migrate to alternative or integrate additional third-party payment service providers for any reason, the transition or addition would require significant time and management resources and may not be as effective, efficient, or well-received by our pet care providers and pet parents or adequately address regulatory requirements. Any of the foregoing risks related to third-party payment service providers, including with regard to compliance with money transmission rules in any jurisdiction in which we operate, could cause us to incur significant losses and, in certain cases, require us to make payments to pet care providers out of our funds, which could materially adversely affect our business, operating results and financial condition.

In addition, the software and services provided by our third-party payment service providers may fail to meet our expectations, contain errors or vulnerabilities, be compromised, and have and may continue to experience outages or delays. Any of these risks could cause, and have caused, us to lose our ability to accept online payments or other payment transactions or facilitate timely payments to pet care providers on our platform, which could make our platform less convenient and desirable to customers and adversely affect our ability to attract and retain pet care providers and pet parents. Compromise of, or default by, a third party payment providers also could result in loss of funds by Rover or by pet care providers.

Increased fees charged by third-party payment service providers and their ability to hold our cash as a reserve or suspend processing activities could materially adversely affect our business, operating results and financial condition.

For certain payment methods, including credit and debit cards, we pay interchange and other fees and such fees result in significant costs. Payment card network costs have increased and may continue to increase in the future, the interchange fees and assessments that they charge for each transaction that accesses their networks and may impose special fees or assessments on any such transaction. Our payment card processors have the right to pass any increases in interchange fees and assessments on to us. Credit card transactions result in higher fees to us than transactions made through debit cards. We also face a risk of increased transaction fees and other fines and penalties if we fail to comply with payment card industry security standards. Any material increase in interchange fees in the United States or other geographies, including as a result of changes in interchange fee limitations imposed by law in some geographies, or other network fees or assessments, or a shift from payment with debit cards to credit cards could increase our operating costs and materially adversely affect our business, operating results and financial condition.

Moreover, our agreements with payment service providers may allow these companies, under certain conditions, to hold an amount of our cash as a reserve. They may be entitled to a reserve or suspension of processing services upon the occurrence of specified events, including material adverse changes in our business, operating results and financial condition. An imposition of a reserve or suspension of processing services by one or more of our processing companies could have a material adverse effect on our business, operating results and financial condition.

We rely on third parties to provide some of the software or features for our platform and depend on the interoperability of our platform across third-party applications and services. If these third parties were to interfere with the distribution of our platform or with our use of their software, our business would be materially adversely affected.

If the third parties we rely upon cease to provide access to the third-party software that we, pet parents and pet care providers use, do not provide access to the software on terms that we believe to be attractive or reasonable, or do not provide us with the most current version of the software, we may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all, any of which would adversely affect our business. For example, we rely on Google Maps for maps and location data that are core to the functionality of our platform, telecommunication service providers for voice calls and SMS, and we integrate applications, content and data from third parties to deliver our platform and services. Third-party applications, products and services are constantly evolving and we may not be able to maintain or modify our platform to ensure its compatibility with third-party offerings following development changes. If we lose such interoperability, experience difficulties or increased costs in integrating our offerings into alternative devices or systems, or manufacturers or operating systems elect not to include our offerings, make changes that degrade the functionality of our offerings, or give preferential treatment to competitive products, the growth of our community and our business, results of operations and financial condition could be materially adversely affected.

We rely on mobile operating systems and application marketplaces to make our applications available and if they modify their policies, or if we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial results and operating results could be materially adversely affected.

We depend in part on mobile operating systems, such as Android and iOS and their respective application marketplaces, to make our applications available to pet parents and pet care providers that use our platform. Any changes in such systems and application marketplaces that degrade the functionality of our applications, give preferential treatment to our competitors’ applications or limit our ability to market to our customers could adversely affect our platform’s usage on mobile devices. If such mobile operating systems or application marketplaces limit or prohibit us from making our applications available to pet parents and pet care providers, make changes that degrade the functionality of our applications, increase the cost to users or to us of using such mobile operating systems or application marketplaces or our applications, impose terms of use unsatisfactory to us, or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ application marketplace is more prominent than the placement of our applications, our user growth could slow, pause or decline. Our applications have experienced fluctuations in the past and we anticipate similar fluctuations in the future. In addition, these application marketplaces may modify their guidelines and policies at any time, which could impose a significant burden on us, prevent us from rolling out updates to our applications, or impair our ability to collect or store information we rely on for marketing, measurement, analytics or other business purposes. Any of the foregoing risks could adversely affect our business, financial condition and operating results.

As new mobile devices and mobile platforms, as well as entirely new tech platforms, are developed and released, there is no guarantee that certain devices will continue to support our platform or effectively roll out updates to our applications. Additionally, in order to deliver high-quality applications, we need to ensure that our platform is designed to work effectively with a range of mobile technologies, systems, networks and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance users’ experience. If pet parents or pet care providers that use our platform encounter any difficulty accessing or using our applications on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, we expect that our user growth and user engagement would be materially adversely affected.

Our platform contains third-party open source software components and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our platform.

Our platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that may, depending on how the licensed software is used or modified, require that we make available source code for modifications or derivative works we create based upon the licensed open source software, authorizes further modification and redistribution of that source code, makes that source code available at little or no cost, or grants other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software under the terms of an open source software license. This could enable our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the release of the affected portions of our source code, we could be required to purchase additional licenses, expend substantial time and resources to re-engineer some or all of our software or cease use or distribution of some or all of our software until we can adequately address the concerns.

We also release certain of our proprietary software modules to the public under open source licenses. Although we have certain policies and procedures in place to monitor our use of open source software that are designed to avoid subjecting our platform to conditions we do not intend, those policies and procedures may not be effective to detect or address all such conditions. In addition, the terms of many open source licenses have not been interpreted by U.S. or foreign courts and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software.

If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our platform on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our platform if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and operating results.

Risks Related to Our Intellectual Property

Failure to adequately protect our intellectual property could adversely affect our business, financial condition and operating results.

Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of trademarks (including registered trademarks in the United States and foreign jurisdictions), copyrights, trade secrets, license agreements, intellectual property assignment agreements and confidentiality procedures to protect our intellectual property. In addition, we attempt to protect our intellectual property, technology and confidential information by requiring our employees and consultants who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements and third parties with whom we share information to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy in the case of unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties have and may continue to copy aspects of our platform or other software, technology and functionality or obtain and use information that we consider proprietary. In addition, unauthorized parties may also attempt, or successfully endeavor, to obtain our intellectual property, confidential information and trade secrets through various methods, including through scraping of public data or other content from our website or mobile applications, cybersecurity attacks and legal or other methods of protecting this data may be inadequate.

Competitors have and may continue to adopt service names or trade dress similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Further, we may not timely or successfully register our trademarks or otherwise secure our intellectual property. Our efforts to protect, maintain, or enforce our proprietary rights may not be respected in the future or may be invalidated, circumvented, or challenged and could result in substantial costs and diversion of resources, which could adversely affect our business, financial condition and operating results.

Intellectual property infringement assertions by third parties could result in significant costs and adversely affect our business, financial condition, operating results and reputation.

We operate in an industry with frequent intellectual property litigation. Other parties have asserted, and in the future may assert, that we have infringed their intellectual property rights. We could be required to pay substantial damages or cease using intellectual property or technology that is deemed infringing.

Further, we cannot predict whether other assertions of third-party intellectual property rights or claims arising from such assertions would substantially adversely affect our business, financial condition and operating results. The defense of these claims and any future infringement claims, whether they are with or without merit or are determined in our favor, may result in costly litigation and diversion of technical and management personnel. Further, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees if we are found to have willfully infringed a party’s patent or copyright rights, cease making, licensing, or using products that are alleged to incorporate the intellectual property of others, expend additional development resources to redesign our offerings and enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. In any event, we may need to license intellectual property which would require us to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, the time and resources necessary to resolve them could adversely affect our business, reputation, financial condition and operating results.

We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered domain names that we use in, or are related to, our business, most importantly www.rover.com. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our offerings under a new domain name, which could cause us substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. We may not be able to obtain preferred domain names outside the United States due to a variety of reasons, including because they are already held by others. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to our domain names. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting, maintaining and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect our business, financial condition and operating results.

Risk Related to Our Operations

We depend on our highly skilled employees to grow and operate our business and if we are unable to hire, retain, manage and motivate our employees, or if our new employees do not perform as anticipated, we may not be able to grow effectively and our business, financial condition and operating results could be materially adversely affected.

Our future success will depend in part on the continued service of our senior management team, key technical employees and other highly skilled employees, including Aaron Easterly, our co-founder and chief executive officer, Brent Turner, our chief operating officer and president, and Tracy Knox, our chief financial officer, and on our ability to continue to identify, hire, develop, motivate and retain talented employees. Our U.S.-based employees, including our senior management team, work for us on an at-will basis and there is no assurance that any such employee will remain with us. For example, on March 1, 2022, Ms. Knox indicated her intent to retire as chief financial officer, but will remain employed at-will as an advisor through December 31, 2022 to help with the transition to her successor, Charlie Wickers, who was appointed as chief financial officer effective September 1, 2022. Any other changes in our senior management team or our failure to engage in effective succession planning may be disruptive to our business.

We face intense competition for highly skilled employees. For example, competition for engineering talent is particularly intense and engineering support is particularly important for our business. To attract and retain top talent, we have offered and believe we will need to continue to offer competitive compensation and benefits packages, including by keeping pace with substantial market increases and inflation. Our competitors may be successful in recruiting and hiring members of our management team or other key employees and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary employees, particularly in critical areas of our business, we may not achieve our strategic goals. Current job market dynamics, where the number of workers who quit their job in a single month in 2021 has broken multiple all-time U.S. records—referred to as the “Great Resignation”—increases the challenge of employee retention.

Job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, it may adversely affect our ability to attract and retain highly qualified employees. On the other hand, our employees may receive significant proceeds from sales of our equity which may reduce their motivation to continue to work for us. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity and engagement could suffer, which could adversely affect business, financial conditions and operating results.

Our company culture has contributed to our success and if we cannot maintain and evolve our culture as we grow, our business could be materially adversely affected.

We believe that our company culture has been critical to our success. We face many challenges that may affect our ability to sustain our corporate culture, including:
•failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture, values and mission;
•the growth in size and geographic diversity of our workforce;
•competitive pressures to move in directions that may divert us from our mission, vision and values (including, for example, pressure exerted by large technology companies adopting permanent remote work frameworks);
•the impact on employee morale created by geopolitical and macroeconomic events, public stock market volatility, and general public company criticism;
•the continued challenges of a rapidly evolving industry;
•the increasing need to develop expertise in new areas of business that affect us;
•negative perception of our treatment of employees, pet parents, pet care providers, or our response to employee sentiment related to political or social causes or actions of management; and
•the integration of new personnel and businesses from acquisitions.

If we are not able to maintain and evolve our culture, our business, financial condition and operating results could be materially adversely affected.

Our support function is critical to the success of our platform and any failure, or perceived failure, to provide high-quality service and support could materially adversely affect our ability to retain our existing pet care providers and pet parents and attract new ones.

Meeting the support expectations of our pet care providers and pet parents requires significant time and resources from our support team and significant investment in staffing, technology (including automation and machine learning to improve efficiency), infrastructure, policies and support tools. The failure to develop the appropriate technology, infrastructure, policies and support tools, to hire new operations personnel in a manner that keeps pace with our post-2020 business recovery, or to manage or properly train our support team, could compromise our ability to resolve questions and complaints quickly and effectively. As part of our 2020 workforce reduction, we significantly reduced the number of employees in our support organization and our technology organization, and since the beginning of 2021 it has been necessary to rapidly increase such personnel, which impacts, or could in the future impact, our ability to provide effective support.

Our service is staffed based on complex algorithms that map to our business forecasts. Any volatility or errors in judgment in those forecasts could lead to staffing gaps that could impact the quality of our service. We have in the past experienced and may in the future experience backlog incidents that lead to substantial delays or other issues in responding to requests for customer support, which may reduce our ability to effectively retain pet care providers and pet parents.

The majority of our customer contact volume typically is serviced by a limited number of third-party service providers. We rely on our internal team and these third parties to provide timely and appropriate responses to the inquiries of pet care providers and pet parents that come to us via telephone, email, social media and chat. Reliance on these third parties requires that we provide proper guidance and training for our employees, maintain proper controls and procedures for interacting with our community, and ensure acceptable levels of quality and customer satisfaction are achieved. Failure to appropriately allocate functions to these third-party service providers or to maintain suitable training, controls and procedures could materially adversely impact our business. Further, if the third-party service providers terminate their relationship with us or refuse to renew their agreements with us on commercially reasonable terms, we may need to find alternate third-party service providers and may not be able to secure similar terms or experience or replace such providers or provide proper guidance and training in an acceptable timeframe, which could adversely impact our ability to timely and appropriately support our pet care providers and pet parents.

We provide support and help to mediate disputes between pet care providers and pet parents. We rely on information provided by pet care providers and pet parents and are at times limited in our ability to provide adequate support or help resolve disputes due to our lack of information or control. To the extent that our users are not satisfied with the quality or timeliness of our support or third-party support, we may not be able to retain pet care providers or pet parents and our reputation as well our business, operating results and financial condition could be materially adversely affected.

When a pet care provider or pet parent has a poor experience on our platform, we may issue refunds or coupons for future bookings, or other customer service gestures of monetary value. These refunds and coupons are generally treated as a reduction to revenue, and we may make payouts for property damage and personal and animal injury claims under the Rover Guarantee Program. A robust support effort is costly and we expect such costs to continue to rise in the future as we grow our business and implement new product offerings. We have historically seen a significant number of support inquiries from pet care providers and pet parents. Our efforts to reduce the number of support requests as we scale the business may not be effective and we could incur increased costs without corresponding revenue, which would materially adversely affect our business, operating results and financial condition.

We rely on a third-party background check provider and a third-party identification provider to screen potential pet care providers and if such providers fail to provide accurate information or we do not maintain business relationships with them, our business, financial condition and operating results could be materially adversely affected.

In the United States and Canada, we rely on a single third-party background check provider to provide or confirm the criminal and other records of potential pet care providers to help identify those that are not eligible to use our platform pursuant to our internal standards and applicable law, and in the United Kingdom and Western Europe we rely on a single identity verification provider. Our business may be materially adversely affected to the extent such providers do not meet their contractual obligations, our expectations, or the requirements of applicable laws or regulations. If either of our third-party background check provider or our identity verification provider terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we may need to find an alternate provider and may not be able to secure similar terms or replace such partners in an acceptable timeframe. If we cannot find alternate providers on terms acceptable to us, we may not be able to timely onboard potential pet care providers and as a result, our platform may be less attractive to potential pet care providers and we may have difficulty finding enough pet care providers to meet pet parent demand.

We rely primarily on third-party insurance policies to insure our operations-related risks. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition and operating results.

We procure third-party insurance policies to cover various operations-related risks, including general liability, auto liability, excess and umbrella liability, employment practices liability, workers’ compensation, property, cybersecurity and data breaches, crime and fiduciary liability, and directors’ and officers’ liability. For certain risks, including reclassification of pet care providers under applicable law and certain business interruption losses, such as those resulting from the COVID-19 pandemic or future risks related to our new and evolving services, we may not be able to, or may choose not to, acquire insurance, or such insurance may not cover all claims. In addition, we may have to pay high premiums, self-insured retentions, or deductibles for the coverage we do obtain. Additionally, if any of our insurance providers become insolvent, such provider would be unable to pay any operations-related claims that we make. Further, some of our agreements with vendors require that we procure certain types of insurance and if we are unable to obtain and maintain such insurance, we would be in violation of the terms of these vendor agreements.

Insurance providers have raised premiums and deductibles for many businesses and may do so again in the future. As a result, our insurance and claims expense could increase, or we may decide to raise our deductibles or self-insured retentions when our policies are renewed or replaced. Our business, financial condition and operating results could be materially adversely affected if the cost per claim, premiums, or the number of claims significantly exceeds our historical experience or coverage limits, we experience a claim in excess of our coverage limits, our insurance providers fail to pay on our insurance claims, we experience a claim for which coverage is not provided, or the number of claims under our deductibles or self-insured retentions differs from historical averages.

While the Rover Guarantee Program is a commercial agreement with pet parents and pet care providers for which we are primarily responsible, we rely on our general liability insurance policy to provide coverage to us for claims and losses subject to the Rover Guarantee Program that exceed our self-insured retention. Increased claim frequency and severity and increased fraudulent claims could result in greater payouts, premium increases, or difficulty securing coverage. Further, disputes with pet care providers as to whether the Rover Guarantee Program applies to alleged losses or damages and the increased submission of fraudulent payment requests could require significant time and financial resources.

We may face difficulties as we expand our operations into new local markets in which we have limited or no prior operating experience.

Our capacity for continued growth depends in part on our ability to expand our operations into and compete effectively in new local markets, including in geographies outside of the United States. It may be difficult for us to accurately predict pet parent preferences and purchasing habits in these new local markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate, the pool of pet care providers that are available and our costs associated with insurance, support, fraud and onboarding new pet care providers. Each market also is subject to distinct competitive and operational dynamics. These include our ability to offer more attractive services than alternative options, to provide effective customer support and to efficiently attract and retain pet parents and pet care providers, all of which affect our sales, operating results and key business metrics. We may experience fluctuations in our operating results due to changing dynamics in the local markets where we operate. If we invest substantial time and resources to expand our operations and are unable to manage these risks effectively, our business, financial condition and operating results could be materially adversely affected.

Our headquarters and other essential business operations could face catastrophic events, including those from natural or climate change-related disasters, that may disrupt and harm our operations.

Our headquarters and certain other essential customer support operations are located in Washington state, which is a seismically active region. We also recently added additional customer support operations in Texas, which is a state subject to hurricanes and tropical storms. Certain pet parents, pet care providers, remote employees and third-party customer service support personnel live in areas where the risk of natural or climate-related disaster or other catastrophic losses exists, and the occasional incidence of such an event could cause substantial damage to us, pet parents, pet care providers, employees, third-party customer service support personnel or the surrounding area. The occurrence of a natural or climate-related disaster such as an earthquake, drought, flood, fire (such as the recent wildfires in Washington and in the western United States and Canada), hurricane, heat wave, tropical storm, localized extended outages of critical utilities or transportation systems, or any critical resource shortages could cause a significant interruption in our business, damage or destroy our facilities or those of service providers on which we rely, and cause us to incur significant costs, any of which could harm our business, financial condition and results of operations. The insurance policies we maintain may not cover such losses or may not be adequate to cover losses in any particular case.

Our presence outside the United States and any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.

We have started expanding our presence internationally. We opened our platform in Canada in 2017 and in the United Kingdom and Western Europe in 2018. and we may continue to expand our international operations. We are a growing platform with pet care providers in over 24,000 neighborhoods. Operating outside of the United States may require significant management attention to oversee operations over a broad geographic area with varying cultural norms and customs, in addition to placing strain on our finance, analytics, compliance, legal, engineering and operations teams. We may incur significant operating expenses and may not be successful in our international expansion for a variety of reasons, including:
•recruiting and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;
•an inability to attract pet care providers and pet parents;
•competition from local providers that better understand the local market, may market and operate more effectively and may enjoy greater local affinity or awareness;
•differing demand dynamics, which may make our platform less successful;
•complying with varying laws and regulatory standards, including with respect to labor and employment, data privacy and data protection, tax and local regulatory restrictions;
•obtaining any required government approvals, licenses, or other authorizations;
•varying levels of Internet and mobile technology adoption and infrastructure;
•currency exchange restrictions or costs and exchange rate fluctuations;
•operating in jurisdictions that do not protect intellectual property rights in the same manner or to the same extent as the United States;
•public health concerns or emergencies, such as the COVID-19 pandemic and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred and which may occur, in various parts of the world in which we operate or may operate in the future; and
•limitations on the repatriation and investment of funds as well as foreign currency exchange restrictions.

Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake may not be successful. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, financial condition and operating results could be materially adversely affected.

International expansion also may increase our risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, export controls and trade and economic sanctions.

The failure to successfully execute and integrate acquisitions could materially adversely affect our business, operating results and financial condition.

As part of our business strategy, we will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services and other assets and strategic investments that complement our business.

For example, we recently consummated a small acquisition of an early-stage company that operates a virtual dog training platform and made a small investment in another early-stage company with a complementary service offering. We have previously acquired and continue to evaluate targets that operate in relatively nascent markets and as a result, there is no assurance that such acquired businesses will be successfully integrated into our business or generate substantial revenue. Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and operating results, including:
•intense competition for suitable acquisition targets, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;
•failure or material delay in closing a transaction;
•transaction-related lawsuits or claims;
•difficulties in integrating the technologies, operations, existing contracts and personnel of an acquired company;
•difficulties in retaining key employees or business partners of an acquired company;
•difficulties in retaining merchants, consumers and service providers, as applicable, of an acquired company;
•challenges with integrating the brand identity of an acquired company with our own;
•diversion of financial and management resources from existing operations or alternative acquisition or investment opportunities;
•failure to realize the anticipated benefits or synergies of a transaction;
•failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory and tax compliance practices, litigation, revenue recognition or other accounting practices, or employee or user issues;
•risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;
•risks that regulatory bodies do not approve our acquisitions or business combinations or delay such approvals;
•theft of our trade secrets or confidential information that we share with potential acquisition candidates;
•risk that an acquired company or investment in new services cannibalizes a portion of our existing business; and
•adverse market reaction to an acquisition.

If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services and other assets and strategic investments, or if we fail to successfully integrate such acquisitions or investments, our business, financial condition and operating results could be materially adversely affected.

We may require additional capital to support business growth and this capital might not be available on acceptable terms, or at all.

To support our growing business and to effectively compete, we must have sufficient capital to continue to make significant investments in our platform. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new platform features and services or enhance our existing platform, improve our operating infrastructure, or acquire complementary businesses and technologies. Although we currently anticipate that our existing cash, cash equivalents and marketable securities and cash flow from operations will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months, we may require additional financing over the long-term. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity, equity-linked securities, or convertible debt securities, our existing stockholders could suffer significant dilution and any new securities we issue could have rights, preferences and privileges superior to those of current equity investors. If we raise additional funds through the incurrence of indebtedness, then we may be subject to increased fixed payment obligations and could be subject to restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. Any additional future indebtedness we may incur may result in terms that could be unfavorable to our equity investors.

We evaluate financing opportunities from time to time and our ability to obtain financing will depend, among other things, on our development efforts, business plans and operating performance and the condition of the capital markets at the time we seek financing. Volatility in the equity capital markets or a decline in the market price of our securities also could adversely affect our ability to issue additional equity securities or to obtain additional financing in the future to fund business operations or future growth plans. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired and our business, financial condition and operating results may be materially adversely affected.

Our application for the Paycheck Protection Program Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In April 2020, we entered into a certain Paycheck Protection Program, or PPP, Promissory Note and Agreement with Silicon Valley Bank, pursuant to which we received loan proceeds of $8.1 million, or the PPP Loan. The PPP Loan was subject to the terms and conditions of the PPP, which was established under the CARES Act and is administered by the U.S. Small Business Administration, or the SBA. The PPP loan application required us to certify, among other things, that the “current economic uncertainty” made the PPP Loan request “necessary” to support our ongoing operations. We made this certification in good faith after analyzing, among other things, the maintenance of our workforce, our need for additional funding to continue operations, the severe impact of COVID-19 on our revenue, financial covenants associated with then-existing loans and our ability to access alternative forms of capital in the then-current market environment to offset the effects of the COVID-19 pandemic. Following this analysis, we believe that we satisfied all eligibility criteria for the PPP Loans and that our receipt of the PPP Loans was consistent with the broad objectives of the CARES Act. The certification described above did not contain any objective criteria and is subject to interpretation.

In accordance with the requirements of the PPP, we used the PPP Loan to cover certain qualified expenses, including payroll costs, rent and utility costs. We repaid the principal and accrued interest on the PPP Loan in connection with the closing of the Merger on July 30, 2021.

The lack of clarity regarding loan eligibility under the PPP has resulted in significant media coverage and controversy with respect to companies applying for and receiving loans. If, despite our good-faith belief that given our circumstances we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any applicable laws or regulations that may apply to us in connection with the PPP Loan or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, which could also result in adverse publicity and damage to our reputation. While the U.S. Small Business Administration, or SBA, recently reviewed our PPP Loan and requested documentation without incident, the SBA could still conduct further reviews and request additional documentation. While we believe we can demonstrate that we satisfied all eligibility criteria and used all proceeds for permissible expenses, there is no guarantee that the SBA will agree, and any adverse findings or prolonged audit proceedings could, in addition to fines or penalties, result in the diversion of management’s time and attention and legal and reputational costs. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Financial Reporting and Disclosure

Because we recognize revenue upon the start of a booked service and not at booking, upticks or downturns in bookings are not immediately reflected in our operating results.

We experience a difference in timing between when a booking is made and when we recognize revenue, which occurs when the service is provided. The effect of significant downturns in bookings or increases in cancellations for upcoming booking dates in a particular quarter may not be fully reflected in our operating results until future periods because of this timing in revenue recognition.

We track certain operational metrics with internal systems and tools and do not independently verify such metrics. Certain of our operational metrics are subject to inherent challenges in measurement and any real or perceived inaccuracies in such metrics may adversely affect our business and reputation.

We track certain operational metrics, including our key business metrics such as the number of bookings, GBV, and pet parent cohort behavior, with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate.

While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our platform is used across large populations. For example, the accuracy of our operating metrics could be impacted by fraudulent users of our platform, and further, we believe that there are consumers who have multiple accounts, even though this is prohibited in our Terms of Service and we implement measures to detect and prevent this behavior. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business, if investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, we expect that our business, reputation, financial condition and operating results would be materially adversely affected.

Our management has limited experience in operating a public company.

Our executive officers and directors have limited experience in the management of a publicly traded company. For example, our Chief Financial Officer, Tracy Knox, who is our only executive officer with extensive public company operating experience, announced that she would retire from that position effective September 1, 2022. Our management team may not successfully or effectively manage being a public company, and we are subject to significant regulatory oversight and reporting obligations under federal securities laws. Our executive officers’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth. We have hired, and it is likely we will hire in the future, additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Activist stockholders may attempt to effect changes at our company, acquire control over our company or seek a sale of our company, which could impact the pursuit of business strategies and adversely affect our results of operations and financial condition.

Our stockholders may from time to time engage in proxy solicitations, advance stockholder proposals or otherwise attempt to affect changes or acquire control over our company. Campaigns by stockholders to effect changes at public companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of the entire company. For example, an activist investor acquired a stake in a company that, like us, went public via a merger with a special purpose acquisition company, or SPAC, and recommended that it consider strategic alternatives, including a sale, citing, among other reasons, its recent stock price underperformance and the market’s largely unfavorable view of companies taken public via a SPAC. We could face a similar campaign if the unfavorable view of SPACs continues or if our stock price does not improve. Responding to proxy contests and other actions by activist stockholders can lead to changes in governance and reporting, be extremely costly and time-consuming, divert the attention of our board of directors and senior management from the management of our operations and the pursuit of our business strategies, and impact the manner in which we operate our business in ways in which we cannot currently anticipate. As a result, stockholder campaigns could adversely affect our results of operations and financial condition.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over our financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

We have identified material weaknesses in our internal control over financial reporting as described below. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

•We did not design or maintain an effective control environment due to an insufficient complement of personnel with the appropriate level of knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses.
•We did not design and maintain sufficient formal procedures and controls to achieve complete and accurate financial reporting and disclosures, including controls over the preparation and review of journal entries and account reconciliations. Additionally, we did not design and maintain controls to ensure appropriate segregation of duties.
•We did not design and maintain effective controls related to the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions. Specifically, we did not design and maintain controls to timely identify and account for warrant instruments that are derivative financial instruments.

The material weakness related to accounting for warrant instruments resulted in the restatement of the previously issued financial statements of Caravel related to warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial statement disclosures. The other material weaknesses described above did not result in a material misstatement to the consolidated financial statements; however they did result in adjustments to several accounts and disclosures prior to the original issuance of the financial statements. Additionally, these material weaknesses could result in a misstatement of substantially all of the financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

•We identified an additional material weakness as a result of the material weakness in our control environment in that we did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (1) program change management controls for financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (2) user access controls to ensure appropriate segregation of duties that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel; (3) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored; and (4) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in a material misstatement to the financial statements; however, the deficiencies, when aggregated, could impact our ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, we have determined these deficiencies in the aggregate constitute a material weakness.

We have begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional personnel and implementing additional procedures and controls. See Part I, Item 4 “Controls and Procedures—Remediation Efforts to Address Previously Identified Material Weakness” of this report. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Class A Common Stock is listed, the SEC, or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short-form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies and issue shares to effect a business combination. In either case, there could be a material adverse effect on our business. The existence of material weaknesses in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our Class A Common Stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting.

Our management is not presently required to perform an annual assessment of the effectiveness of our internal control over financial reporting, but will be required to perform this annual assessment for the fiscal year ending December 31, 2022. We will then be required to disclose changes made in our internal control over financial reporting on a quarterly basis. Our independent registered public accounting firm will first be required to audit the effectiveness of our internal control over financial reporting for our Annual Report on Form 10-K for the first year we are no longer an “emerging growth company” or a “smaller reporting company” or eligible for other relief. Failure to comply with the rules and regulations of the SEC could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. Management has begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with the rules and regulations of the SEC in the future, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

We may face litigation and other risks as a result of the material weakness in the internal control over financial reporting of Caravel.

Following the issuance of the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies,” after consultation with Caravel’s independent registered public accounting firm, Caravel’s management and audit committee concluded that it was appropriate to restate its previously issued audited financial statements as of December 31, 2020. As part of the restatement, Caravel identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we may face potential litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in Caravel’s and Legacy Rover’s internal control over financial reporting and the preparation of Caravel’s and Legacy Rover’s financial statements. We can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Ownership of Class A Common Stock

The market price of our Class A Common Stock has been, and may continue to be, volatile and may decline.

The trading price of our Class A Common Stock has been and may continue to be volatile and subject to wide fluctuations in response to the risk factors described in this report and other factors beyond our control as listed below. Any of such factors could have a material adverse effect on an investment in our Class A Common Stock, and our Class A Common Stock may trade at prices significantly below the price an investor paid for them. In such circumstances, the trading price of our Class A Common Stock may not recover and may experience a further decline. For example, between August 2, 2021 and August 9, 2022, our Class A Common Stock’s trading price on Nasdaq has ranged from a low of $3.61 to a high of $15.59. Some companies that have experienced volatility in the trading price of their stock have been the subject of securities litigation.

Factors affecting the trading price of our Class A Common Stock may include:
•the impact of the COVID-19 pandemic on our business;
•general macroeconomic conditions, including sustained levels of increased inflation, rising interest rates, lower consumer confidence, volatile equity capital markets, changes in monetary and fiscal policy and economic uncertainty and downturns, and geopolitical events such as Russia’s invasion of Ukraine and its impact on fuel and commodity costs and travel demand;
•actual or anticipated changes or fluctuations in our operating results or financial guidance, changes in the market’s expectations about our operating results, or failure to meet the expectation of securities analysts or investors in a particular period;
•any unfavorable view by the market of companies taken public via a SPAC;
•announcements by us or our competitors of new technology, features or services;

•our competitors’ performance;
•developments or disputes concerning our intellectual property or other proprietary rights;
•actual or perceived data security breaches or other data security incidents;
•announced or completed acquisitions of businesses by us or our competitors;
•actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•any actual or anticipated changes in the financial projections we may provide to the public or our failure to meet those projections;
•any major change in our Board or management;
•changes in laws and regulations affecting our business, actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally and any related market speculation;
•litigation involving us, our industry or both;
•governmental or regulatory actions or audits;
•regulatory or legal developments in the United States and other countries;
•stockholder activism;
•announcement or expectation of additional financing efforts;
•changes in accounting standards, policies, guidelines, interpretations or principles;
•our ability to meet compliance requirements;
•the public’s reaction to our press releases, other public announcements and filings with the SEC;
•operating and share price performance of other companies that investors deem comparable to us;
•price and volume fluctuations in the overall stock market from time to time;
•changes in operating performance and stock market trading volumes and trading prices of other technology or growth companies generally, or those in the pet care industry in particular;
•failure of securities analysts to maintain coverage of us, or changes in financial estimates and recommendations by securities analysts concerning us or the pet care industry in general;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of Class A Common Stock available for public sale or being sold, including shares sold pursuant to our “sell-to-cover” program to satisfy tax withholding obligations for grants of restricted stock units, or RSUs, shares sold to satisfy tax withholding obligations and the aggregate exercise price for the exercise of stock options, and shares sold pursuant to Rule 10b5-1 plans adopted by our executive officers and employees;
•sales or other distributions of shares of Class A Common Stock by us or our stockholders;
•expiration of market stand-off or lock-up agreements;
•sales or other distributions of substantial amounts of shares of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales or other distributions could occur; and
•other factors identified throughout these “Risk Factors.”

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock markets in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of our securities may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. Volatility in the equity capital markets or a decline in the market price of our securities also could adversely affect our ability to issue additional equity securities, our ability to obtain additional financing in the future to fund business operations or future growth plans, and the retentive power of our equity compensation plans, which we rely upon in part to retain key executives and employees.

Further and sustained declines in the market price of our Class A Common Stock could result in notice that we are not in compliance with the per share minimum price requirements for continued listing on Nasdaq. If this occurred and we were unable to cure this violation, we could be delisted, which would have a further material adverse effect on market prices of our Class A Common Stock and stockholder liquidity.

Insiders currently have and may continue to possess substantial influence over us, which could limit your ability to affect the outcome of key transactions, including a change of control.

As of August 4, 2022, our executive officers, directors and their affiliates as a group beneficially owned approximately 36.9% of the Class A Common Stock representing approximately 34.4% of the vote (the calculation of such amounts excludes the last tranche of 2,192,687 shares of Class A Common Stock that may be issued to former Legacy Rover stockholders upon the Class A Common Stock achieving certain share price milestones pursuant to our Business Combination Agreement with Caravel, or Earnout Shares, unvested RSUs, and options to purchase Class A Common Stock that remain issued and outstanding in addition to equity awards that may be issued under our employee benefit plans, including the 2021 Equity Incentive Plan, or the 2021 Plan, and the 2021 Employee Stock Purchase Plan, or the 2021 ESPP).

As a result, these stockholders, if they act together, may be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of our organizational documents, and approval of significant corporate transactions. They may also have interests that differ from other stockholders and may vote in a way with which other stockholders disagree and which may be adverse to their interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of the Company and might affect the market price of our Class A Common Stock.

In addition, Nebula Caravel Holdings, LLC holds the right to designate a director to our Board. This control could have the effect of delaying or preventing a change of control of the Company or changes in our management and could make the approval of certain transactions difficult or impossible without the support of insider stockholders and their votes.

Because there are no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, investors may not receive any return on investment unless they sell their Class A Common Stock at a price greater than what they paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of our Class A Common Stock will be at the sole discretion of our board of directors, or the Board. The Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends to our stockholders or by our subsidiaries to us and such other factors as the Board may deem relevant. As a result, investors may not receive any return on an investment in our Class A Common Stock unless they sell their Class A Common Stock for a price greater than that which they paid for it.

Our stockholders will experience dilution in the future.

The percentage of shares of our Class A Common Stock owned by current stockholders will be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards granted to our directors, officers and employees or meeting the conditions under the last tranche of Earnout Shares. These issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of our Class A Common Stock. For example, because the volume weighted average price of our Class A Common Stock over the 20 trading days preceding and inclusive of September 29, 2021 exceeded $12.00 and $14.00, the first two tranches of Earnout Shares were triggered, and we issued an aggregate of 17,540,964 Earnout Shares to eligible former Legacy Rover stockholders in October 2021. Further, in connection with the redemption of all of our outstanding Warrants, we issued 2,046,220 shares of Class A

Common Stock in January 2022 related to the cashless exercise of certain of those warrants during December 2021 and January 2022.

In addition, we have implemented “sell-to-cover” to satisfy tax withholding obligations for grants of RSUs and to satisfy tax withholding obligations and the aggregate exercise price for the exercise of stock options. Under “sell-to-cover,” shares with a market value equivalent to (1) the tax withholding obligation will be sold on behalf of the holder of the RSUs upon vesting and settlement to cover the tax withholding liability and (2) the tax withholding obligation and aggregate exercise price will be sold on behalf of the individual exercising vested options to cover the tax withholding liability and aggregate exercise price, and the cash proceeds related to tax withholding obligations from these sales will be remitted by us to the taxing authorities. These sales will not result in the expenditure of additional cash by us to satisfy the tax withholding obligations for RSUs or options, but will cause dilution to our stockholders and, to the extent a large number of shares are sold in connection with any vesting or exercise event, such sales volume may cause our stock price to fluctuate.

Delaware or Washington law and provisions in our certificate of incorporation and bylaws might delay, discourage or prevent a change in control of the Company or changes in our management, thereby depressing the market price of our Class A Common Stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law, or DGCL, may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws contain provisions that may make an acquisition of the Company more difficult or delay or prevent changes in control of our management. Among other things, these provisions:
•authorize the Board to issues shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;
•permit only the Board to establish the number of directors and fill vacancies on the Board;
•establish that our Board is divided into three classes, with each class serving staggered three-year terms;
•provide that our directors may be removed only for cause;
•permit stockholders to take actions only at a duly called annual or special meeting and not by written consent;
•require that stockholders give advance notice to nominate directors or submit proposals for consideration at stockholder meetings;
•prohibit stockholders from calling a special meeting of stockholders; and
•require a super-majority vote of stockholders to amend some of the provisions described above.

In addition, because our principal executive offices are located in Washington, the anti-takeover provisions of the Washington Business Corporation Act may apply to us under certain circumstances now or in the future. These provisions prohibit a “target corporation” from engaging in any of a broad range of business combinations with any stockholder constituting an “acquiring person” for a period of five years following the date on which the stockholder became an “acquiring person.”

These provisions, alone or together, could delay, discourage or prevent a transaction involving a change in control of the Company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Class A Common Stock and could also affect the price that some investors are willing to pay for our Class A Common Stock.

Our bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders and also provide that the federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which limits our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders or employees.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders; (3) any action arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision does not apply to any action brought to enforce a duty or liability created by the Exchange Act or its rules and regulations.

Section 22 of the Securities Act of 1933, as amended, or the Securities Act, establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities is deemed to have notice of and consented to the foregoing bylaw provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of such stockholder’s choosing for disputes with us or our current or former directors, officers, stockholders or other employees, which may discourage such lawsuits against us and our current and former directors, officers, stockholders and other employees. In addition, a stockholder that is unable to bring a claim in the judicial forum of such stockholder’s choosing may be required to incur additional costs in the pursuit of actions which are subject to the exclusive forum provisions described above. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings and it is possible that a court of law could rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find either exclusive forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such action in other jurisdictions, all of which could harm our results of operations.

General Risk Factors

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of our Class A Common Stock.

As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our management, including our principal executive and financial officers.

We must continue to improve our internal control over financial reporting. We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting for the year ending December 31, 2022, and once we cease to be an emerging growth company or eligible for other relief, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our Class A Common Stock. In addition, we could be subject to sanctions or investigations by Nasdaq, the SEC and other regulatory authorities.

The value of our marketable securities could decline, which could adversely affect our results of operations and financial condition.

Our marketable securities portfolio includes various holdings, types, and maturities. Market values of these investments can be adversely impacted by various factors, including liquidity in the underlying security, credit deterioration, the financial condition of the credit issuer, foreign exchange rates, and changes in interest rates. Our marketable securities, which we consider highly-liquid investments, are classified as available-for-sale and are recorded on our consolidated balance sheets at their estimated fair value. Unrealized gains and losses on available-for-sale debt securities are reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity (deficit). Realized gains and losses and other than-temporary impairments are reported within other income (expense), net in the consolidated statements of operations. If the fair value of our marketable equity securities declines, our earnings will be reduced or losses will be increased. Furthermore, our interest income from cash, cash equivalents, and our marketable securities are impacted by changes in interest rates, and a decline in interest rates would adversely impact our interest income.

Certain estimates and information contained in this report and other filings with the SEC are based on information from third-party sources and we do not independently verify the accuracy or completeness of the data contained in such sources or the methodologies for collecting such data and any real or perceived inaccuracies in such estimates and information may harm our reputation and adversely affect our business.

Certain estimates and information contained in this report and other filings with the SEC, including general expectations concerning our industry and the market in which we operate, category share, market opportunity and market size, are based to some extent on information provided by third-party providers. This information involves a number of assumptions and limitations and although we believe the information from such third-party sources is reliable, we have not independently verified the accuracy or completeness of the data contained in such third-party sources or the methodologies for collecting such data. If there are any limitations or errors with respect to such data or methodologies, or if investors do not perceive such data or methodologies to be accurate, or if we discover material inaccuracies with respect to such data or methodologies, our reputation, financial condition and operating results could be materially adversely affected.

We are incurring significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that Legacy Rover did not incur as a private company, and these expenses may increase even more after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, and the rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated thereunder, the Public Company Accounting Oversight Board, and the Nasdaq listing standards impose additional reporting and other obligations on public companies. Compliance with these requirements will increase costs, make certain activities more time-consuming, and require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives.

A number of those requirements now obligate us to carry out activities that had not been previously required of Legacy Rover. For example, we are obligated to create new board committees, obtain new insurance policies and adopt new internal controls and disclosure controls and procedures. In addition, we have incurred new expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with these new requirements are identified (for example, if our management or independent registered public accounting firm identifies additional material weaknesses in the internal control over financial reporting), we could incur additional costs rectifying those issues, the existence of those issues could adversely affect our reputation or investor perceptions of us, and it may be more expensive to obtain director and officer liability insurance.

Risks associated with our status as a public company may make it more difficult for us to attract and retain qualified persons to serve on our Board or as executive officers. Our new status as a public company has made it more difficult and more expensive to obtain director and officer liability insurance, and we have incurred considerable costs to maintain the level of coverage that we believe is appropriate for a public company. In addition, such insurance provides for a substantial retention of liability, is subject to limitations and may not cover a significant portion, or any, of the expenses we may now incur or be subject to in connection with any stockholder class action or other litigation to which we are named as a party.

As a result of filings required of a public company, our business and financial condition has become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in our favor, these claims and the time and resources necessary to resolve them could divert the resources of our management and adversely affect our business and results of operations.

We are an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A Common Stock less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:
•not being required to have an independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
•reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and
•exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, stockholders may not have access to certain information that they may deem important. Our status as an emerging growth company will end as soon as any of the following takes place:
•the last day of the fiscal year in which we have at least $1.07 billion in annual revenue;
•the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;
•the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
•the last day of the fiscal year ending after the fifth anniversary of the Caravel IPO, which is December 31, 2025.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of this extended transition period and as a result, our financial statements may not be comparable with similarly situated public companies.

We cannot predict if investors will find our Class A Common Stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our Class A Common Stock less attractive because we rely on any of these exemptions, there may be a less active trading market for the Class A Common Stock and the market price of the Class A Common Stock may be more volatile and may decline.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our industry, or if they adversely change their recommendations regarding our Class A Common Stock, the trading price and/or the trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock is influenced in part by the research and reports that securities or industry analysts publish about us, our business, our market and our competitors. Overly enthusiastic opinions or estimates regarding our business or future stock price can result in volatility if performance does not meet such estimates. In addition, if one or more securities analysts initiate research with an unfavorable rating or downgrade our Class A Common Stock, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, our Class A Common Stock price will likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for our securities could decrease, which in turn could cause the price and trading volume of our Class A Common Stock to decline.

Future sales of Class A Common Stock in the public market could cause our share price to decline significantly, even if our business is doing well.

The market price of our Class A Common Stock could decline as a result of sales of a large number of shares of Class A Common Stock in the market or the perception that these sales could occur. There are a total of 182,781,527 shares of Class A Common Stock outstanding as of August 4, 2022 (excluding the last tranche of 2,192,687 Earnout Shares that may be issued, unvested RSUs and options to purchase Class A Common Stock outstanding under our employee benefit plans, and any equity awards that may be issued under the 2021 ESPP and the 2021 Plan).

Certain holders of shares of our Class A Common Stock have rights, subject to some conditions, to require us to file registration statements for the public resale of their Class A Common Stock or to include such shares in registration statements that we may file for us or other stockholders. We have filed a registration statement on Form S-1 to register the resale of shares of our Class A Common Stock by certain of these holders. Any registration statement we file to register additional shares, whether as a result of registration rights or otherwise, could cause the market price of our Class A Common Stock to decline or be volatile. These holders and our affiliates may also use Rule 144 to sell their shares of our Class A Common Stock.

We filed a registration statement on Form S-8 under the Securities Act to register shares of Class A Common Stock reserved for future issuance under our equity compensation plans. The Form S-8 registration statement became effective automatically upon filing, and shares covered by the registration statement became eligible for sale in the public market, subject to Rule 144 limitations applicable to affiliates. Subject to the satisfaction of applicable vesting restrictions, the shares issuable upon exercise of outstanding stock options, vesting of RSUs and other awards will be available for immediate resale in the public market. Sales of Class A Common Stock pursuant to the exercise of registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our Class A Common Stock to fall and make it more difficult for investors to sell shares of our Class A Common Stock at a time and price that they deem appropriate.

Sales, short sales, or hedging transactions involving our equity securities could adversely affect the price of our Class A Common Stock.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.
Item 3. Defaults Upon Senior Securities.
None.
Item 4. Mine Safety Disclosures.
Not applicable.
Item 5. Other Information.
None.

Item 6. Exhibits.

Exhibit	Description

2.1†
Business Combination Agreement and Plan of Merger, dated as of February 10, 2021, by and among Nebula Caravel Acquisition Corp., Fetch Merger Sub, Inc., A Place for Rover, Inc., and Shareholder Representative Services, LLC, as the Securityholder Representative (incorporated by reference to Annex A of Rover Group, Inc.'s 424(b)(3) prospectus/proxy statement filed on July 9, 2021 (File No. 333-253110)).

3.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Rover Group, Inc.’s Current Report on Form 8-K filed on August 5, 2021 (File No. 001-39774)).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Rover Group, Inc.’s Quarterly Report on Form 10-Q filed on November 10, 2021 (File No. 001-39774)).
4.1	Specimen Class A Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to Rover Group, Inc.’s Current Report on Form 8-K filed on August 5, 2021 (File No. 001-39774)).
4.2
Warrant Agreement, dated as of December 8, 2020, by and between Caravel and American Stock Transfer and Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to Rover Group, Inc.’s Current Report on Form 8-K filed on December 11, 2020 (File No. 001.39774)).

4.3
First Amendment to Warrant Agreement, dated December 10, 2021, by and between Rover Group, Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 10.1 to Rover Group, Inc.’s Current Report on Form 8-K filed on December 13, 2021 (File No. 001-39774)).

10.1 * #	Rover Group, Inc. Outside Director Compensation Policy (as amended).
10.2
Employment Letter Agreement, dated August 3, 2022, between Rover Group, Inc., A Place for Rover, Inc. and Charlie Wickers (incorporated by reference to Exhibit 10.1 to Rover Group, Inc.’s Current Report on Form 8-K filed on August 8, 2022 (File No. 001-39774)).

31.1*	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a), as adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1* **	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2* **	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File––the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

*	Filed herewith.
**
These certifications are not deemed filed by the SEC and are not to be incorporated by reference in any filing we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, irrespective of any general incorporation language in any filings.

†	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#	Indicates management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rover Group, Inc.

Date: August 12, 2022	By:	/s/ Tracy Knox

		Name:	Tracy Knox
		Title:	Chief Financial Officer
(Duly Authorized Officer)

Exhibit 10.1
ROVER GROUP, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved July 30, 2021 (the “Effective Date”)
As Amended August 3, 2022
Rover Group, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time (or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted) (such applicable plan, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.
For purposes of this Policy, “Excluded Directors” means any Outside Director who is a current employee, general partner, or other representative of an Institutional Investor; provided that if an entity ceases to be an Institutional Investor by ceasing to hold at least 2% of the outstanding shares of capital stock of the Company calculated on a fully diluted basis, each Outside Director who would otherwise be an Excluded Director if such entity remained an Institutional Investor may (i) offer to resign, in which case, if the Board rejects such resignation, such Outside Director will no longer constitute an Excluded Director from the date of such rejection, or (ii) not offer to resign, in which case such Outside Director will only cease to constitute an Excluded Director if and when such Outside Director is re-elected as a Director by the Company’s stockholders.
For purposes of this Policy, “Institutional Investor” means any entity that is an institutional investor that holds at least 2% of the outstanding shares of capital stock of the Company calculated on a fully diluted basis.
For the avoidance of doubt, Excluded Directors are not eligible to receive cash retainers or fees, Initial Awards or Annual Awards under this Policy.
Subject to Section 8 of this Policy, this Policy will be effective as of the Effective Date.
1.Cash Compensation
a.Annual Cash Retainers for Service as Outside Director. Each Outside Director, other than the Excluded Directors, will be paid a cash retainer of $35,000 per year. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

b.Additional Annual Cash Retainers for Service as Non-Executive Chair, Lead Independent Director, Committee Chair and Committee Member
i.As of the Effective Date, each Outside Director, other than the Excluded Directors, who serves as the Non-Executive Chair, Lead Independent Director, or chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Non-Executive Chair:	$20,000
Lead Independent Director:	$15,000
Audit Committee Chair:	$20,000
Member of Audit Committee:	$10,000
Compensation Committee Chair:	$12,000
Member of Compensation Committee:	$6,000
Nominating and Governance Committee Chair:	$8,000
Member of Nominating and Governance Committee:	$4,000
For clarity, each Outside Director, other than the Excluded Directors, who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided that the Outside Director who serves as the Non-Executive Chair or Lead Independent Director will receive the annual fee as an Outside Director and the additional annual fee as the Non-Executive Chair or Lead Independent Director, as applicable.
c.Payments. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director, other than the Excluded Directors, who has served in the relevant capacity at any point during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of such immediately preceding Fiscal Quarter. For purposes of clarity, an Outside Director who has served as an Outside Director, including as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For purposes of clarity, an Outside Director who has served as an Outside Director, including as a member of an applicable committee (or chair thereof), as applicable, from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
2.Equity Compensation
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except as provided in Sections 2(d)(iii) and 8 below.
b.Initial Awards. Each individual who first becomes an Outside Director following the Effective Date, other than the Excluded Directors, will be granted an award of Restricted Stock Units (an “Initial Award”) covering a number of Shares having a Value (as defined below) of $300,000, with any resulting fraction rounded down to the nearest whole Share. The Initial Award will be granted automatically on the first Trading Day on or after the date on which such individual first becomes an Outside Director (the first date as an Outside Director, the “Initial Start Date”), whether through election by the Company’s stockholders or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. If an individual was an Outside Director and an Excluded Director, ceasing to be an Excluded Director will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as follows: One third (1/3rd) of the Shares subject to the Initial Award will be scheduled to vest each year following the Initial Start Date on the same day of the month as the Initial Start Date (or, if there is no corresponding day in a particular month, then the last day of that month), in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.
c.Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Outside Director, other than the Excluded Directors, automatically will be granted an award of Restricted Stock Units (an “Annual Award”) covering a number of Shares having a Value of $150,000; provided that the first Annual Award granted to an individual who first becomes an Outside Director following the Effective Date will have a Value equal to the product of (A) $150,000 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed days between the applicable Initial Start Date and the date of the first Annual Meeting to occur after such individual first becomes an Outside Director, and (ii) the denominator of which is 365; and provided further that any resulting fraction shall be rounded down to the nearest whole Share. Each Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next Annual Meeting following the grant date, in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.
d.Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows:
i.Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Compensation Committee, as applicable, for use thereunder.

ii.For purposes of this Policy, “Value” with respect to an Award means the trailing volume weighted average price of the Company’s Class A Common Stock over the 90 consecutive calendar days ending on the calendar day prior to the grant date of such Award, or such other methodology the Board or any committee of the Board designed by the Board with appropriate authority (the “Designated Committee”), as applicable, may determine prior to the grant of the applicable Award becoming effective.
iii.Revisions. The Board or the Designated Committee, as applicable and in its discretion, may change and otherwise revise the terms of Initial Awards and Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto and type of Award.
3.Other Compensation and Benefits
Outside Directors also may be eligible to receive other compensation and benefits, as may be determined by the Board or its Designated Committee, as applicable, from time to time.
4.Change in Control
In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to a Change in Control, including any Initial Awards and Annual Awards, provided that the Outside Director continues to be an Outside Director through the date of the Change in Control.
5.Annual Compensation Limit
No Outside Director may be granted Awards with Values, and be provided cash retainers or fees, with amounts that, in any Fiscal Year, in the aggregate, exceed $750,000, provided that, in the Fiscal Year containing an Outside Director’s Initial Start Date, such limit will be increased to $1,000,000. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Effective Date, will be excluded for purposes of the foregoing limit.
6.Travel Expenses
Each Outside Director’s reasonable, customary, and properly documented, out-of-pocket travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
7.Code Section 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Code Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt or excepted from or otherwise comply with the requirements of Code Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company Group have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless an Outside Director or any other person for any taxes imposed, or other costs incurred, as a result of Code Section 409A.
8.Revisions
The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Designated Committee’s ability to exercise the powers granted to it with respect to Awards granted pursuant to this Policy prior to the date of such termination, including without limitation such applicable powers set forth in the Plan.

Exhibit 31.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO
RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,
AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Aaron Easterly, certify that:

1.I have reviewed this Quarterly Report on Form 10-Q of Rover Group, Inc.;

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c.Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 12, 2022	By:	/s/ Aaron Easterly
Aaron Easterly
Chief Executive Officer

Exhibit 31.2
CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO
RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,
AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Tracy Knox, certify that:

1.I have reviewed this Quarterly Report on Form 10-Q of Rover Group, Inc.;

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 12, 2022	By:	/s/ Tracy Knox
Tracy Knox
Chief Financial Officer